Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

by and among

UNITED TECHNOLOGIES CORPORATION,

THE SELLERS LISTED ON SCHEDULE I

and

SILVER II ACQUISITION S.À R.L.

Dated as of July 25, 2012

-i-

3.16	Intellectual Property	36
3.17	Intercompany Arrangements	37
3.18	Brokers	37
3.19	Sufficiency of Assets	37
3.20	No Other Representations or Warranties	37
3.21	Absence of Certain Business Practices	37
3.22	Military and Defense Products and Services	38

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1	Organization and Qualification; Subsidiaries	38
4.2	Authority Relative to this Agreement	38
4.3	Consents and Approvals; No Violations	39
4.4	Financing	39
4.5	Solvency	40
4.6	Litigation	41
4.7	Broker’s Fees	41
4.8	Acquisition of Shares for Investment	41
4.9	Inspections; Limitation of Parent’s Warranties	42

ARTICLE V

ADDITIONAL AGREEMENTS

5.1	Access to Books and Records	42
5.2	Confidentiality	43
5.3	Efforts	44
5.4	Conduct of Business	47
5.5	Consents	50
5.6	Public Announcements	50
5.7	Dividends; Redemptions; Intercompany Loans	50
5.8	Termination of Intercompany Arrangements	52
5.9	Guarantees; Commitments	52
5.10	Insurance	54
5.11	Litigation Support	55
5.12	Ancillary Agreements	56
5.13	Payments	56
5.14	Termination of Rights to the UTC Marks	56
5.15	Non-Solicitation; Non-Competition	56
5.16	ITAR Matters	58
5.17	Pre-Closing Restructuring	59
5.18	Dijon Facility Permits	59
5.19	Financing	60
5.20	Confidentiality	64

-ii-

5.21	China JV Matters	65

ARTICLE VI

EMPLOYEE MATTERS COVENANTS

6.1	Treatment of Business Employees	66
6.2	Health Coverages	66
6.3	Severance	67
6.4	WARN and Corresponding State Laws	67
6.5	Accrued Vacation, Sick Leave and Personal Time	67
6.6	Disability Benefits	68
6.7	Seller Benefit Plans	68
6.8	401(k) Plan	69
6.9	Flexible Spending Accounts	69
6.10	Post-Retirement Welfare Benefits	70
6.11	Collective Bargaining Agreements with Respect to International Business Employees	70
6.12	Information Sharing; W-2 Matters	70
6.13	Transferred Company Benefit Plans	70
6.14	Treatment of International Business Employees	70
6.15	Retention Letters	71
6.16	UK DB Plan	71
6.17	No Plan Amendment/Third Party Beneficiary	72

ARTICLE VII

TAX MATTERS

7.1	Tax Indemnification by the Sellers	72
7.2	Tax Indemnification by Purchaser	73
7.3	Straddle Periods	73
7.4	Tax Returns	73
7.5	Certain Tax Benefits, Refunds, Credits and Carrybacks	75
7.6	Tax Contests	76
7.7	Cooperation and Exchange of Information	77
7.8	Tax Sharing Agreements	78
7.9	Tax Treatment of Payments	78
7.10	Section 338 Elections	78
7.11	Transfer Taxes	78
7.12	Timing of Payments	79
7.13	Tax Matters Coordination	79
7.14	Covenant With Respect to Specific Chinese Entities	79

-iii-

ARTICLE VIII

CONDITIONS TO OBLIGATIONS TO CLOSE

8.1	Conditions to Obligation of Each Party to Close	80
8.2	Conditions to Purchaser’s Obligation to Close	80
8.3	Conditions to Parent’s and the Sellers’ Obligation to Close	81

ARTICLE IX

TERMINATION

9.1	Termination	81
9.2	Notice of Termination	83
9.3	Effect of Termination	83
9.4	Reverse Termination Fee	84
9.5	Termination Fee	85
9.6	Extension; Waiver	86

ARTICLE X

INDEMNIFICATION

10.1	Survival of Representations, Warranties, Covenants and Agreements	86
10.2	Indemnification by the Sellers	87
10.3	Indemnification by Purchaser	88
10.4	Indemnification Procedures	89
10.5	Exclusive Remedy and Release	90
10.6	Additional Indemnification Provisions	90
10.7	Limitation of Liability	91
10.8	Mitigation	91

ARTICLE XI

GENERAL PROVISIONS

11.1	Interpretation; Absence of Presumption	91
11.2	Headings; Definitions	92
11.3	Governing Law; Jurisdiction and Forum; Waiver of Jury Trial	92
11.4	Entire Agreement	93
11.5	No Third Party Beneficiaries	93
11.6	Expenses	94
11.7	Notices	94
11.8	Successors and Assigns	95
11.9	Amendments and Waivers	95
11.10	Severability	96
11.11	Specific Performance	96

-iv-

11.12	No Admission	97
11.13	Counterparts	97

Exhibits
Exhibit A: Offer Letter
Exhibit B: Form of Transition Services Agreement
Exhibit C: Form of Foreign Acquisition Agreement
Exhibit D: Term Sheet – ACE License Agreement
Exhibit E: [Intentionally Omitted]
Exhibit F: Term Sheet – Dijon Business Transfer Agreement
Exhibit G: Term Sheet – Dijon Environmental Responsibility Agreement
Exhibit H: Form of Dijon Lease Agreement

Schedules
Schedule I: The Sellers
Schedule II: Transferred Companies
Schedule III: Working Capital Principles
Schedule IV: Purchase Price Allocation
Schedule V: Operating Cash

Seller Disclosure Schedule
Purchaser Disclosure Schedule

-v-

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of July 25, 2012, is by and among United Technologies Corporation, a Delaware corporation (“Parent”), and the Sellers listed on Schedule I hereto (each entity listed on Schedule I, a “Seller,” and collectively, the “Sellers”) and Silver II Acquisition S.à r.l., a private limited liability company organized under the Laws of Luxembourg (“Purchaser”).

RECITALS

WHEREAS, the Sellers hold the capital stock and other equity interests of the entities listed on Schedule II hereto (each of the companies listed on Schedule II being referred to herein as a “Transferred Company,” and together, as the “Transferred Companies”);

WHEREAS, the Sellers desire to sell and transfer, and Purchaser desires to purchase, all of the capital stock and other equity interests of the Transferred Companies (the “Shares”) for the consideration set forth in Section 2.2, subject to the terms and conditions of this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.1 Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any claim, action, suit, arbitration, litigation or proceeding.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person; provided that, from and after the Closing, (i) none of the Transferred Companies or their respective Subsidiaries shall be considered an Affiliate of Parent or the Sellers or any of Parent’s or the Sellers’ Affiliates and (ii) none of Parent or the Sellers or any of Parent’s or the Sellers’ Affiliates shall be considered an Affiliate of any Transferred Company or its Subsidiaries.

“ACE License Agreement” shall mean the license agreement between Parent and Purchaser, dated as of the Closing Date, providing the Transferred Companies and their respective Subsidiaries with the right to use the Licensed ACE Material and the Implementations (as such terms are defined in Exhibit D) substantially on the terms and conditions set forth on Exhibit D.

“Ancillary Agreements” shall mean the Transition Services Agreement, the Foreign Acquisition Agreements, the Dijon Agreements and the ACE License Agreement.

“Benefit Plan” shall mean any Transferred Company Benefit Plan or Seller Benefit Plan.

“Building Materials” means any materials (including Regulated Substances, mold asbestos, asbestos containing materials, PCBs and lead) that exist in a building or on its surfaces, including but not limited to, its improvements, appurtenances, coatings, decorations, fixtures and equipment.

“Business” shall mean the business, as conducted by the Transferred Companies and their respective Affiliates, as reflected in, and described in the footnotes to, the Financial Statements, of the design, manufacture and sale of, and the provision of aftermarket support for, (1) (i) centrifugal process pumps, magnetically driven centrifugal sealless pumps, high speed centrifugal gas compressors and (ii) metering pumps, direct proportional pumps, power pumps, high pressure pumps, valves and boosters, diaphragm gas compressors, mixers and gas odorization equipment, condensate pumps and ice machine pumps; (2) stationary and portable air compressors, including (i) (A) rotary screw stationary and portable air compressors and oil-free rotary screw compressors, (B) rotary screw blowers, and (C) rotary screw vacuum pumps, and in each case of (A), (B) and (C), the associated equipment (including downstream dryers and filters, air auditing equipment, flow controllers, oil separation equipment and water separation equipment), (ii) pneumatic constructions tools, and (iii) centrifugal air compressors; and (3) the other products designed, manufactured or sold by the Transferred Companies and their respective Subsidiaries. For the avoidance of doubt, the “Business” does not include the design, manufacture or sale of, or the provision of aftermarket support for, electric starters, generators and motors (collectively, the “eMe Business”).

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Business Employee” shall mean all employees of the Transferred Companies or their respective Subsidiaries (including any employees on short-term or long-term disability or other leaves of absence) and all employees whose employment is to be transferred to one of the Transferred Companies or one of their respective Subsidiaries pursuant to Section 6.1(a).

“Carrier Contract” shall mean the supply agreement (if any) to be entered into prior to the Closing between Sullair Corporation and Carrier Corporation in form and substance reasonably acceptable to Purchaser.

“Cash” shall mean, as of any date, all cash, cash equivalents and marketable securities held by the Transferred Companies and their respective Subsidiaries determined in accordance with GAAP, as may be modified by the Working Capital Principles (with respect to checks and deposits), as of such date. For the avoidance of doubt, “Cash” shall include all Operating Cash.

“COBRA” shall mean continued health coverage pursuant to Section 4980B of the Code or Part 6 of Title I of ERISA.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean, collectively, the confidentiality agreement, dated as of March 6, 2012, by and between Parent and Carlyle Investment Management L.L.C. and the confidentiality agreement, dated as of March 13, 2012, by and between Parent and BC Partners Inc.

“Contract” shall mean any lease, contract, license, arrangement, option, understanding, instrument or other agreement, other than a Permit or Export Control Authorization.

“control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“Dijon Agreements” shall mean the Dijon Business Transfer Agreement, the Dijon Lease Agreement and the Dijon Environmental Responsibility Agreement.

“Dijon Business Transfer Agreement” shall mean the Business Transfer Agreement to be entered into prior to the Closing between Sundstrand International, S.A. and HS Aerospace Dijon SAS on the terms set forth on Exhibit F hereto and otherwise in form and substance reasonably acceptable to Parent and Purchaser.

“Dijon Environmental Responsibility Agreement” shall mean the Environmental Responsibility Agreement to be entered into prior to the Closing between Sundstrand International, S.A. and HS Aerospace Dijon SAS on the terms set forth on Exhibit G hereto and otherwise in form and substance reasonably acceptable to Parent and Purchaser.

“Dijon Lease Agreement” shall mean the lease agreement to be entered into prior to the Closing between Sundstrand International, S.A. and HS Aerospace Dijon SAS (in the presence of Sundstrand International Corporation, S.A.) on the terms set forth on Exhibit H hereto and otherwise in form and substance reasonably acceptable to Parent and Purchaser.

“Environment” shall mean soil, land, surface or subsurface strata, surface waters, groundwaters, sediments, and ambient air.

“Environmental Condition” shall mean the Release of a Regulated Substance into the Environment on, in, under or within any property, but does not include the presence of a Regulated Substance in locations and at concentrations that are naturally occurring.

“Environmental Laws” shall mean any Law relating to the pollution or protection of the Environment, public health and safety, and natural resources, including the use, handling, transportation, treatment, storage, disposal, or Release of, or exposure to, Regulated Substances.

“Environmental Liabilities” means any Losses or Liabilities arising under any Environmental Law or related to or arising out of any Environmental Condition, including those consisting of or relating to any: (i) duty imposed by, breach of or noncompliance with any Environmental Law; (ii) Remedial Action required by Law; (iii) bodily injury (including illness, disability and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real or personal property), or other Losses of any other Person (including any employee or former employee of such Person) arising from any Environmental Condition; or (iv) any injury to, destruction of, or loss of natural resources, or costs of any natural resource damage assessments arising from any Environmental Condition. “Environmental Liabilities” does not include any Losses or Liabilities related to (a) defective products manufactured, or any exposure to Regulated Substances contained in any products or items manufactured, sold, marketed, installed, repaired, or distributed, in each case, by the Business; or (b) the presence of Regulated Substances in Building Materials or the release of Regulated Substances in Building Materials to indoor air.

“Environmental Permit” shall mean any Permit required to operate the Business or occupy and use the Owned Real Property or Leased Real Property under any applicable Environmental Law.

“Environmental Site Assessment” means any Phase I environmental site assessment as defined by American Society for Testing Materials (“ASTM”) Standard E1527-05, any Phase II environmental site assessment as defined by ASTM Standard E1903-11, or any similar assessment of Environmental Conditions on or at any Owned Real Property or Leased Real Property.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Excess Cash” shall mean Cash other than Operating Cash.

“Export Control Authorization” shall mean any and all licenses and approvals, including approvals under 22 C.F.R. Parts 122-125, required for the lawful conduct of the Business following the Closing Date in substantially the same manner as conducted as of the date of this Agreement pursuant to the Export Control Laws as administered by the relevant Governmental Entities, including the Department of Commerce Bureau of Industry and Security, the United States Department of State Directorate of Defense Trade Controls and Department of Treasury Office of Foreign Assets Control.

“Export Control Laws” shall mean the Arms Export Control Act (22 U.S.C. § 2778 et seq.), as amended, the Export Administration Act (50 U.S.C. App. §§ 2401 et seq.), as amended and continued in force by presidential order, any international sanctions programs promulgated under the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706), the National Emergencies Act (50 U.S.C. §§ 1601-1651), the Trading with the Enemy Act (50 U.S.C. App. §§ 5, 16), additional international sanctions programs administered by the Department of Treasury Office of Foreign Assets Control and any other regulations promulgated under each such act.

“Foreign Transferred Company” shall mean any Transferred Company or any Subsidiary of a Transferred Company, in each case, incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied throughout the periods involved.

“Governmental Entity” shall mean any foreign, domestic, federal, territorial, state or local governmental entity, quasi-governmental entity, court, tribunal, judicial or arbitral body, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” shall mean, without duplication, (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations evidenced by notes, bonds, debentures or similar contracts or agreements, (iii) obligations in respect of the deferred purchase price of goods or services to the extent such obligations exceed the unpaid balance of the purchase price therefor (excluding trade payables incurred in the ordinary course of business), (iv) obligations of a Person under leases required in accordance with GAAP to be capitalized on a balance sheet of such Person, (v) interest rate or currency obligations, including swaps, hedges or similar arrangements, (vi) all amounts drawn and outstanding under letters of credit, surety bonds, bank guarantees and similar instruments, (vii) obligations in respect of accrued but unpaid dividends payable after the Closing to any Person other than a Transferred Company or wholly owned Subsidiary thereof, or (viii) guarantees of any obligations of any other Person of the type described in clauses (i) through (vi) of this definition of “Indebtedness”. The “Indebtedness of the Transferred Companies” shall mean, as of any date, the Indebtedness of the Transferred Companies and their respective Subsidiaries (and any Indebtedness assumed by Purchaser pursuant to Section 6.16) determined in accordance with GAAP as of such date, including the aggregate principal amount thereof, the aggregate amount of any accrued but unpaid interest thereon and, to the extent prepaid within thirty (30) days following the Closing Date, any prepayment penalties or other similar amounts paid in connection with the repayment thereof in full on such date; provided, however, that in no event shall “Indebtedness of the Transferred Companies” include any Liability for which none of Purchaser, the Transferred Companies and their respective Subsidiaries is responsible or liable following the Closing giving effect to the Sale.

“Intellectual Property” shall mean all United States and foreign (i) patents, patent applications, inventions and all related continuations, continuations-in-part, divisional, reissues, re-examinations, substitutions and extensions thereof; (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by the foregoing; (iii) copyrightable works and copyrights; (iv) all mask works, industrial designs and protectable designs; (v) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models and methodologies; (vi) all rights in the foregoing and in other similar intangible assets; and (vii) all applications (including renewals) and registrations for the foregoing.

“Interest Rate” shall mean a rate per annum equal to the three (3)-month LIBOR (as published by the British Bankers Association, or, if not published therein, in another authoritative source selected by Parent and Purchaser), on the date such payment was required to be made (or if no quotation for three (3)-month LIBOR is available for such date, on the next preceding date for which such quotation is available) plus 250 basis points.

“International Business Employee” shall mean each Business Employee primarily employed outside the United States.

“International Seller Benefit Plan” shall mean each Seller Benefit Plan principally for International Business Employees.

“International Transferred Company Benefit Plan” shall mean each Transferred Company Benefit Plan principally for International Business Employees.

“IRS” shall mean the U.S. Internal Revenue Service.

“Knowledge of Purchaser” shall mean the actual knowledge of the Persons listed on Section 1.1 of the Purchaser Disclosure Schedule.

“Knowledge of the Sellers” shall mean the actual knowledge of the Persons listed on Section 1.1 of the Seller Disclosure Schedule.

“Law” shall mean any federal, state, local or foreign law, statute, regulation, ordinance, rule, judgment, order, decree, award, approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision or approval of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Entity.

“Liability” shall mean all indebtedness, obligations and other liabilities (or claims or contingencies that have not yet become liabilities), whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due, including any fines, penalties, judgments, awards or settlements respecting any judicial, administrative or arbitration proceedings or other Actions or any damages, Losses, claims or demands with respect to any Law.

“Liens” shall mean all liens, pledges, charges, claims, security interests, purchase agreements, options, restrictions on transfer or other encumbrances.

“Losses” shall mean all losses, costs, interest, charges, expenses (including reasonable attorneys’ fees), obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, assessments or deficiencies.

“Material Adverse Effect” shall mean an event, circumstance, development, change or effect that, individually or in the aggregate with other events, circumstances, developments, changes or effects, has been or would reasonably be expected to be materially adverse to (i) the business, assets, condition (financial or otherwise) or results of operations of the Business taken as a whole or (ii) the ability of Parent and the Sellers to timely perform their obligations under this Agreement or to consummate the Sale; provided, however, that no event, circumstance, development, change or effect resulting from any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a “Material Adverse Effect”: (a) general changes in global or national economic, monetary, or financial conditions, including changes in prevailing interest rates, credit markets, market conditions or trends in the industry in which the Transferred Companies and their respective Subsidiaries operate, (b) changes in global or national political conditions, including the outbreak or escalation of war or acts of terrorism, (c) earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides, wildfires and other natural disasters and weather conditions, (d) changes in applicable Law or the interpretation thereof or changes in GAAP or the interpretation thereof, (e) any failure by any Transferred Company or any Subsidiary of a Transferred Company to meet any internal or published industry analyst projections or forecasts or estimates of revenue or earnings for any period (it being understood that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there is or has been a Material Adverse Effect), (f) changes attributable to the execution, announcement or pendency of this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby (provided that, solely with respect to the representations and warranties set forth in Section 3.4, the exceptions set forth in this clause (f) shall not apply), or any disclosures made on the Seller Disclosure Schedule to the extent the applicability of such disclosure is reasonably apparent on the face of such disclosure, or (g) any effect arising out of any action required to be taken by this Agreement or taken by Parent or a Seller or any of their respective Affiliates with the prior written and fully informed consent or at the request of Purchaser; provided that any adverse effects resulting from matters described in any of the foregoing clauses (a), (b), (c) or (d) may be taken into account in determining whether there is or has been a Material Adverse Effect to the extent, and only to the extent, that they have a disproportionate effect on the Transferred Companies and their respective Subsidiaries, or the Business, relative to other participants in the industries in which the Transferred Companies and their respective Subsidiaries participate.

“Material Environmental Liability” shall mean an Environmental Liability that, either individually or in the aggregate with other Environmental Liabilities if arising from related Environmental Conditions, facts or circumstances, could reasonably be expected to result in Losses or Liabilities in excess of $2,500,000.

“Military and Defense Products and Services” shall mean collectively: (i) products or services classified as defense articles or defense services under the ITAR, (ii) products or services provided or sold to any Governmental Entity that procured or acquired such products or services for use in, in connection with, or related to, national military, defense or security matters and (iii) products or services provided or sold to any prime contractor or subcontractor that, to the Knowledge of the Sellers, procured or acquired such products or services for the purpose of, in connection with, or related to, the performance of any (A) Contract entered into with any Governmental Entity, which Contract provided for the procurement or acquisition of products or services for use in, in connection with, or related to, national military, defense or security matters or (B) any subcontract under any Contract described in the foregoing clause (A).

“Net Tax Benefit” shall mean any Tax Benefit arising from the incurrence or payment of any Losses or other amounts for which indemnification is provided under this Agreement, that is actually realized by an Indemnified Party by way of a reduction of Taxes paid (or increase in a refund of Taxes) in the tax year in which such Losses or other amounts are sustained, or in any of the subsequent four (4) tax years, net of (i) any out-of-pocket expenses incurred by the Indemnified Party in obtaining such Tax Benefit and (ii) any Taxes actually payable with respect to the receipt or accrual by the Indemnified Party of any such Tax Benefit.

“Operating Cash” means, as of any date, any Cash held as of such date by each Transferred Company or Subsidiary thereof listed on the attached Schedule V in an amount not to exceed the amount of cash set forth opposite the name of such Transferred Company or Subsidiary thereof on the attached Schedule V.

“Order” shall mean any order, judgment, writ, injunction, stipulation, award or decree or any consent decree or settlement agreement with any Governmental Entity.

“Parent Group” shall mean Parent and its Subsidiaries (other than any Transferred Company and any Subsidiary of a Transferred Company).

“Permits” shall mean all licenses, permits, franchises, approvals, registrations, authorizations, consents or orders of, or filings with, any Governmental Entity, including Export Control Authorizations.

“Permitted Liens” shall mean the following Liens: (a) Liens disclosed on the latest balance sheet included in the Audited Financial Statements; (b) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings or for which an adequate reserve has been established and reflected, in accordance with GAAP, on the latest balance sheet included in the Financial Statements; (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other similar Liens imposed by Law and on a basis consistent with past practice and in the ordinary course of business of the Transferred Companies and their respective Subsidiaries with respect to liabilities (other than Indebtedness) that are not yet due or payable or that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been established and reflected, in accordance with GAAP, on the latest balance sheet included in the Financial Statements; (d) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (e) Liens incurred in the ordinary course of business and on a basis consistent with past practice securing obligations or liabilities that are not material to the Transferred Companies or their respective Subsidiaries; and (f) with respect to real property (i) defects or imperfections of title that are of record, (ii) easements, declarations, covenants, rights-of-way, restrictions and other charges, instruments or encumbrances affecting title to real estate; (iii) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions; (iv) matters disclosed on the title insurance commitments identified on Section 3.12(a) of the Seller Disclosure Schedule, and (v) Liens not created by Parent or any of its Subsidiaries that affect the underlying fee interest of any leased real property, including master leases or ground leases and any set of facts that an accurate up-to-date survey would show, provided, however, that (with respect to this clause (f) only) any such item does not, individually or in the aggregate with other such items, materially interfere with the ordinary conduct of the Business or materially impair the continued use and operation of such real property.

“Person” shall mean an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity.

“Post-Closing Period” shall mean any taxable period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.

“Pre-Closing Period” shall mean any taxable period ending on or prior to the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

“Predecessor” shall mean any Person that may be a predecessor entity to a Seller solely with respect to the Business by any legal means, including, without limitation, (i) pursuant to any applicable Law, whether by statutory merger, de facto merger, consolidation, combination, division, dissolution, reorganization or otherwise or (ii) based on any theory or doctrine of successor liability, whether by statute or at common law.

“Primary Jurisdiction” shall mean any of the United States, the European Union, the member states of the European Union, China, Australia, Brazil or Turkey.

“Property Taxes” shall mean real, personal and intangible ad valorem property Taxes.

“Purchaser Related Parties” shall mean Purchaser, the Guarantors, the Financing Sources and any of their respective former, current, or future general or limited partners, direct or indirect shareholders or equityholders, managers, members, directors, officers, employees, Affiliates, representatives or agents or any former, current or future general or limited partner, direct or indirect shareholder or equityholder, manager, member, director, officer, employee,

Affiliate, representative or agent of any of the foregoing (and, with respect to the Financing Sources, such Persons collectively, the “Financing Source Parties”).

“Receivables” shall mean the accounts receivable, notes receivable and other receivables arising from the operation of the Business as it is conducted at any time prior to the Closing.

“Regulated Substance” shall mean any (i) hazardous substance as defined by any Environmental Law; (ii) gasoline, diesel fuel, motor oil, waste or used oil, heating oil, kerosene and any other petroleum product; (iii) any regulated asbestos containing material as defined by 40 C.F.R. § 61.141; and (iv) polychlorinated biphenyls, methane or radon.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of a Regulated Substance into the Environment.

“Remedial Action” shall mean any and all actions to (i) investigate, clean up, remediate, remove, treat, monitor, contain or in any other way address any Regulated Substance in the Environment, (ii) prevent the Release or threat of Release or minimize the further Release of a Regulated Substance so it does not migrate or endanger public health or welfare or the Environment, and (iii) perform pre-remedial studies and investigations and post-remedial monitoring, maintenance and care. The term “Remedial Action” includes, without limitation, any action which constitutes a “removal”, “remedial action” or “response” as defined by Section 101 of CERCLA, 42 U.S.C. §§ 9601(23), (24), and (25); and a “corrective action” as defined in RCRA, 42 U.S.C. § 6901 et seq.

“Restricted Cash” means any Cash of any Transferred Company or any Subsidiary of a Transferred Company as of close of business on the Closing Date in excess of the Operating Cash of such Transferred Company or Subsidiary as of close of business on the Closing Date that (A) may not be legally distributed out of the distributable reserves or retained earnings (or other comparable concept) of such Transferred Company or Subsidiary on the Closing Date without the consent or approval of any Person (other than the Transferred Companies or any of their Subsidiaries) by means of one or more dividends or distributions to Purchaser (other than by intercompany loan or advance or other transaction that results in the creation of an intercompany receivable), and (B) may, as a result of actions within the reasonable control of the Transferred Companies and their Subsidiaries following the Closing, be so distributed to Purchaser within 90 days of the Closing Date out of the distributable reserves or retained earnings (or other comparable concept) of the Transferred Companies and their Subsidiaries in place as of the Closing, or, to the extent permitted by applicable local Law, profits generated by such Transferred Company or Subsidiary prior to the Closing Date, without the consent or approval of any Person (other than the Transferred Companies or any of their Subsidiaries ) by means of one or more dividends or distributions to Purchaser (other than by intercompany loan or advance or other transaction that results in the creation of an intercompany receivable).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Benefit Plan” shall mean each compensation or benefits plan, program or arrangement (including, but not limited to, those subject to ERISA, employment agreements, cash or equity-based bonus or incentive arrangements, thirteenth month or similar payment, severance, retention or transaction bonus arrangements, vacation accruals and/or policies, jubilee plans, end-of-career indemnity plans and health and welfare plans) sponsored, maintained or contributed to or required to be contributed to by Parent, any Seller or any of their respective ERISA Affiliates for the benefit of any current or former Business Employees, other than the Transferred Company Benefit Plans.

“Straddle Period” shall mean any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any corporation, entity or other organization whether incorporated or unincorporated, of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is a general partner or managing member. For the purposes of the last two sentences of Section 3.1, Section 3.2 (except the first sentence thereof), and the last sentence of Section 3.4, each of Sullair Argentina S.A., Sullair do Brasil Ltda., and IHI-Sullair Compression Technology (Suzhou) Co., Ltd. shall be considered a “Subsidiary” of the Transferred Companies.

“Target Working Capital Amount” shall mean $237,800,000.

“Tax” shall mean any tax of any kind, including any federal, state, local or foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), production, franchise, gross receipts, payroll, sales, employment, use, property, excise, value added, estimated, stamp, alternative or add-on minimum, environmental or withholding tax, and any other duty, assessment or governmental charge, together with all interest and penalties imposed with respect to such amounts.

“Tax Asset” shall mean any Tax Item that could reduce a Tax, including a net operating loss, net capital loss, general business credit, foreign tax credit, charitable deduction or credit related to alternative minimum tax or other Tax credit.

“Tax Benefit” shall mean the Tax effect of any Tax Item which actually decreases Taxes paid or payable.

“Tax Item” shall mean any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable, including an adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) resulting from a change in accounting method.

“Tax Proceeding” shall mean any inquiry, audit, examination, contest, litigation or other proceeding with or against any Governmental Entity relating to Taxes.

“Tax Return” shall mean any return, declaration, report, election, claim for refund or information return or statement required to be filed with any taxing authority relating to Taxes, including any amendment thereof and attachment thereto.

“Transferred Company Benefit Plan” shall mean each compensation or benefits plan, program or arrangement (including, but not limited to, those subject to ERISA, employment agreements, cash or equity-based bonus or incentive arrangements, thirteenth month or similar payments, severance, retention or transaction bonus arrangements, vacation accruals and/or policies, jubilee plans, end-of-career indemnity plans and health and welfare plans) sponsored, maintained or contributed to or required to be contributed to by any Transferred Company or any of its Subsidiaries for the benefit of current or former Business Employees.

“Transition Services Agreement” shall mean the Transition Services Agreement, dated as of the Closing Date, among Parent, the Sellers and Purchaser, substantially on the terms set forth in Exhibit B hereto.

“Trapped Cash” shall mean (i) the aggregate amount of Cash (other than Operating Cash) held by any Transferred Company or Subsidiary thereof that may not be legally distributed out of the distributable reserves or retained earnings (or other comparable concept) of such Transferred Company or Subsidiary on the Closing Date without the consent or approval of any Person (other than the Transferred Companies or any of their Subsidiaries) by means of one or more dividends or distributions to Purchaser (other than by intercompany loan or advance or other transaction that results in the creation of an intercompany receivable) plus (ii) the aggregate amount of all costs, expenses and Taxes that would be incurred by Purchaser, any Transferred Company or any of their respective Subsidiaries if all Cash (other than Operating Cash) that may be legally distributed out of the distributable reserves or retained earnings of such Transferred Company or Subsidiary on the Closing Date without the consent or approval of any Person (other than the Transferred Companies or any of their Subsidiaries) by means of one or more dividends or distributions to Purchaser (other than by intercompany loan or advance or other transaction that results in the creation of an intercompany receivable) was, in fact, so distributed to Purchaser on the Closing Date.

“U.S. Business Employee” shall mean each Business Employee primarily employed in the United States.

“U.S. Company” shall mean each Transferred Company and Subsidiary thereof, in each case, that is incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia and that is subject to taxation under Subchapter C of the Code.

“U.S. Seller Benefit Plan” shall mean each Seller Benefit Plan principally for U.S. Business Employees.

“U.S. Transferred Company Benefit Plan” shall mean each Transferred Company Benefit Plan principally for U.S. Business Employees.

“UTC Marks” shall mean “United Technologies Corporation”, “UTC”, “Hamilton Sundstrand”, “Sundstrand”, “HSC” and “Hamilton Sundstrand Industrials” or any variant thereof and any trademarks and trade names owned by United Technologies Corporation that are not used in the operation of the Business or otherwise owned by any Transferred Company or any Subsidiary thereof.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq.

“Working Capital” shall have the meaning set forth in Schedule III hereto.

1.2 Other Definitions. The following terms shall have the meanings defined in the Section indicated:

Acceptance Notice	Section 2.10(b)
Aerospace Dijon	Section 5.18(a)
Agreement	Preamble
Alternative Financing	Section 5.19(a)
Anticorrpution Laws	Section 3.21
Asset Valuation	Section 2.8(b)
ASTM	Definition of Environmental Site Assessment
Audited Financial Statements	Section 3.5(a)
Cap	Section 10.2(b)(2)
Cause	Section 6.3
Check-the-Box Election	Section 7.14(a)
China JV Buy-Out Agreements	Section 5.21(a)
China JV Entities	Section 3.2
China JV Sale Restructuring	Section 2.11
Closing	Section 2.1
Closing Adjustment	Section 2.4(b)
Closing Date	Section 2.3(a)
Closing Notice	Section 2.4(a)
CND	Section 5.21(a)
Combined Tax Return	Section 7.4(a)
Company Intellectual Property	Section 3.16(a)
Competition Laws	Section 5.3(d)
Competitive Business	Section 5.15(c)
Consultation Process	Section 2.10(a)
Continuation Period	Section 6.1(a)
Controlling Party	Section 7.6(c)
Covered Claim	Section 5.10(c)
Day 1 Activities	Section 5.4(c)
De Minimis Amount	Section 10.2(b)(1)
Debt Financing	Section 4.4(a)
Debt Financing Commitment	Section 4.4(a)
Deductible	Section 10.2(b)(1)
Designated Parent Policies	Section 5.10(a)
Dijon Facility	Section 5.18(a)
eMe Business	Definition of Business

Enforceability Exceptions	Section 3.3
Equity Financing	Section 4.4(a)
Equity Financing Commitments	Section 4.4(a)
Final Allocations	Section 2.8(c)
Final Working Capital and Net Indebtedness Statement	Section 2.6(c)
Financing	Section 4.4(a)
Financing Commitments	Section 4.4(a)
Financial Statements	Section 3.5(a)
Financing Sources	Section 5.19(a)
Financing Source Parties	Definition of Purchaser Related Parties
First Retention Payment	Section 6.15
Foreign Acqusition Agreements	Section 2.9
Framework Agreement	Section 5.21(b)
French Entities	Section 2.10(a)
French Interests	Section 2.10(a)
French Offer Letter	Section 2.10(b)
French Purchase Price	Section 2.10(b)
Guarantees	Section 4.4(b)
Guarantors	Section 4.4(b)
HS Singapore	Section 7.14(a)
Indebtedness of the Transferred Companies	Definition of Indebtedness
Indemnified Guarantees	Section 5.9(a)
Indemnified Party	Section 10.4(a)
Indemnifying Party	Section 10.4(a)
Independent Accounting Firm	Section 2.6(c)
Initial Working Capital and Net Indebtedness Statement	Section 2.5(a)
Interim Financial Statements	Section 3.5(a)
ITAR	Section 5.16
Leased Real Property	Section 3.12(b)
Marketing Period	Section 5.19(a)
Material Contracts	Section 3.15(a)
Material Purchase Orders	Section 3.15(b)
Non-Controlling Party	Section 7.6(c)
Notice of Disagreement	Section 2.6(a)
Outside Date	Section 9.1(b)(1)
Owned Real Property	Section 3.12(a)
Parent	Preamble
Parent Objection Period	Section 2.8(b)
Post-Closing Adjustment	Section 2.7
Potential Contributor	Section 10.4(c)
Pre-Adjustment Amount	Section 2.2
Pre-Closing Separate Tax Return	Section 7.4(a)
Pre-Closing WC Claims	Section 5.10(b)
Pro-Rata Bonus Payment	Section 6.15
Purchase Price	Section 2.2
Purchaser	Preamble

Purchaser 401(k) Plan	Section 6.8
Purchaser Disclosure Schedule	Article IV
Purchaser Indemnified Parties	Section 10.2(a)
Purchaser Insurance Claim	Section 5.10(c)
Purchaser Financing Cooperation Payment Obligatoins	Section 9.4(a)
Purchaser Tax Indemnified Parties	Section 7.1
Regulatory Fee Payment Obligation	Section 9.4(a)
Relevant Transfer	Section 3.11(e)
Required Financial Information	Section 5.19(b)
Resolution Period	Section 2.6(b)
Restricted Party	Section 5.15(c)
Retention Letters	Section 6.15
Retention Letter Severance Payments	Section 6.15
Reverse Termination Fee	9.4(a)
Review Period	Section 2.5(b)
Sale	Section 2.1
Second Request	Section 5.3(c)
Second Retention Payment	Section 6.15
Section 338(g) Elections	Section 7.10
Section 338(h)(10) Elections	Section 7.10
Seller and Sellers	Preamble
Seller 401(k) Plans	Section 6.8
Seller Disclosure Schedule	Article III
Seller Indemnified Parties	Section 10.3(a)
Seller Tax Indemnified Parties	Section 7.2
Shared Permits	Section 5.18(a)
Shares	Recitals
Shares Allocation	Section 2.8(a)
Solvent	Section 4.5
Specified Chinese Entity, Specified Chinese Entities	Section 7.14(a)
Specified Owner	Section 7.14(a)
Specified Policies	Section 5.10(a)
SSAE	Section 3.2
SSAI	Section 3.2
Statement of Estimated Closing Working Capital and Net Indebtedness	Section 2.4(a)
Straddle Period Separate Tax Return	Section 7.4(b)
Substituted Guarantees	Section 5.9(b)
Sundyne Dijon	Section 5.18(a)
Termination Fee	Section 9.5
Territory	Section 5.15(c)
Third Party Claim	Section 10.4(a)
Third Party Consents	Section 5.5
Transfer Taxes	Section 7.11
Transferred Company and Transferred Companies	Recitals
Transferred Company Permits	Section 3.9
Transition Plan	Section 5.4(c)

Transition Team	Section 5.4(c)
UK DB Plan	Section 3.10(d)
UTFE	Section 5.21(a)
WC Insurer	Section 5.10(b)
Workers Compensation Policies	Section 5.10(b)
Working Capital Principles	Section 2.4(c)

ARTICLE II

THE SALE

2.1 Sale and Purchase of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), the Sellers shall transfer, convey, assign and deliver to Purchaser and/or its designees, and Purchaser and/or its designees shall purchase and acquire from the Sellers, all of the Sellers’ right, title and interest in and to the Shares (the “Sale”), free and clear of any Liens. The transfer of certain Foreign Transferred Companies organized in jurisdictions in which local Laws require specified formalities or other procedures to be observed in order to legally effect a transfer of such entity will be effected pursuant to short-form acquisition agreements as further described in Section 2.9.

2.2 Purchase Price. In consideration for the Shares, at the Closing, Purchaser shall pay to the Sellers an aggregate of $3,440,000,000 in cash (the “Pre-Adjustment Amount”), to be (i) increased or decreased as a result of the Closing Adjustment, if any, pursuant to Section 2.4, (ii) decreased pursuant to Section 2.10 unless the Acceptance Notice is delivered by Parent to Purchaser prior to the Closing Date, and (iii) decreased pursuant to Section 5.21 of the Seller Disclosure Schedule by the amount (if any) provided in Section 5.21 of the Seller Disclosure Schedule (the “Purchase Price”).

2.3 Closing. (a) The Closing shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 10:00 a.m., New York time, on the later of (i) the second (2nd) Business Day following the day on which all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived, and (ii) the Business Day following the final day of the Marketing Period or such earlier date as may be specified by Purchaser on no less than three (3) Business Days’ prior written notice to Parent (provided that such notice shall be no less than five (5) Business Days if given prior to the commencement of the Marketing Period), or at such other place, time or date as may be mutually agreed upon in writing by Parent, the Sellers and Purchaser (the “Closing Date”).

(b) At the Closing:

(1) Parent and the Sellers shall:

(i) deliver to Purchaser (A) certificates evidencing the Shares to the extent that such Shares are in certificate form, duly endorsed in blank or with stock powers duly executed in proper form for transfer, (B) to the extent that such Shares are not in certificate form, stock powers or other instruments of transfer duly executed in blank, and in each case, with any required stock transfer stamps affixed thereto and (C) any other share transfer forms or any certifications, filings, documents or instruments as may be required under applicable Law to complete the Sale;

(ii) deliver to Purchaser the certificate required to be delivered pursuant to Section 8.2(c);

(iii) execute and deliver to Purchaser each of the Ancillary Agreements to which such Seller or any other member of the Parent Group is a party;

(iv) if such Seller (A) is a United States person, within the meaning of Section 7701(a)(30) of the Code, and (B) transfers pursuant to this Agreement shares of a Transferred Company that is a domestic corporation, deliver to Purchaser a duly executed certificate of non-foreign status, substantially in the form of the sample certification set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv)(B);

(v) if such Seller is (A) not a United States person, within the meaning of Section 7701(a)(30) of the Code, and (B) transfers pursuant to this Agreement shares of a Transferred Company that is a domestic corporation, deliver to Purchaser a duly executed certificate certifying that the shares of such Transferred Company are not a U.S. real property interest within the meaning of Section 897(c)(1), complying with the requirements of Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h);

(vi) execute and deliver IRS Forms 8023, Elections under Section 338 for Corporations Making Qualified Stock Purchases, to be prepared by Purchaser in connection with the Section 338(h)(10) Elections and in a form reasonably satisfactory to Parent; and

(vii) deliver to Purchaser the resignation or removal, effective as of the Closing, of those directors and officers of any Transferred Company or Subsidiary thereof designated by Purchaser to Parent in writing at least five (5) Business Days prior to the anticipated Closing Date.

(2) Purchaser shall:

(i) pay to Parent (or to an Affiliate designated by Parent) on behalf of the Sellers, by wire transfer, to an account or accounts designated by Parent (or by such Affiliate) prior to the Closing, immediately available funds in an aggregate amount equal to the Purchase Price;

(ii) shall deliver to Parent and the Sellers the certificate required to be delivered pursuant to Section 8.3(c); and

(iii) execute and deliver to Parent and the Sellers each of the Ancillary Agreements to which Purchaser is a party.

2.4 Closing Adjustment. (a) Not less than five (5) Business Days prior to the anticipated Closing Date, Parent shall provide Purchaser with a written statement setting forth Parent’s good faith estimate of (i) Working Capital of the Transferred Companies and their respective Subsidiaries as of the close of business on the Closing Date, (ii) Indebtedness of the Transferred Companies as of the close of business on the Closing Date, and (iii) Cash (including the amounts of Operating Cash and Trapped Cash) of the Transferred Companies and their respective Subsidiaries as of the close of business on the Closing Date (the “Statement of Estimated Closing Working Capital and Net Indebtedness”), which shall be accompanied by a notice (the “Closing Notice”) that sets forth (x) Parent’s determination of the Closing Adjustment and the Purchase Price after giving effect to the Closing Adjustment and (y) the account or accounts to which Purchaser shall transfer funds pursuant to Section 2.3.

(b) The Closing Notice shall specify an amount (the “Closing Adjustment”) that shall be equal to (w) the amount of Working Capital of the Transferred Companies and their respective Subsidiaries set forth in the Statement of Estimated Closing Working Capital and Net Indebtedness less (x) the Target Working Capital Amount less (y) the amount of Indebtedness of the Transferred Companies set forth in the Statement of Estimated Closing Working Capital and Net Indebtedness plus (z) the amount of (A) Operating Cash, and (B) Excess Cash other than Trapped Cash, of the Transferred Companies and their respective Subsidiaries set forth in the Statement of Estimated Closing Working Capital and Net Indebtedness. If the Closing Adjustment is a positive amount, then the Purchase Price shall be equal to (i) the Pre-Adjustment Amount increased by the absolute value of the Closing Adjustment, (ii) less, if the Acceptance Notice is not delivered by Parent to Purchaser prior to the Closing Date, the amount by which the Purchase Price is decreased pursuant to Section 2.10, and (iii) less the amount (if any) by which the Purchase Price is decreased pursuant to Section 5.21 of the Seller Disclosure Schedule. If the Closing Adjustment is a negative amount, then the Purchase Price shall be equal to (I) the Pre-Adjustment Amount decreased by the absolute value of the Closing Adjustment, (II) less, if the Acceptance Notice is not delivered by Parent to Purchaser prior to the Closing Date, the amount by which the Purchase Price is decreased pursuant to Section 2.10, and (III) less the amount (if any) by which the Purchase Price is decreased pursuant to Section 5.21 of the Seller Disclosure Schedule.

(c) The Statement of Estimated Closing Working Capital and Net Indebtedness shall be prepared in accordance with the Working Capital Principles attached as Schedule III hereto (the “Working Capital Principles”), applied consistently with their application in connection with the preparation of the most-recent Audited Financial Statements.

2.5 Post-Closing Statements. (a) Within sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to Parent a statement of (i) Working Capital of the Transferred Companies and their respective Subsidiaries as of the close of business on the Closing Date, (ii) the Indebtedness of the Transferred Companies as of the close of business on the Closing Date, and (iii) the Cash (including the amounts of Operating Cash and Trapped Cash) of the Transferred Companies and their respective Subsidiaries as of the close of business on the Closing Date (the “Initial Working Capital and Net Indebtedness Statement”). The Initial Working Capital and Net Indebtedness Statement shall be prepared in accordance with the Working Capital Principles applied consistently with their application in connection with the preparation of the most-recent Audited Financial Statements. Parent and the Sellers will, and will use their reasonable best efforts to cause their accountants to, cooperate with and assist Purchaser in the preparation of the Initial Working Capital and Net Indebtedness Statement, including by providing reasonable access to their books, records and work papers and making available personnel to the extent reasonably required during normal business hours; provided, however, that the accountants of Parent and the Sellers shall not be obliged to make any work papers available to Purchaser or its representatives except in accordance with such accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.

(b) During the forty-five (45)-day period immediately following Parent’s receipt of the Initial Working Capital and Net Indebtedness Statement (the “Review Period”), Parent, the Sellers and their representatives will be permitted to review Purchaser’s books, records and work papers relating to the Initial Working Capital and Net Indebtedness Statement. Purchaser will, and will use its reasonable best efforts to cause its accountants to, cooperate with and assist Parent and the Sellers in the conduct of such review, including by providing reasonable access to such books, records and work papers and making available personnel to the extent reasonably required during normal business hours; provided, however, that the accountants of Purchaser shall not be obliged to make any work papers available to Parent, the Sellers or their representatives except in accordance with such accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.

(c) Each of Parent, the Sellers and Purchaser agrees that, following the Closing through the date that the Final Working Capital and Net Indebtedness Statement becomes final and binding, it will not take or permit to be taken any actions with respect to any accounting books, records, policies or procedures on which the Financial Statements or the Initial Working Capital and Net Indebtedness Statement is based, or on which the Final Working Capital and Net Indebtedness Statement are to be based, that would materially impede or delay the determination of the amount of Working Capital or Net Indebtedness as of the Closing Date or the preparation of the Initial Working Capital and Net Indebtedness Statement or the Final Working Capital and Net Indebtedness Statement in the manner and utilizing the methods provided by this Agreement.

2.6 Reconciliation of Post-Closing Statements. (a) Parent shall notify Purchaser in writing prior to the expiration of the Review Period if Parent believes the Initial Working Capital and Net Indebtedness Statement contains mathematical errors or was not prepared in accordance with Section 2.5(a), such that a Post-Closing Adjustment would be payable pursuant to Section 2.7, which notice shall describe the basis for such belief (the “Notice of Disagreement”). If no Notice of Disagreement is received by Purchaser prior to the expiration of the Review Period, then the Initial Working Capital and Net Indebtedness Statement shall be deemed to have been accepted by Parent and shall become final and binding upon the parties in accordance with the last sentence of Section 2.6(c).

(b) During the thirty (30) days immediately following the delivery of a Notice of Disagreement (the “Resolution Period”), Parent and Purchaser shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement.

(c) If at the end of the Resolution Period Parent and Purchaser have been unable to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement, Parent and Purchaser shall submit all matters that remain in dispute with respect to the Notice of Disagreement (along with a copy of the Initial Working Capital and Net Indebtedness Statement marked to indicate those items that are not in dispute) to (i) an independent certified public accounting firm in the United States of national reputation mutually acceptable to Parent and Purchaser (the “Independent Accounting Firm”) or (ii) if Parent and Purchaser are unable to agree upon such a firm within ten (10) Business Days after the end of the Resolution Period, then within an additional ten (10) Business Days, Parent and Purchaser shall each select one such firm and those two firms shall, within ten (10) Business Days after their selection, select a third such firm, in which event “Independent Accounting Firm” shall mean such third firm. Within thirty (30) days after the Independent Accounting Firm’s selection, the Independent Accounting Firm shall make a final determination, binding on the parties to this Agreement, of the appropriate amount of each of the items in the Initial Working Capital and Net Indebtedness Statement which remain in dispute as indicated in the Notice of Disagreement which Parent and Purchaser have submitted to the Independent Accounting Firm. With respect to each disputed item, such determination, if not in accordance with the position of either Parent or Purchaser, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Parent in the Notice of Disagreement or by Purchaser in the Initial Working Capital and Net Indebtedness Statement with respect to such disputed item. The statement of Working Capital and Net Indebtedness that is final and binding on the parties, as determined either through agreement of the parties pursuant to Section 2.6(a) or 2.6(b) or through the action of the Independent Accounting Firm pursuant to this Section 2.6(c), is referred to as the “Final Working Capital and Net Indebtedness Statement.”

(d) All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne equally by Parent and the Sellers on the one hand, and Purchaser on the other hand. During the review by the Independent Accounting Firm, Purchaser, Parent and the Sellers shall, and shall use reasonable best efforts to cause their respective accountants to, each make available to the Independent Accounting Firm interviews with such personnel, and such information, books and records and work papers, as may be reasonably required by the Independent Accounting Firm to fulfill its obligations under Section 2.6(c); provided, however, that the accountants of Parent or Purchaser shall not be obliged to make any work papers available to the Independent Accounting Firm except in accordance with such accountants’ normal disclosure procedures and then only after such firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. In acting under this Agreement, the Independent Accounting Firm will be entitled to the privileges and immunities of an arbitrator.

2.7 Post-Closing Adjustment. The “Post-Closing Adjustment” shall be equal to the sum of the following:

(x) the amount of Working Capital of the Transferred Companies and their respective Subsidiaries set forth in the Final Working Capital and Net

Indebtedness Statement less the amount of Working Capital of the Transferred Companies and their respective Subsidiaries set forth in the Statement of Estimated Closing Working Capital and Net Indebtedness, plus

(y) the amount of Indebtedness of the Transferred Companies set forth in the Statement of Estimated Closing Working Capital and Net Indebtedness less the amount of Indebtedness of the Transferred Companies set forth in the Final Working Capital and Net Indebtedness Statement, plus

(z) (A) the amount of (i) Operating Cash, plus (ii) Excess Cash other than Trapped Cash of the Transferred Companies and their respective Subsidiaries set forth in the Final Working Capital and Net Indebtedness Statement less (B) the amount of (i) Operating Cash, plus (ii) Excess Cash other than Trapped Cash, of the Transferred Companies and their respective Subsidiaries set forth in the Statement of Estimated Closing Working Capital and Net Indebtedness.

If the Post-Closing Adjustment is a positive amount, then Purchaser shall pay in cash to Parent (or one or more Affiliates designated by Parent) the amount of the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative amount, then Parent (or an Affiliate designated by Parent) shall pay in cash to Purchaser the absolute value of the amount of the Post-Closing Adjustment. Any such payment shall be made within five (5) Business Days after the Final Working Capital and Net Indebtedness Statement becomes such, together with interest thereon at the Interest Rate from the Closing Date until the date of payment.

2.8 Purchase Price Allocations. (a) Parent, Sellers and Purchaser shall allocate the Purchase Price (and other relevant amounts) among the Shares for Tax purposes in accordance with Schedule IV (the “Shares Allocation”). The Shares Allocation shall be appropriately revised for any adjustments to the Purchase Price under this Agreement (including pursuant to Section 2.7).

(b) Purchaser shall prepare a schedule setting forth the proposed fair market values of the assets of each U.S. Company with respect to which the parties agree to make a joint Section 338(h)(10) Election pursuant to Section 7.10 (or that has been converted to a limited liability company pursuant to Section 5.17(b)) (the “Asset Valuation”) and deliver it to Parent within sixty (60) days following the date that the Final Working Capital and Net Indebtedness Statement becomes final and binding (or such shorter period otherwise required by applicable Law), for review and approval. Purchaser shall provide Parent promptly upon request with such additional information reasonably requested by Parent relating to the proposed Asset Valuation. Parent shall have thirty (30) days after the later of the delivery of (i) the proposed Asset Valuation or (ii) any additional information requested by Parent pursuant to this Section 2.8(b) (such later date, the “Parent Objection Period”), to object in writing, and if it does not object within such period, Parent shall be deemed to have accepted the proposed Asset Valuation and it shall become final on the day after the expiration of the Parent Objection Period. If Parent objects to the proposed Asset Valuation, it shall deliver written notice of such objection within the Parent Objection Period, setting forth in reasonable detail the basis for such objection. The parties thereafter shall negotiate in good faith to resolve any differences regarding the Asset Valuation and if they cannot agree in fifteen (15) days after Parent’s delivery of a written objection to Purchaser, the matters in dispute (but only the matters in dispute) shall be submitted to the Independent Accounting Firm for resolution. The Independent Accounting Firm shall resolve the dispute solely on the basis of presentations by the parties and not by independent review and shall issue a written decision as to the disputed matters within fifteen (15) days after submission of the matter to the Independent Accounting Firm and its decision shall be final and binding on the parties. The costs of the Independent Accounting Firm shall be borne by Purchaser and Parent equally.

(c) Neither Parent, Sellers, Purchaser nor their respective Affiliates shall file any Tax Return (including IRS Forms 8883) or otherwise take, or agree to take, any position on any Tax Return that is inconsistent with (i) the Shares Allocation pursuant to Section 2.8(a) or the Asset Valuation as finally agreed to by the parties or resolved by the Independent Accounting Firm pursuant to Section 2.8(b) (such allocations, the “Final Allocations”), except to the extent otherwise required pursuant to a “determination” as defined in Section 1313(a) of the Code (or any similar provision of state, local or foreign Law); provided that nothing contained herein shall prevent Parent, Sellers, Purchaser or any of their respective Affiliates from settling any proposed deficiency or adjustment by any Governmental Entity based upon or arising out of the Final Allocations, and neither Parent, Sellers, Purchaser nor their respective Affiliates shall be required to litigate before any court any proposed deficiency or adjustment by a Governmental Entity challenging such Final Allocations. Parent and Sellers, on the one hand, and Purchaser, on the other hand, shall promptly notify each other in the event of an examination, audit or other proceeding regarding the Final Allocations. Any indemnity payment under this Agreement that is treated as an adjustment to the purchase price for Tax purposes pursuant to Section 7.9 shall be allocated to the purchase price of the Transferred Company to which (or the Transferred Company with respect to whose Subsidiary) such indemnity payment relates.

2.9 Foreign Acquisition Agreements. The transfer of each Foreign Transferred Company organized in a jurisdiction in which local Laws require observance of specified formalities or procedures to legally effect a transfer of such entity will be effected pursuant to short-form acquisition agreements (the “Foreign Acquisition Agreements”) on a country-by-country basis. Each Foreign Acquisition Agreement shall be in substantially the same form as the form of Foreign Acquisition Agreement attached as Exhibit C to this Agreement, except, as Parent and Purchaser may agree, including for: (i) the deletion of provisions which are inapplicable to such Foreign Transferred Company; (ii) such changes as may be necessary to satisfy the requirements of applicable local Law; and (iii) such changes as may be reasonably agreed upon by Parent and Purchaser regarding employees and employee benefit matters in order to adapt such agreement to the particular circumstances of the relevant Foreign Transferred Company and country; provided in each case that the Foreign Acquisition Agreements shall serve purely to effect the legal transfer of the applicable Transferred Company or Subsidiary of a Transferred Company and shall not have any effect on the value being received by Purchaser or given by the Sellers, or the terms and conditions of the transactions contemplated hereby, including the allocation of assets and Liabilities as between them, all of which shall be determined by this Agreement, or in any way modify, amend, or constitute a waiver of, any provision of this Agreement or any other Ancillary Agreement.

2.10 French Works Council Process. (a) The Parties acknowledge that, under the French Labor Code, the works’ councils of the French Entities will need to be informed and consulted (such process of informing and consulting, the “Consultation Process”) with respect to the sale of the share capital or other equity interests of Sundstrand International SA, Dosatron International SAS, Milton Roy Europe, SA and Milton Roy Mixing SA (collectively, the “French Entities” and, such share capital or other equity interests, collectively, the “French Interests”). Accordingly, notwithstanding anything to the contrary contained in this Agreement, unless and until Parent has executed and delivered to Purchaser the Acceptance Notice, (i) the provisions of this Article II shall not be effective with respect to the French Interests pending completion of the Consultation Process (provided that the other provisions of this Agreement shall continue to apply to the French Interests), (ii) for the purpose of this Article II (and only this Article II) the French Interests shall not be considered Shares and the French Entities shall not be considered Transferred Companies and (iii) the Purchase Price and the Pre-Adjustment Amount shall each be reduced by the French Purchase Price.

(b) On the terms and conditions set forth in the Offer Letter attached as Exhibit A hereto (the “French Offer Letter”), including the price specified therein (the “French Purchase Price”), Purchaser has irrevocably offered to acquire the French Interests and to have the provisions of this Article II apply to such French Interests following completion of the Consultation Process. Upon delivery to Purchaser, following completion of the Consultation Process by Parent, of the executed Acceptance Notice attached as Schedule III to the French Offer Letter (the “Acceptance Notice”), this Article II shall be effective with respect to the French Interests, the French Interests shall be included in the Shares, the French Entities shall be included in the Transferred Companies as though they had always been so included and the Purchase Price and the Pre-Adjustment Amount shall no longer be reduced by the French Purchase Price. (It is understood that the Purchase Price and the Pre-Adjustment Amount each assumes delivery of the Acceptance Notice and therefore already includes the French Purchase Price.) The parties shall reasonably cooperate with one another and with the works’ councils in connection with the Consultation Process.

2.11 China JV Sale Restructuring. If, after the date hereof, Parent determines that an alternative method of effecting the Sale of the China JV Entities (a “China JV Sale Restructuring”) would be beneficial to Parent, Parent shall notify Purchaser in writing of its request to effect a China JV Sale Restructuring and Purchaser agrees to reasonably consider such request in good faith. If Purchaser and Parent agree that it is advisable to undertake the China JV Sale Restructuring, Parent, the Sellers and Purchaser shall reasonably cooperate to amend this Agreement and take any other actions deemed (by agreement of the parties) necessary or advisable to implement the China JV Sale Restructuring on terms acceptable to the parties. For the avoidance of doubt, and without limiting the foregoing, if the China JV Sale Restructuring would (a) have adverse Tax consequences to Purchaser, the Transferred Companies or their respective Subsidiaries, (b) materially impede or delay consummation of the transactions contemplated by this Agreement, or (c) otherwise materially adversely affect Purchaser, any Transferred Company or any Subsidiary thereof or the Business, and Purchaser does not consent to the China JV Sale Restructuring, in no event shall Purchaser be deemed to have failed to consider Parent’s request in good faith.

2.12 Withholding. Purchaser shall be entitled to deduct and withhold from amounts otherwise payable under this Agreement such amounts that Purchaser is required to deduct and withhold with respect to any such payments under the Code or any provision of state, local, or non-U.S. Law. To the extent that Purchaser withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Entity, such withheld amounts shall be treated as having been paid to or on behalf of such Person. Purchaser shall promptly, and in any event no later than thirty (30) days prior to the Closing Date, notify Parent in writing if Purchaser determines that withholding is required with respect to any portion of the Purchase Price.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE SELLERS

Except as set forth in the disclosure schedule delivered to Purchaser prior to the execution of this Agreement (the “Seller Disclosure Schedule”) (it being agreed that disclosure of any item in any Section of the Seller Disclosure Schedule with respect to any Section or subsection of this Article III shall be deemed disclosed with respect to any other Section or subsection of this Article III to the extent the applicability of such disclosure is reasonably apparent on the face of such disclosure), Parent and the Sellers, jointly and severally, represent and warrant to Purchaser as follows:

3.1 Organization and Qualification; Subsidiaries. Each of Parent and the Sellers and each Transferred Company and each Subsidiary thereof is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of Parent and the Sellers and each Transferred Company and each Subsidiary thereof (i) has all requisite corporate or other organizational power and authority to own, lease and operate its properties and assets and to carry on its businesses as now being conducted and (ii) is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 3.1 of the Seller Disclosure Schedule sets forth a complete and accurate list of each Transferred Company’s Subsidiaries, along with each Subsidiary’s jurisdiction of organization and number of authorized, issued and outstanding shares of capital stock or other equity interests, and all holder(s) thereof. Parent and the Sellers have made available to Purchaser prior to the date hereof complete and correct copies of the Transferred Companies’ and their respective Subsidiaries’ articles of incorporation and by-laws or comparable organizational and governing documents, each as amended to the date of this Agreement.

3.2 Capitalization of the Transferred Companies. The Shares are duly authorized, validly issued, fully paid and nonassessable and owned by the Sellers, free and clear of all Liens, except Permitted Liens. Except for the Shares and any interest held by a Transferred Company or its wholly owned Subsidiaries, there are no shares of common stock, preferred stock or other equity interests of any Transferred Company or its Subsidiaries authorized, reserved, issued or outstanding, and there are no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other agreements, arrangements or commitments of any character relating to the issued or unissued share capital or other ownership interest in any of the Transferred Companies or their respective Subsidiaries or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of any Transferred Company or any Subsidiary thereof, and no securities evidencing such rights are authorized, issued or outstanding. None of the Transferred Companies or their respective Subsidiaries has any outstanding bonds, debentures, notes or other obligations which provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of such Transferred Company or its Subsidiaries on any matter. The shares of capital stock or other equity interests of each Subsidiary of a Transferred Company are duly authorized, validly issued, fully paid and nonassessable and owned by such Transferred Company or its other Subsidiaries, free and clear of all Liens, except Permitted Liens. There is no Liability for, or obligation with respect to, any dividends or distributions declared or accumulated but unpaid with respect to any shares of the capital stock or other equity interests of any Transferred Company or Subsidiary thereof. At the Closing, UTFE will transfer and convey to Purchaser or its designee 100% of the equity interests in each of Shenzhen Sullair Asia Industrial Co., Ltd. (“SSAI”) and Suzhou Sullair Air Equipment Co., Ltd. (“SSAE”) (together, the “China JV Entities”), free and clear of all Liens. As of the date hereof, Annex 1 to Section 5.21 of the Seller Disclosure Schedule sets forth a true, correct and complete summary of the matters required to be described thereon.

3.3 Authority Relative to this Agreement. Parent and the Sellers have all necessary corporate or similar power and authority, and each has taken all corporate or similar action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof. This Agreement has been duly and validly executed and delivered by Parent and the Sellers, and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes, and each Ancillary Agreement when executed and delivered by Parent and the Sellers party thereto, and, assuming the due authorization, execution and delivery of such Ancillary Agreement by Purchaser, shall constitute, a valid, legal and binding agreement of Parent and the Sellers, enforceable against Parent and the Sellers in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at Law) (the “Enforceability Exceptions”).

3.4 Consents and Approvals; No Violations. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Parent or any of its Subsidiaries in connection with the execution, delivery and performance by Parent or the Sellers of this Agreement or any Ancillary Agreement or the consummation by Parent or the Sellers of the transactions contemplated by this Agreement or any Ancillary Agreement, except (i) compliance with any applicable requirements of the HSR Act and under any non-U.S. Competition Laws; (ii) compliance with any foreign, state or federal licenses or permits relating to the Business listed on Section 3.4 of the Seller Disclosure Schedule; (iii) any filings, notices, permits (including Environmental Permits), authorizations, registrations, consents or approvals that may be required to be obtained as a result of the conversions to limited liability companies contemplated by Section 5.17(b); and (iv) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a material effect on the Transferred Companies and their respective Subsidiaries, taken as a whole, or the ability of Parent and the Sellers to timely perform their obligations under this Agreement or to consummate the Sale. Assuming compliance with the items described in clauses (i) through (iv) of the preceding sentence, neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by Parent or the Sellers nor the consummation by Parent or the Sellers of the transactions contemplated by this Agreement or any Ancillary Agreement will (A) conflict with or result in any breach, violation or infringement of any provision of the respective articles of incorporation or by-laws (or similar governing documents) of Parent or the Sellers or any Transferred Company or any Subsidiary thereof, (B) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or require the consent of or notice to any Person under, any of the terms, conditions or provisions of any Material Contract, or (C) violate or infringe any Law applicable to Parent or the Sellers or any Transferred Company or any Subsidiary thereof or any of their respective properties or assets, (D) result in the creation of any Lien (except a Permitted Lien) upon any of the assets or properties of any Transferred Company or any Subsidiary thereof, or (E) require the approval or consent of, or notice to, or consultation with, any labor union, works council or other employee representative body, except in the case of clauses (B), (C) and (D) for breaches, violations, infringements, defaults and Liens that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.5 Financial Statements; Liabilities. (a) Section 3.5 of the Seller Disclosure Schedule sets forth the following financial statements: (i) audited, combined and consolidated statements of operations, statements of cash flows and statements of changes of equity of the business of Hamilton Sundstrand Industrial, a component of Hamilton Sundstrand Corporation, a wholly owned Subsidiary of Parent, for the years ended December 31, 2009, 2010 and 2011 and audited, combined and consolidated balance sheets as of December 31, 2010 and December 31, 2011; and (ii) unaudited, combined and consolidated interim statements of operations of the business of Hamilton Sundstrand Industrial, a component of Hamilton Sundstrand Corporation, a wholly owned Subsidiary of Parent, for the three-month period ended March 31, 2012 and 2011 and unaudited, combined and consolidated balance sheets as of March 31, 2012 and 2011 (the items referred to in clause (i), with any notes thereto, being herein collectively referred to as the “Audited Financial Statements”; the items referred to in clause (ii) being herein collectively referred to as the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Audited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be noted therein), and present fairly, in all material respects, the combined and consolidated financial position and the combined and consolidated results of operations, cash flows and changes of equity of the business of Hamilton Sundstrand Industrial, a component of Hamilton Sundstrand Corporation, a wholly owned Subsidiary of Parent, as of the respective dates thereof or the periods then ended. The Interim Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (and do not include any normal and recurring carve-out adjustments normally made to audited financial statements), and present fairly, in all material respects, the combined and consolidated financial position and the combined and consolidated results of operations of the business of Hamilton Sundstrand Industrial, a component of Hamilton Sundstrand Corporation, a wholly owned Subsidiary of Parent, as of the respective dates thereof or the periods then ended, subject in each case to normal and recurring year-end adjustments that were not or are not expected to be material in amount and the absence of disclosures normally made in footnotes to audited financial statements.

(b) There are no Liabilities of the Transferred Companies or their respective Subsidiaries or arising out of the Business, in either case, of any nature, whether or not known or unknown, accrued, contingent or otherwise, that would be required by GAAP to be reflected or reserved against on a combined and consolidated audited balance sheet of the Transferred Companies and their respective Subsidiaries or disclosed in the footnotes thereto, other than those that (i) are reflected or reserved against on the Audited Financial Statements; (ii) have been incurred in the ordinary course of business of the Transferred Companies and their respective Subsidiaries, consistent with past practices, since the date of the most recent balance sheet included in the Audited Financial Statements; (iii) are permitted or contemplated by this Agreement (including Liabilities disclosed in the Seller Disclosure Schedule); (iv) have been discharged or paid off in full; or (v) individually or in the aggregate, are not, and would not reasonably be expected to be, material to the Transferred Companies and their respective Subsidiaries or the Business, in each case, taken as a whole.

3.6 Absence of Certain Changes or Events. Since December 31, 2011, (a) except as contemplated by this Agreement (including the reorganizations and transactions undertaken to facilitate the Sale as set forth in Section 5.17 of the Seller Disclosure Schedule), Parent and the Sellers and their respective Subsidiaries have conducted the Business in the ordinary course consistent with past practice, (b) there have not occurred any events, circumstances, developments, changes or effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect, and (c) none of the Transferred Companies or their respective Subsidiaries or, solely with respect to the conduct of the Business, any member of the Parent Group has taken or agreed to take any action that would be prohibited by sub-clause (iii) of Section 5.4(a)(3), Section 5.4(a)(6), Section 5.4(a)(9), Section 5.4(a)(10), or Section 5.4(a)(12) if taken after the date hereof.

3.7 Litigation. As of the date of this Agreement, (i) (x) there is no Action pending, or to the Knowledge of the Sellers, threatened, against any Transferred Company or any Subsidiary thereof, or arising out of or relating to the Business, and (y) to the Knowledge of the Sellers, there is no investigation by any Governmental Entity pending or threatened against any Transferred Company or any Subsidiary thereof, or arising out of or relating to the Business, except, in each case, that would not reasonably be expected to result in the imposition of Losses in an amount in excess of $2,500,000, either individually or in the aggregate (if arising from related Actions), or result in the imposition of any equitable relief, and (ii) no Transferred Company or Subsidiary thereof or any of their respective assets or properties is (and the Business is not) subject to any outstanding material Order, writ, or injunction.

3.8 Compliance with Laws. Excluding Environmental Laws and any Order issued by a Governmental Entity arising under Environmental Laws which are the subject of Section 3.14, (i) none of the Transferred Companies or their respective Subsidiaries or, solely with respect to the conduct of the Business, Parent or its other Subsidiaries is, or in the past two

(2) years has been, in violation in any material respect of any Laws or Order issued by a Governmental Entity applicable to it, its assets or properties or the conduct of the Business, and (ii) neither Parent nor any of its Subsidiaries has (x) received any written notice alleging any such violation or (y) conducted any internal investigation in connection with which outside legal counsel was retained for the purpose of conducting or assisting with such investigation with respect to any actual, potential or alleged violation of the type described in the foregoing clause (i).

3.9 Permits. Except with respect to Environmental Permits which are the subject of Section 3.14(b), the Transferred Companies and their respective Subsidiaries hold (i) all Export Control Authorizations and (ii) all other material Permits, licenses, variances, exemptions, orders and other authorizations, consents and approvals of all Governmental Entities necessary for the conduct of the Business (collectively, the “Transferred Company Permits”). The Transferred Companies and their respective Subsidiaries are in compliance in all material respects with the terms of the Transferred Company Permits. To the Knowledge of the Sellers, each such Transferred Company Permit is valid, subsisting and in full force and effect.

3.10 Employee Benefit Plans. (a) Each material Transferred Company Benefit Plan (other any government sponsored plan, program or arrangement) in effect as of the date of this Agreement is set forth on Section 3.10(a)(i) of the Seller Disclosure Schedule. Each material Seller Benefit Plan (other than any government sponsored plan, program or arrangement) in effect as of the date of this Agreement is set forth on Section 3.10(a)(ii) of the Seller Disclosure Schedule. The Sellers have made available to Purchaser correct and complete copies of the following documents, as applicable, with respect to each material Transferred Company Benefit Plan: (1) the plan document, as amended from time to time and any related trust agreements, insurance contracts or other funding vehicles and all material amendments thereto; (2) the most recent Form 5500 and any attached financial statement and any related actuarial reports; (3) the last determination or opinion letter provided by a Governmental Entity; (4) summary plan description; and (5) all material notices from any governmental agency or entity issued to any Transferred Company or Subsidiary thereof as to any matter related to such Transferred Company Benefit Plan’s compliance with Law that remains unresolved. The Sellers have made available to Purchaser prior to the date hereof correct and complete copies of the following documents, as applicable, with respect to each material Seller Benefit Plan (other than any government sponsored plan, program or arrangement): (x) the plan document, and all material amendments thereto, and (y) any summary plan description.

(b) Each Transferred Company Benefit Plan (other than any government sponsored plan, program or arrangement) has been maintained and operated in compliance in all material respects with applicable Law, and no litigation or asserted claims exist with respect to any such plan for which Transferred Companies or their respective Subsidiaries would reasonably be expected to have any material liability, other than claims for benefits in the normal course of business. No non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any U.S. Transferred Company Benefit Plan with respect to which any of the Transferred Companies or their respective Subsidiaries has any material Liability.

(c) Each U.S. Transferred Company Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS stating that it is so qualified. Each International Transferred Company Benefit Plan that is required to be registered has been registered (and where applicable accepted for registration) and has been maintained in all material respects in good standing with applicable Governmental Entities.

(d) Except as set forth on Section 3.10(d) of the Seller Disclosure Schedule, no Transferred Company Benefit Plan currently covering any current or former Business Employee is an “employee pension benefit plan” as defined in Section 3(2) of ERISA, “multiemployer plan” within the meaning of Section 3(37) of ERISA or a plan or arrangement providing pension or retirement benefits to any International Business Employee (or any spouse or beneficiary thereof). Except as would not reasonably be expected to result in a material Liability to any of the Purchaser Indemnified Parties, no condition exists that presents a material risk to any of the Transferred Companies or their respective Subsidiaries of incurring any Liability under Title IV of ERISA or under Section 412 or Section 430 of the Code. No Business Employee has a contractual right to a defined benefit pension benefit in respect of service following the Closing except as required by applicable statutory law. Haskel Europe Ltd and HMD Seal/less Pumps Ltd are the only Transferred Companies or Subsidiaries thereof that participate or within the last six (6) years have participated in the United Technologies Corporation (UK) Pension Scheme (the “UK DB Plan”). No “contribution notice” or “financial support direction” (both terms as defined in sections 38 to 51 of the UK Pensions Act 2004) has been issued (or, to the Knowledge of the Sellers, threatened to be issued) against any Transferred Company or any of its Subsidiaries in relation to the UK DB Plan. To the Knowledge of the Sellers, no “notifiable event,” as defined in section 69 of the UK Pensions Act 2004, has occurred in relation to the UK DB Plan.

(e) None of the Transferred Companies or their respective Subsidiaries has any obligation to provide post-employment, post-service or retiree health benefits or life insurance coverages or supplemental pension or supplemental retirement benefits to current or former Business Employees, except (A) with respect to U.S. Business Employees, for health continuation coverage required by Section 4980B of the Code or similar applicable Law, and (B) with respect to International Business Employees, as required by applicable Law.

(f) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any U.S. Business Employee who is a “disqualified individual” within the meaning of Section 280G of the Code would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement. No U.S. Business Employee is entitled to a gross-up of any Taxes imposed by Section 4999 of the Code.

(g) Except as would not reasonably be expected to result in a material Liability to any of the Purchaser Indemnified Parties, without limiting the generality of the foregoing representations, each International Transferred Company Benefit Plan that is required to be funded is funded to the extent required by applicable Law, and with respect to all International Transferred Company Benefit Plans, adequate reserves therefor have been established on the accounting statements of the applicable International Transferred Company or Subsidiary thereof to the extent required by applicable accounting standards.

(h) Each U.S. Transferred Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is nonqualified deferred compensation subject to Section 409A of the Code, (i) has been operated in all material respects in good faith compliance with Section 409A of the Code since January 1, 2005, and all applicable regulations and notices issued thereunder, and (ii) since January 1, 2009, has been in documentary compliance with Section 409A of the Code.

(i) For the purpose of the second sentence of Section 6.1(a), the employee benefit plans and fringe benefits in effect immediately prior to the Closing provide awards of equity compensation only for those Persons listed on Section 6.1(a)(iii) of the Seller Disclosure Schedule.

3.11 Employees; Labor Matters. (a) No Transferred Company or any Subsidiary thereof is party to any collective bargaining, works council or similar agreement concerning wages, hours, working conditions, or the representation of employees, no Business Employee is subject to or covered by any such agreement and neither any Transferred Company nor any Subsidiary thereof has recognized any trade union or other employee representative body.

(b) Except as set forth on Section 3.11(b) of the Seller Disclosure Schedule, and except as required by applicable statutory law, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with a subsequent event) will result in the acceleration or creation of any rights of any Business Employee to payments or benefits or increases in or funding of any payments or benefits or any loan forgiveness.

(c) Except as would not reasonably be expected to result in a material Liability to any of the Purchaser Indemnified Parties, (i) during the three (3)-year period immediately prior to the date of this Agreement, there have been no strikes, lockouts, grievances or other labor disputes with respect to any Business Employees, and to the Knowledge of the Sellers, none are threatened, and (ii) to the Knowledge of the Sellers, the Transferred Companies and their respective Subsidiaries have not experienced any attempt by organized labor to cause the Transferred Companies and their respective Subsidiaries to comply with or conform to demands of organized labor relating to non-represented Business Employees.

(d) Section 3.11(d) of the Seller Disclosure Schedule sets forth a complete list of all written employment or severance agreements (other than agreements based on applicable Law or works customs and/or collective bargaining agreements) to which, as of the date of this Agreement, any Transferred Company or any Subsidiary thereof is a party with respect to (i) any executive officer or corporate officer or (ii) any other current employee whose annual base salary or wages during the current fiscal year will exceed $150,000, in each case of (i) and (ii) which may not be terminated at will, or by giving notice of ninety (90) days or less, without an obligation to pay severance or termination pay, other than severance or termination pay required by applicable Law. Correct and complete copies of the Contracts listed on Section 3.11(d) of the Seller Disclosure Schedule have been made available to Purchaser prior to the date hereof.

(e) Neither any of the Transferred Companies nor any Subsidiary thereof has during the twelve months prior to the date hereof been party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006 or 1981 or similar local legislation (a “Relevant Transfer”). No International Business Employee has transferred to any Transferred Company or Subsidiary thereof under a Relevant Transfer who at any time before the Relevant Transfer: (i) was a member of a defined benefit occupation pension plan; or (ii) was a member of a plan providing an interest in or option over stock where that plan has not been materially replicated.

(f) The Sellers have made available to Purchaser a complete and accurate list of all Business Employees as of the date of this Agreement.

3.12 Real Property. (a) Section 3.12(a) of the Seller Disclosure Schedule sets forth a complete and accurate, in all material respects, list of all of the real property owned by any Transferred Company or any Subsidiary thereof (the “Owned Real Property”). The Transferred Companies and their respective Subsidiaries, as applicable, have fee simple or comparable valid title to all Owned Real Property, free and clear of all Liens, except Permitted Liens. Neither Parent nor its Subsidiaries have received written notice of any, and to the Knowledge of the Sellers, there is no, material default under any restrictive covenants affecting the Owned Real Property and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default under any such restrictive covenants.

(b) Section 3.12(b) of the Seller Disclosure Schedule sets forth a complete and accurate, in all material respects, list of all of the real property leased by any Transferred Company or any Subsidiary thereof that is material to the operation of the Business (the “Leased Real Property”). The Transferred Companies and their respective Subsidiaries, as applicable, have a leasehold or subleasehold (as applicable) interest in all Leased Real Property, free and clear of all Liens, except Permitted Liens. All leases and subleases for the Leased Real Property under which any Transferred Company or its Subsidiaries is a lessee or sublessee are in full force and effect and are enforceable in accordance with their respective terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law) except as would not reasonably be excepted to have a Material Adverse Effect. Neither Parent, the Sellers nor any of their respective Subsidiaries has received any written notice of any, and to the Knowledge of the Sellers there is no, default under any such lease or sublease affecting the Leased Real Property, except as would not reasonably be expected to have a Material Adverse Effect.

3.13 Taxes.

(a) All material Tax Returns required to be filed by, or with respect to any Transferred Company or any Subsidiary thereof have been timely filed (taking into account valid extensions) and all such Tax Returns are correct and complete in all material respects.

(b) All material Taxes required to be paid by each Transferred Company and any Subsidiary thereof have been paid or will be timely paid by the due date thereof.

(c) There is no material pending Action or, to the Knowledge of the Sellers, any material Action or investigation threatened in writing by any Governmental Entity with respect to any Taxes of the Transferred Companies or their respective Subsidiaries. No material deficiency for Taxes has been asserted or assessed by any Governmental Entity in writing against any Transferred Company or any Subsidiary thereof, except for deficiencies that have been fully satisfied by payment, settled or withdrawn. No written claim has been received since December 31, 2006 from a Governmental Entity in a jurisdiction where any U.S. Company does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction and, to the Knowledge of the Sellers, no written claim has been received since December 31, 2006 in a jurisdiction where any Foreign Transferred Company does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.

(d) None of the Transferred Companies or any Subsidiary thereof has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension has not since expired.

(e) Each of the Transferred Companies and their respective Subsidiaries has complied in all material respects with all applicable Laws relating to the withholding of Taxes.

(f) Within the past two (2) years none of the Transferred Companies or their respective Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(g) None of the Transferred Companies or their respective Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(h) There are no Tax allocation, Tax sharing or Tax indemnification agreements or other similar arrangements (other than any ordinary course commercial agreements or arrangements, the principal purpose of which does not relate to Taxes) under which any Transferred Company or any Subsidiary thereof would be liable after the Closing for Taxes of any other Person (other than another Transferred Company or any Subsidiary thereof).

(i) None of the Transferred Companies or any Subsidiary thereof (i) has been a member of an affiliated group filing a combined, consolidated, unitary or other group Tax Return (other than an affiliated group of which the common parent is Parent, a Seller, a Transferred Company or a Subsidiary of a Transferred Company) or (ii) has any Liability for the Taxes of any Person (other than any Person that is a member of the U.S. federal consolidated income tax group of which Parent or any of its Subsidiaries is or was the common parent) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by contract, or otherwise.

(j) None of the Transferred Companies or any Subsidiary thereof will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Period as a result of (i) any change in method of accounting on or prior to the Closing Date, (ii) any written agreement with a Governmental Entity executed on or prior to the Closing Date, (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amounts received on or prior to the Closing Date or (v) any election under Section 108(i) of the Code made on or prior to the Closing Date.

(k) None of the Foreign Transferred Companies or any Subsidiary thereof (i) is treated as a domestic corporation under Section 7874(b) of the Code or (ii) has elected under Section 897(i) of the Code to be treated as a domestic corporation.

(l) Section 3.13 of the Seller Disclosure Schedule sets forth each Transferred Company and each Subsidiary thereof for which an entity classification election pursuant to Treasury Regulation Section 301.7701-3 was made to be treated as other than such entity’s default classification pursuant to Treasury Regulation Section 301.7701-3(b) for U.S. federal income tax purposes (and the type of such election).

(m) At Closing, each U.S. Company will be a member of the “affiliated group,” within the meaning of Section 1504(a)(1) of the Code, of which Parent is the common parent.

(n) It is agreed and understood that no representation or warranty is made by Parent or the Sellers in this Agreement in respect of Tax matters, other than the representations and warranties set forth in Section 3.10 and this Section 3.13.

3.14 Environmental Matters.

(a) The Transferred Companies, the Subsidiaries of the Transferred Companies and the facilities and operations on the Owned Real Property and the Leased Real Property are, and during the past two (2) years have been, in compliance with applicable Environmental Laws relating to the Business, except for noncompliance that has not imposed, and would not be reasonably expected to impose, a Material Environmental Liability.

(b) The Transferred Companies and their respective Subsidiaries possess all material Environmental Permits required for operation of the Business as currently conducted, and all such Environmental Permits are set forth on Section 3.14(b) of the Seller Disclosure Schedule. To the Knowledge of the Sellers, each such Environmental Permit is valid, subsisting and in full force and effect, and no appeals or other proceedings are pending or threatened with respect to the issuance, terms or conditions of any such Environmental Permit. Neither any Seller nor any Transferred Company nor any Subsidiary of a Transferred Company has received any written notice or other written communication from any Governmental Entity or other Person regarding any revocation, withdrawal, non-renewal, suspension, cancellation, or termination of any such Environmental Permit.

(c) Parent, the Sellers, the Transferred Companies and the Subsidiaries of the Transferred Companies have not, and, to the Knowledge of the Sellers, no other Subsidiary of Parent has, received any written notice alleging any unresolved material violation of any

Environmental Law in relation to the Owned Real Property, Leased Real Property, facilities or operations of the Business.

(d) (i) No claim or Action is pending or, to the Knowledge of the Sellers, threatened that asserts, and (ii) to the Knowledge of the Sellers, no investigation by Governmental Entities is pending or threatened involving, in each case, any actual or potential Material Environmental Liability against any of the Transferred Companies or their respective Subsidiaries or otherwise relating to the Business. Parent, the Sellers, the Transferred Companies and the Subsidiaries of the Transferred Companies have not, and, to the Knowledge of the Sellers, no other Subsidiary of Parent has, received any written notice alleging any Material Environmental Liability against any of the Transferred Companies or their respective Subsidiaries or otherwise relating to the Business.

(e) No Environmental Condition exists on or at any of the Owned Real Property or Leased Real Property or, to the Knowledge of the Sellers, any property formerly owned, leased or used by the Transferred Companies or their respective Subsidiaries, that would reasonably be expected to impose a Material Environmental Liability on the Transferred Companies or their respective Subsidiaries.

(f) The Sellers or the Transferred Companies or the Subsidiaries of the Transferred Companies have delivered to Purchaser or provided Purchaser with access to all material Environmental Site Assessments, or reasonable and accurate summaries thereof, conducted during the three (3)-year period prior to the date of this Agreement pertaining to Environmental Conditions on or at the Owned Real Property or Leased Real Property possessed by, or under the custody or control of, Parent or the Sellers or the Transferred Companies or the Subsidiaries of the Transferred Companies.

(g) Notwithstanding any other provisions of this Agreement, Purchaser acknowledges and agrees that the representations and warranties contained in Section 3.4 and this Section 3.14 are the only representations and warranties given by Parent and the Sellers with respect to environmental matters or compliance with Environmental Laws and Regulated Substances and no other provisions of this Agreement shall be interpreted as containing any representation or warranty with respect thereto.

3.15 Material Contracts. (a) Section 3.15 of the Seller Disclosure Schedule sets forth as of the date of this Agreement a true and complete list of the following Contracts to which the Transferred Companies or any of their respective Subsidiaries is a party or is bound or otherwise in relation to the Business (all such Contracts required to be listed on Section 3.15 of the Seller Disclosure Schedule, together with all Material Purchase Orders, the “Material Contracts”):

(1) Contracts material to the Business containing a minimum purchase requirement for the Transferred Companies or their respective Subsidiaries to purchase during the twelve (12)-month period immediately following, or pursuant to which the Transferred Companies or their respective Subsidiaries have purchased during the twelve (12)-month period immediately preceding, December 31, 2011, in the aggregate, a minimum of $15,000,000 of goods and/or services on an annual basis;

(2) Contracts material to the Business containing a minimum supply commitment for the Transferred Companies or their respective Subsidiaries to sell during the twelve (12)-month period immediately following, or pursuant to which the Transferred Companies or their respective Subsidiaries have sold during the twelve (12)-month period immediately preceding, December 31, 2011, in the aggregate, a minimum of $10,000,000 of goods and/or services on an annual basis;

(3) any Contract containing any future capital expenditure obligations of the Transferred Companies or their respective Subsidiaries (or otherwise relating to the Business) in excess of $5,000,000;

(4) any joint venture, partnership, shareholders or other similar agreement involving a Transferred Company or its Subsidiaries (including, for this purpose, Sullair Argentina S.A., Sullair do Brasil Ltda. and IHI-Sullair Compression Technology (Suzhou) Co., Ltd.) with a third party;

(5) (i) any Contract entered into after January 1, 2011, or not yet consummated, relating to the acquisition or disposition of any business, assets or capital stock or other equity interests of any Person (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $2,500,000 individually, or $7,500,000 in the aggregate, other than purchases or sales of raw materials, inventory or similar assets in the ordinary course of business, and (ii) any Contract relating to the acquisition or disposition of any business, assets or capital stock or other equity interests of any Person (whether by merger, sale of stock, sale of assets or otherwise) under which the Transferred Companies or their respective Subsidiaries will have an obligation with respect to an “earn out,” contingent purchase price, or similar contingent payment obligation or indemnification obligations (but excluding indemnification obligations with respect to any retained liabilities);

(6) any Contract containing covenants that would by its terms restrict or limit in any material respect the ability of the Transferred Companies or their respective Affiliates after the Closing to compete in any business or with any Person or in any geographic area;

(7) any collective bargaining agreement or other Contract with a labor union or other labor organization;

(8) (i) any Contract pursuant to which any of the Transferred Companies or their respective Subsidiaries will license or is otherwise permitted by a third party to use any material Intellectual Property (other than any “shrink wrap”, “commercially available software package”, or “click through” license), or (ii) any Contract pursuant to which a third party licenses or is otherwise permitted to use any material Intellectual Property owned by any of the Transferred Companies or their respective Subsidiaries;

(9) any lease or sublease related to (i) any Leased Real Property at which any Transferred Company or Subsidiary thereof currently conducts manufacturing or assembling activities and (ii) any other Leased Real Property providing for annual rents in excess of $1,000,000;

(10) any Contract with any supplier or customer of any Transferred Company or Subsidiary thereof or any other Person pursuant to which the Transferred Companies and their respective Subsidiaries would reasonably expect to make or receive aggregate payments, or otherwise involves consideration with a value, in excess of $5,000,000 in any calendar year;

(11) any Contract relating to or evidencing Indebtedness in excess of $2,500,000 individually or $7,500,000 in the aggregate; and

(12) the China JV Buy-Out Agreements.

(b) It is agreed and understood that (i) purchase orders and invoices for the purchase or sale of products or services by the Business having an aggregate value with any one supplier or customer in excess of $5,000,000 in any calendar year (the “Material Purchase Orders”) shall not be required to be listed in Section 3.15 of the Seller Disclosure Schedule, (ii) the identity of any customer, supplier or other Person that is a counterparty to a Material Purchase Order shall be listed on Section 3.15(a)(10) of the Seller Disclosure Schedule, and (iii) Material Purchase Orders shall be considered to be “Material Contracts” for purposes of this Agreement.

(c) A correct and complete copy of each Material Contract (other than purchase orders and invoices that do not deviate in any material respect from the standard forms made available to Purchaser prior to the date hereof) has been made available to Purchaser prior to the date hereof. Each Material Contract is a legal, valid and binding obligation of a Transferred Company or one of its Subsidiaries, as applicable, and, to the Knowledge of the Sellers, on each counterparty and is in full force and effect. Neither the Transferred Companies nor their respective Subsidiaries, nor to the Knowledge of the Sellers, any other party thereto, is in breach of, or in default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Transferred Companies or their respective Subsidiaries, or, to the Knowledge of the Sellers, any other party thereto, except for such breaches and defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a material effect on the Transferred Companies and their respective Subsidiaries, taken as a whole. As of the date hereof, neither Parent nor any of the Sellers, the Transferred Companies nor any of the Subsidiaries of the Transferred Companies has received written notice of termination, cancellation or non-renewal with respect to any Material Contract.

3.16 Intellectual Property. (a) Section 3.16(a) of the Seller Disclosure Schedule sets forth a list that is complete and accurate (except for errors that are not significant) of all registrations of Intellectual Property and applications therefor owned or used by the Transferred Companies and their respective Subsidiaries that are material to the Business as conducted as of the date of this Agreement (the “Company Intellectual Property”).

(b) Except as set forth on Section 3.16(b) of the Seller Disclosure Schedule, (i) the Transferred Companies and their respective Subsidiaries own the Company Intellectual Property, free and clear of all Liens except for Permitted Liens, or are licensed or otherwise possess valid rights to use the Company Intellectual Property; (ii) to the Knowledge of the Sellers, the conduct of the Business as conducted as of the date of this Agreement does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party; (iii) there are no pending or, to the Knowledge of the Sellers, any threatened claims with respect to the Company Intellectual Property; and (iv) to the Knowledge of the Sellers, no third party is currently materially infringing or materially misappropriating the Company Intellectual Property. To the Knowledge of the Sellers, the registered Company Intellectual Property is in force and valid, or to the extent such items are applications, are pending without challenge (other than office actions that may be pending before the United States Patent and Trademark Office or its foreign equivalents).

3.17 Intercompany Arrangements. Except for any Contracts that are not material in amount, Section 3.17 of the Seller Disclosure Schedule lists all Contracts between or among any Transferred Company or Subsidiary thereof, on the one hand, and (i) any member of the Parent Group or (ii) any officer or director of any member of the Parent Group (other than any Benefit Plan), on the other hand.

3.18 Brokers. Except for Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or the Sellers.

3.19 Sufficiency of Assets. At the Closing, the Transferred Companies and their respective Subsidiaries will, (a) taking into account all of the Ancillary Agreements, and (b) assuming all consents set forth on Section 3.4 of the Seller Disclosure Schedule and Permits have been obtained, own (including by means of ownership of rights to use pursuant to licenses or other Contracts) all of the assets (other than the assets used by Parent and the Sellers to perform their respective obligations under the Ancillary Agreements) necessary to conduct in all material respects the Business as conducted as of the date of this Agreement.

3.20 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III or any Ancillary Agreement, Purchaser acknowledges that neither Parent nor the Sellers nor any other Person or entity on behalf of Parent or the Sellers has made, and the Purchaser Related Parties have not relied upon, any representation or warranty, whether express or implied, with respect to Parent, the Sellers, the Transferred Companies, the Subsidiaries of the Transferred Companies or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Purchaser by or on behalf of Parent or the Sellers.

3.21 Absence of Certain Business Practices. During the past three (3) years, (i) neither Parent nor any of its Subsidiaries has, in connection with or relating to the Business,

violated any Law relating to anti-bribery or anticorruption or that otherwise prohibits the corrupt payment to any government or public officials, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act 2010 (all such Laws, “Anticorruption Laws”), (ii) to the Knowledge of the Sellers, no director, officer, agent, employee, representative, consultant or other Person acting for or on behalf of Parent or any of its Subsidiaries has, in connection with or relating to the Business, violated any Anticorruption Law, and (iii) neither Parent nor any of its Subsidiaries has, in connection with or relating to the Business, received any written notice alleging any such violation or conducted any internal investigation in connection with which outside legal counsel was retained for the purpose of conducting or assisting with such investigation with respect to any actual, potential or alleged violation of any Anticorruption Law.

3.22 Military and Defense Products and Services. Section 3.22 of the Seller Disclosure Schedule sets forth an accurate list of all Military and Defense Products and Services provided or sold by the Business or any of the Transferred Companies and their respective Subsidiaries in the last fiscal year and the annual dollar amount of such Military and Defense Products and Services for the last fiscal year (other than sales of Military and Defense Products and Services that do not exceed $500,000 in the aggregate during such fiscal year).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PURCHASER

Except as set forth in the disclosure schedule delivered to Parent and the Sellers prior to the execution of this Agreement (the “Purchaser Disclosure Schedule”) (it being agreed that disclosure of any item in any Section of the Purchaser Disclosure Schedule with respect to any Section or subsection of this Article IV shall be deemed disclosed with respect to any other Section or subsection of this Article IV to the extent the applicability of such disclosure is reasonably apparent on the face of such disclosure), Purchaser represents and warrants to Parent and each of the Sellers as follows:

4.1 Organization and Qualification; Subsidiaries. Purchaser is a private limited liability company duly organized and validly existing under the Laws of Luxembourg, and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except for where the failure to be so qualified or in good standing would not, individually or in the aggregate, impair in any material respect the ability of Parent and the Sellers or Purchaser, as the case may be, to perform their respective obligations under this Agreement or prevent or materially delay the consummation of the Sale.

4.2 Authority Relative to this Agreement. Purchaser has all necessary limited liability company power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof. This Agreement has been duly and validly executed and delivered by

Purchaser and, assuming the due authorization, execution and delivery of this Agreement by Parent and the Sellers, constitutes, and each Ancillary Agreement when executed and delivered by Purchaser, and, assuming the due authorization, execution and delivery of such Ancillary Agreement by Parent and the Sellers party thereto, shall constitute, a valid, legal and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

4.3 Consents and Approvals; No Violations. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Purchaser for the execution, delivery and performance by Purchaser of this Agreement or any Ancillary Agreement or the consummation by Purchaser of the transactions contemplated by this Agreement or any Ancillary Agreement, except (i) compliance with any applicable requirements of the HSR Act and under any non-U.S. Competition Laws; (ii) compliance with any foreign, state or federal licenses or permits listed on Section 4.3 of the Purchaser Disclosure Schedule; and (iii) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not reasonably be expected to be material to Purchaser. Assuming compliance with the items described clauses (i) through (iii) of in the preceding sentence, and except as would not impair in any material respect the ability of Parent and the Sellers or Purchaser, as the case may be, to perform their respective obligations under this Agreement or any Ancillary Agreement or prevent or materially delay the consummation of the Sale, neither the execution, delivery and performance of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated by this Agreement or any Ancillary Agreement will (A) conflict with or result in any breach, violation or infringement of any provision of the respective articles of incorporation or by-laws (or similar governing documents) of Purchaser or any of its Subsidiaries, (B) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of its properties or assets may be bound or (C) violate or infringe any Law applicable to Purchaser or any of its Subsidiaries or any of their respective properties or assets.

4.4 Financing.

(a) Purchaser has delivered to Parent a true and complete copy of the executed commitment letter, dated as of the date hereof, among Purchaser and each of Credit Suisse AG and/or its Affiliates, Credit Suisse Securities (USA) LLC, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Royal Bank of Canada, RBC Capital Markets, Citigroup Global Markets Inc. and/or its Affiliates, Morgan Stanley Senior Funding, Inc. and/or its Affiliates, UBS Loan Finance LLC and UBS Securities LLC (the “Debt Financing Commitment”), pursuant to which the Financing Sources party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement (including funding the Purchase Price) and related fees and expenses (such committed financing, together with, unless the context requires otherwise, any debt securities to be issued in lieu thereof, the “Debt Financing”). Purchaser has delivered to Parent a true and complete copy of the respective executed commitment letters, each dated as of the date hereof, between Purchaser and each Guarantor (collectively, the “Equity Financing Commitments” and, together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which the Guarantors have committed, subject to the terms and conditions set forth therein, to invest in Purchaser the cash amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). As of the date hereof, (i) none of the Financing Commitments has been amended or modified, (ii) no such amendment or modification is contemplated, and (iii) the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect and, to the Knowledge of Purchaser, no withdrawal or rescission thereof is contemplated. Except for fee letters relating to fees with respect to the Debt Financing (complete copies of which have been provided to Parent, with only fee amounts, pricing caps and certain economic terms (none of which would adversely affect the amount or availability of the Debt Financing) redacted) and customary engagement letters with respect to debt securities that may form part of the Debt Financing (none of which would adversely affect the amount or availability of the Debt Financing), as of the date hereof, there are no side letters or other Contracts or arrangements related to the funding or investing, as applicable, of the Financing. Purchaser has fully paid (or caused to be paid) any and all commitment fees or other fees in connection with the Financing Commitments that are due and payable on or prior to the date hereof and, as of the date hereof, the Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Purchaser and, to the Knowledge of Purchaser, each of the other parties thereto, subject to the Enforceability Exceptions. There are no conditions precedent related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitments delivered to Parent prior to the date hereof. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Purchaser or, to the Knowledge of Purchaser, any other party thereto under any of the Financing Commitments. Assuming the satisfaction in full of the conditions set forth in Sections 8.1 and 8.2, as of the date hereof, Purchaser has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied on a timely basis. Assuming the Financing is funded in accordance with the Financing Commitments, Purchaser will have at and after the Closing funds sufficient to (1) pay the Purchase Price, (2) pay any and all fees and expenses required to be paid by Purchaser in connection with the transactions contemplated by this Agreement and (3) satisfy all of the other payment obligations of Purchaser contemplated hereunder. In no event shall the receipt or availability of any funds or financing by Purchaser or any Affiliate or any other financing transactions be a condition to any of Purchaser’s obligations hereunder.

(b) Concurrently with the execution and delivery of this Agreement, each of Carlyle Partners V, L.P. and BC European Capital IX (collectively, the “Guarantors”) is entering into a limited guarantee with Parent (collectively, the “Guarantees”) pursuant to which such Guarantor is guaranteeing certain obligations of Purchaser in connection with this Agreement as specified therein. Each of the Guarantees is in full force and effect and is a legal, valid, binding and enforceable obligation of the applicable Guarantor, subject to the Enforceability Exceptions.

4.5 Solvency. Assuming (i) the satisfaction in full of the conditions set forth in Sections 8.1 and 8.2, (ii) the consummation of the financing transactions contemplated by the Financing Commitments on the terms thereof and (iii) the most recent financial forecasts of the Business made available to Purchaser prior to the date hereof have been prepared in good faith upon assumptions that were reasonable, as of the Closing, immediately after giving effect to the consummation of the transactions contemplated by this Agreement, Purchaser and its Subsidiaries will be Solvent. For purposes of this Section 4.5, “Solvent” means, with respect to any Person, that:

(a) the fair saleable value (determined on a going concern basis) of the consolidated assets of such Person and its Subsidiaries shall be greater than the total amount of the consolidated liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed) of such Person and its Subsidiaries;

(b) such Person and its Subsidiaries, on a consolidated basis, shall be able to pay its debts and obligations in the ordinary course of business as they become due; and

(c) such Person and its Subsidiaries, on a consolidated basis, shall have adequate capital to carry on its businesses and all businesses in which it is about to engage.

4.6 Litigation. As of the date of this Agreement, (i) there is no civil, criminal or administrative Action pending, or to the Knowledge of Purchaser, threatened, against Purchaser or any of its Subsidiaries which would reasonably be expected to prevent, hinder or delay any of the transactions contemplated hereby and (ii) neither Purchaser nor any Subsidiary thereof is subject to any outstanding Order, writ, or injunction which would reasonably be expected to prevent, hinder or delay any of the transactions contemplated hereby.

4.7 Broker’s Fees. Except for Citigroup Global Markets Inc. and RBC Capital Markets (the fees of which Purchaser shall be solely responsible for), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

4.8 Acquisition of Shares for Investment. Purchaser has such knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of its purchase of the Shares. Without limiting the other provisions hereof, Purchaser confirms that Parent and the Sellers have made available to Purchaser and Purchaser’s agents the opportunity to ask questions of the officers and management employees of Parent and of the Sellers, and of the Transferred Companies and their respective Subsidiaries as well as access to the documents, information and records of Parent, the Sellers and the Transferred Companies and their respective Subsidiaries and to acquire additional information about the business and financial condition of the Business, and Purchaser confirms that it has made an independent investigation, analysis and evaluation of the Transferred Companies and their respective Subsidiaries and their properties, assets, business, financial condition, prospects, documents, information and records. Purchaser is acquiring the Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Shares. Purchaser acknowledges that the Shares have not been registered under the Securities Act or any state securities Laws, and agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable.

4.9 Inspections; Limitation of Parent’s Warranties. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, the Shares and the businesses and properties of the Transferred Companies and their respective Subsidiaries are furnished “AS IS”, “WHERE IS” AND, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III OR ANY ANCILLARY AGREEMENT, WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AND IN PARTICULAR, WITHOUT ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE ASSETS OR PROPERTIES OF THE TRANSFERRED COMPANIES AND THEIR RESPECTIVE SUBSIDIARIES.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Access to Books and Records. (a) After the date of this Agreement, Parent and the Sellers shall (I) afford to representatives of Purchaser reasonable access, upon reasonable request and notice, to the books, records and employees of the Transferred Companies and their respective Affiliates (to the extent related to the Transferred Companies and their respective Subsidiaries, the Business, or the provision of Services (as defined in the Transition Services Agreement)) during normal business hours consistent with applicable Law and in accordance with the reasonable procedures established by Parent and the Sellers, and (II) until Closing, within twenty (20) days following the end of each calendar month, use reasonable best efforts to furnish to Purchaser unaudited financial statements for the Transferred Companies and their Subsidiaries with respect to such month in a form that is consistent with past practices; provided, however, that (i) no Seller nor any Transferred Company shall be required to violate Law or any obligation of confidentiality to which a Seller or Transferred Company or any of its Subsidiaries may be subject in discharging their obligations pursuant to this Section 5.1(a); and (ii) prior to the Closing Date, Purchaser shall not conduct any Phase II Environmental Site Assessment or conduct any sampling of soil, sediment, surface water, ground water or building material at, on, under or within any facility on the Owned Real Property or the Leased Real Property.

(b) Purchaser agrees that any permitted investigation undertaken by Purchaser pursuant to the access granted under Section 5.1(a) shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business by any Seller or Transferred Company or any of its Subsidiaries and Purchaser and its representatives shall not communicate with any of the employees of the Transferred Companies or their respective Subsidiaries (other than those employees listed on Section 5.1(b) of the Purchaser Disclosure Schedule; provided, however, that Purchaser agrees, at Parent’s request, to keep Parent reasonably informed on a regular basis of its communications with such employees) without the prior written consent of Parent, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Sellers nor any Transferred Company nor any of their respective Subsidiaries shall be required to provide access to or disclose information pursuant to

Section 5.1(a) where, upon the advice of counsel, such access or disclosure would jeopardize the attorney-client privilege of such party or contravene any Laws (it being agreed that, in the event that the restrictions of Section 5.1(a)(i) or this sentence apply, Parent and the Sellers shall cooperate in good faith to design and implement alternative disclosure arrangements to enable Purchaser to evaluate any such information without violating an obligation of confidentiality to any third party, jeopardizing the attorney-client privilege or contravening any Laws).

(c) At and after the Closing, (i) Purchaser shall, and shall cause its Subsidiaries to, afford Parent, the Sellers and their respective representatives, during normal business hours, upon reasonable notice, reasonable access to the books, records, properties and employees of each Transferred Company and its Subsidiaries existing on the Closing Date to the extent that such access may be reasonably requested by Parent, including in connection with financial statements, taxes and SEC reporting obligations, and (ii) Parent shall, and shall cause its Subsidiaries to, afford Purchaser and its Subsidiaries and their respective representatives, during normal business hours, upon reasonable notice, reasonable access to the books, records and employees of each of Parent and its Subsidiaries to the extent related to the Business or the Transferred Companies and their respective Subsidiaries and reasonably requested by Purchaser, including in connection with financial statements, taxes and SEC reporting obligations; provided, however, that nothing in this Agreement shall limit any of Purchaser’s, Parent’s or the Sellers’ rights of discovery. The terms and conditions of Section 5.1(b) shall apply mutatis mutandis to any access provided to Parent, the Sellers and their representatives pursuant to this Section 5.1(c).

(d) Purchaser agrees to hold all the books and records of each Transferred Company and its Subsidiaries existing on the Closing Date and not to destroy or dispose of any thereof for a period of ten (10) years from the Closing Date or such longer time as may be required by Law, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Parent.

5.2 Confidentiality. The terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality and other obligations under the Confidentiality Agreement in respect of that portion of the Proprietary Information (as defined in the Confidentiality Agreement) relating to the Business shall terminate. If, for any reason, the sale of the Shares is not consummated, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms with respect to all Proprietary Information (as defined in the Confidentiality Agreement). The Confidentiality Agreement is hereby amended, as of the date of this Agreement, to include in the definition of “Authorized Recipients” contained therein all existing or prospective equity investors, co-investors and direct and indirect equity and debt financing sources of Purchaser and its stockholders and its and their respective Affiliates and their respective agents, advisors and representatives. The execution of this Agreement shall constitute written consent by Parent pursuant to the Confidentiality Agreement to all actions by the Purchaser Related Parties expressly permitted or contemplated by this Agreement that would otherwise be restricted under Section 7 of the Confidentiality Agreement, which consent shall automatically terminate if this Agreement is terminated pursuant to Section 9.1. Carlyle Investment Management L.L.C. and BC Partners Inc. are express, intended third party beneficiaries of the two immediately preceding sentences. As soon as reasonably practicable after the date hereof, Parent shall instruct each Person (other than the Purchaser Related Parties) in possession of confidential information about the Business that was furnished within the last three (3) years by or on behalf of Parent in connection with any actual or potential proposal by such Person to acquire the Business (or any portion thereof) to promptly return or destroy all such information. Prior to the termination of this Agreement, without Purchaser’s prior written consent, Parent shall not release any third party from, or waive, amend or modify any provision of, or grant permission under, any confidentiality agreement to which Parent is a party that was entered into in connection with its process relating to a sale of the Business (or any portion thereof).

5.3 Efforts. (a) Purchaser, Parent and the Sellers shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in the most expeditious manner possible the Sale, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Sale, (ii) using reasonable best efforts to obtain (and cooperating with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any Governmental Entity responsible for or having jurisdiction over antitrust, competition, trade regulation and/or foreign investment) required to be obtained or made by Purchaser or Parent or the Sellers or any of their respective Subsidiaries in connection with the Sale, and (iii) the execution and delivery of any additional instruments necessary to consummate the Sale and to fully carry out the purposes of this Agreement. Additionally, each of Parent, the Sellers and Purchaser shall use their respective reasonable best efforts to fulfill all conditions precedent to this Agreement and shall not knowingly take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any such Governmental Entity necessary to be obtained prior to the Closing.

(b) Prior to the Closing, Purchaser, Parent and the Sellers shall each keep the others reasonably apprised of the status of matters relating to the completion of the Sale and work cooperatively in connection with obtaining all required consents, authorizations, orders or approvals of, or any exemptions by, any Governmental Entity in connection with the Sale, including by working cooperatively in connection with any sales, divestitures or dispositions of assets or businesses if and to the extent undertaken pursuant to the provisions of this Section 5.3. In that regard, prior to the Closing, subject to the Confidentiality Agreement and Section 5.2, each party shall promptly consult with the other parties to this Agreement to provide any necessary information with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of) all filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Sale. Subject to the Confidentiality Agreement and Section 5.2, each party to this Agreement shall promptly inform the other parties to this Agreement, and if in writing, furnish the other parties with copies of (or, in the case of material oral communications, advise the other parties orally of) any communication from any Governmental Entity regarding the Sale, and permit the other parties to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Entity. If any party to this Agreement or any representative of such party receives a request for additional information or documentary material from any Governmental Entity with respect to the Sale, then such party will use its reasonable best efforts to make, or cause to be made, promptly and after consultation with the other parties to this Agreement, an appropriate response in compliance with such request. No party shall participate in any meeting with any Governmental Entity in connection with this Agreement and the Sale (or make oral submissions at meetings or in telephone or other conversations) unless it consults with the other parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat. Subject to the Confidentiality Agreement and Section 5.2, each party shall furnish the other parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement and the Sale, and furnish the other parties with such necessary information and reasonable assistance as the other parties may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity. Purchaser, Parent and the Sellers may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this Section 5.3 as “outside counsel/corporate in-house antitrust counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel and corporate in-house antitrust counsel of the recipient and will not be disclosed by such outside counsel and corporate in-house antitrust counsel to employees (other than corporate in-house antitrust counsel), officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (Purchaser, Parent or the Sellers, as the case may be) or its legal counsel; provided, however, that materials provided pursuant to this Section 5.3(b) may be redacted (i) to remove references concerning the valuation of the Business, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable legal privilege concerns. To the extent that transfers of any Permits issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Sale, the parties hereto shall use reasonable best efforts to effect such transfers.

(c) Purchaser, Parent and the Sellers shall use their respective reasonable best efforts to file, as promptly as practicable, but in any event no later than ten (10) Business Days after the date of this Agreement, notifications under the HSR Act, and Purchaser, Parent and the Sellers shall use their respective reasonable best efforts to file, as promptly as practicable, any other filings and/or notifications under applicable Competition Laws. In the event that the parties receive a formal request for additional information or documentary materials after an initial notification pursuant to the HSR Act or any other Competition Laws (a “Second Request”), the parties will use their respective reasonable best efforts to respond to such Second Request, as applicable, as promptly as possible and counsel for both parties will reasonably cooperate during the entirety of any such Second Request review process.

(d) Purchaser, Parent and the Sellers shall use their respective reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Sale under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign or supranational Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Competition Laws”). In connection therewith, if any Action is instituted (or threatened to be instituted) challenging the Sale as violative of any Competition Laws, Purchaser, Parent and the Sellers shall cooperate and use their respective reasonable best efforts to vigorously contest and resist any such Action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other Order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Sale, including by vigorously pursuing all available avenues of administrative and judicial appeal. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.3(d) shall limit the right of any party hereto to terminate this Agreement pursuant to Section 9.1(b) so long as such party hereto has, up to the time of termination, complied in all material respects with its obligations under this Agreement. Purchaser, Parent and the Sellers shall use their respective reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Competition Laws with respect to the Sale as promptly as possible after the execution of this Agreement.

(e) Notwithstanding any other provision of this Agreement, Purchaser shall take all actions necessary to avoid or eliminate each and every impediment under any Competition Laws so as to enable the Closing to occur at such time as Purchaser is otherwise required to effect the Closing (and in any event no later than the Outside Date), including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of the Transferred Companies, Purchaser, and their respective Subsidiaries, and (ii) otherwise taking or committing to take actions that after the Closing Date would limit Purchaser’s or its Subsidiaries’ freedom of action with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of the Transferred Companies, Purchaser, and their respective Subsidiaries, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any preliminary or permanent injunction, in any Action under any Competition Laws, which would otherwise have the effect of preventing the Closing, and in that regard Purchaser shall and, if requested by Purchaser, Parent or the Sellers shall (but if not so requested by Purchaser shall not), agree to divest, sell, dispose of, hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to, or Purchaser’s, Parent’s or the Sellers’, or their respective Subsidiaries’ ability to retain, any of the businesses, product lines or assets of the Transferred Companies, Purchaser, or any of their respective Subsidiaries. All such efforts by Purchaser shall be unconditional and shall not be qualified by best efforts and no actions taken pursuant to this Section 5.3(e) shall be considered for purposes of determining whether a Material Adverse Effect has occurred. Notwithstanding the foregoing, Parent and the Sellers shall not be obligated to take any action that is not conditioned on the Closing or that relates to any business or Subsidiary not transferred pursuant to this Agreement.

(f) Whether or not the Sale is consummated, Parent and Purchaser shall each be responsible for one-half of all fees and payments (including filing fees) to any Governmental Entity in order to obtain any consents, approvals or waivers from any Governmental Entity pursuant to this Section 5.3, provided that, notwithstanding anything herein to the contrary, no party shall be required to make any payment to any Person to obtain any consent, approval or waiver from such Person required to consummate the transactions contemplated hereby, other than nominal administrative, processing or similar charges, or other legally required filing fees in connection with filings with any Governmental Entity.

5.4 Conduct of Business. (a) From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except as otherwise contemplated by this Agreement (including any actions or transactions described in Section 5.17 of the Seller Disclosure Schedule), required by Law, or disclosed in Section 5.4 of the Seller Disclosure Schedule, without Purchaser’s written consent (which shall not be unreasonably withheld, conditioned or delayed), (i) Parent shall cause each Transferred Company and each Subsidiary thereof to, and (ii) solely with respect to the conduct of the Business, Parent shall, and shall cause its other Subsidiaries to:

(1) conduct their respective businesses in the ordinary course of business consistent with past practice;

(2) use reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present senior officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them;

(3) not (i) amend or propose to amend the respective certificates of incorporation or by-laws or other organizational documents of the Transferred Companies and their respective Subsidiaries in any manner, or (ii) split, combine or reclassify the capital stock or other equity interests of any Transferred Company or Subsidiary thereof;

(4) not issue, sell, pledge, transfer or dispose of, or agree to issue, sell, pledge, transfer or dispose of, any Shares or other shares of capital stock or other equity interests of any Transferred Company or Subsidiary thereof, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or other equity interests or any debt or equity securities which are convertible into or exercisable or exchangeable for such capital stock or other equity interests;

(5) except for transactions among the Transferred Companies and their respective Subsidiaries that do not involve the incurrence of any Indebtedness, not (i) incur any Indebtedness other than in the ordinary course of business, not to exceed $7,500,000 in the aggregate, (ii) guarantee any obligation of any other Person of the type described in clauses (i) through (vi) of the definition of “Indebtedness”, (iii) make any acquisition of any assets, product lines or businesses in excess of $25,000,000, individually or in the aggregate, other than (x) acquisitions of raw materials and similar assets in the ordinary course of business and (y) acquisitions of businesses, product lines or assets already contracted by Parent, a Seller, any Transferred Company or any of their respective Subsidiaries in the ordinary course of business and pursuant to a Contract made available to Purchaser prior to the date hereof, (iv) sell, pledge, dispose of or encumber any assets, product lines or businesses in excess of $4,000,000, individually or in the aggregate, other than (x) sales or other dispositions of inventory and similar assets in the ordinary course of business and (y) sales or dispositions of businesses, product lines or assets already contracted by Parent, a Seller, any Transferred Company or any of their respective Subsidiaries in the ordinary course of business and pursuant to a Contract made available to Purchaser prior to the date hereof, or (v) enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing;

(6) not enter into any Contract in relation to the Business for the sale, purchase or lease (as lessee) of real property or exercise any option to extend any leases related to the Leased Real Property;

(7) not enter into, amend, or extend any collective bargaining or other labor agreements;

(8) not institute any material increase in the annual level of the compensation of any Business Employees or institute any increase in benefits under any, or adopt any new, profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, severance, termination, welfare or other employee benefit plan available to Business Employees, other than (x) increases made solely with respect to Business Employees who earn less than $100,000 in annual salary and in the ordinary course of the Business (including annual budgeted salary increases and other increases to maintain market competitiveness) and consistent with past practice, (y) as required by any such existing plan, employment agreement, Contract or any Law, or (z) in connection with any changes to a group Seller Benefit Plan in the ordinary course of business and consistent with past practice that apply uniformly to U.S. Business Employees or International Business Employees, as applicable, and other similarly situated employees of Parent, any Sellers and any of their respective Affiliates (provided that any such changes pursuant to this subclause (z) shall not be taken into account in determining whether Purchaser has complied with its obligations under Section 6.1(a));

(9) not make any material change to its methods of financial accounting in effect at December 31, 2011, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law;

(10) except as set forth in the capital budget of the Transferred Companies and their respective Subsidiaries made available to Purchaser prior to the date hereof, commit or authorize any commitment to make any capital expenditures in excess of $5,000,000 in the aggregate, or fail to make material capital expenditures in accordance with such budget;

(11) dissolve, merge or consolidate with any other Person or restructure, reorganize, recapitalize or completely or partially liquidate any of the Transferred Companies or their respective Subsidiaries (except with respect to entities that are dormant as of the date hereof);

(12) make any loans, advances or capital contributions to or investments in any Person (other than another Transferred Company or any of its wholly owned Subsidiaries) in excess of $4,000,000 in the aggregate;

(13) (A) not make, change or revoke any material Tax election, (B) change any annual accounting period, (C) change any material method of accounting for Tax purposes, (D) enter into any written agreement with a Governmental Entity with respect to material Taxes, or (E) settle any claim or assessment for material Taxes, in each case except (x) for any action with respect to Taxes that would not reasonably be expected to have the effect of materially increasing the Tax liability or materially decreasing any Tax asset of Purchaser, any Transferred Company or a Subsidiary thereof, or any of their respective Affiliates in any Post-Closing Period, or (y) any action with respect to the U.S. federal consolidated income tax return of Parent;

(14) (i) modify or amend in any material respect, terminate (other than in accordance with its terms) or cancel any Material Contract or expressly waive any material benefits under any Material Contract or (ii) enter into or extend any Contract that if in effect on the date hereof would be a Material Contract; provided, however, that the Transferred Companies and their respective Subsidiaries shall be permitted to take the actions restricted in clause (ii) if such actions are taken in the ordinary course of business consistent with past practice (it being agreed and understood that this clause (14) shall not apply with respect to the China JV Buy-Out Agreements, which shall be governed by Section 5.21(a);

(15) settle or compromise any Action, or enter into any consent decree or settlement agreement with any Governmental Entity, against or affecting any of the Transferred Companies or their respective Subsidiaries other than settlements or compromises of any Action in the ordinary course of business consistent with past practice and where the amount paid in settlement or compromise does not exceed $3,000,000 individually or $7,500,000 in the aggregate and where such settlements (x) do not impose future restrictions or requirements on the Business or the Transferred Companies and their respective Subsidiaries or any of their respective assets or properties and (y) are paid or otherwise satisfied in full prior to the Closing (it being agreed and understood that this clause (15) shall not apply with respect to Tax matters, which shall be governed by clause (13)); or

(16) agree or commit to do take any action described in this Section 5.4(a).

(b) Notwithstanding the foregoing, nothing in this Section 5.4 shall prohibit or otherwise restrict in any way the operation of the business of Parent or the Sellers, except solely with respect to the conduct of the Business by Parent and the Sellers, including through the Transferred Companies and their respective Subsidiaries.

(c) Promptly following the date hereof, Parent shall establish a project team representing the Transferred Companies and their Respective Subsidiaries (a “Transition Team”) and designate a single representative to serve as the Purchaser contact for such Transition Team. Purchaser shall also promptly designate a single representative to serve as the Parent contact on Purchaser’s behalf. As soon as reasonably practicable following the date hereof, Parent and Purchaser shall prepare jointly with respect to the Transferred Companies and their respective Subsidiaries a detailed implementation plan (the “Transition Plan”) with respect to transformation of the Transferred Companies and their respective Subsidiaries into self-supported entities, both with respect to (i) activities and functions to be transitioned from Parent and its Subsidiaries (other than the Transferred Companies and their respective Subsidiaries) to the Transferred Companies and their respective Subsidiaries or their respective service providers by the Closing Date as set forth in Schedule 2 to the Transition Services Agreement (“Day 1 Activities”) and (ii) activities and functions that will be so transitioned prior to the end of the term of the Transition Services Agreement. Parent shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to assign, dedicate and commit sufficient resources, including personnel and necessary third party services, and to take all other necessary actions to complete all Day 1 Activities prior to the Closing Date, and Purchaser shall reasonably cooperate in such efforts.

(d) Parent and the Sellers shall use commercially reasonable efforts to cause each Environmental Permit set forth on Section 3.14(b) of the Seller Disclosure Schedule that is either held by or issued in the name of any member of the Parent Group to be transferred to (or, if not transferable, reissued in the name of) the applicable Transferred Company or Subsidiary thereof prior to the Closing, and Purchaser shall reasonably cooperate in Parent’s and the Sellers’ efforts. For any such Environmental Permits that have not been so transferred or reissued prior to the Closing, Parent, the Sellers and Purchaser shall cooperate and use their commercially reasonable efforts to effect such transfer or reissuance after the Closing.

5.5 Consents. Parent shall, and shall cause each Transferred Company and any Subsidiary thereof to, reasonably cooperate with Purchaser to obtain any consents required from third parties in connection with the consummation of the transactions contemplated by this Agreement pursuant to the Material Contracts or as otherwise required for Parent and the Sellers to provide or cause to be provided the Services (as such term is defined in the Transition Services Agreement) (collectively, the “Third Party Consents”). No party shall have any obligation to make payments or incur any Liability to obtain any Third Party Consents, and the failure to receive any Third Party Consents shall not affect any condition to the Closing set forth in Article VIII; provided that the other conditions set forth in Article VIII are satisfied.

5.6 Public Announcements. No party to this Agreement nor any Affiliate or representative of such party shall issue or cause the publication of any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or stock exchange rules, in which case the party required to publish such press release or public announcement shall use reasonable efforts to provide the other party a reasonable opportunity to comment on such press release or public announcement in advance of such publication.

5.7 Dividends; Redemptions; Intercompany Loans. (a) From the date hereof through the Closing Date, except with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) (i) Parent shall cause the Transferred Companies and their respective Subsidiaries not to (A) declare, set aside or pay any dividends or distributions in respect of the capital stock or other equity interests of any Transferred Company or any Subsidiary thereof, (B) redeem or purchase any shares of capital stock or other equity interests of any Transferred Company or any Subsidiary thereof or (C) make any loan or advance to Parent or any of its Subsidiaries (including any other Transferred Company or any Subsidiary thereof) or borrow any amount from, or incur any Indebtedness owing to, Parent or any of its Subsidiaries (including any other Transferred Company or any Subsidiary of any Transferred Company), other than any such loan or Indebtedness that is repaid in cash in full prior to the Closing, and (ii) Parent and its Subsidiaries will cause all intercompany loans (including loans by a Transferred Company or Subsidiary thereof to another Transferred Company or Subsidiary thereof) and other intercompany accounts (except for intercompany trade balances between the Transferred Companies and their Subsidiaries, on the one hand, and Parent and its other Affiliates, on the other hand, described in Section 5.7 of the Seller Disclosure Schedule) to be eliminated prior to the Closing by payment thereof in cash in full; provided, however, that, in the case of each of the foregoing clause (i) and clause (ii), to facilitate the elimination of intercompany accounts as required above or otherwise facilitate the removal of Cash from the Transferred Companies and their respective Subsidiaries prior to the Closing, Parent and its Subsidiaries may:

(1) cause any Transferred Company or Subsidiary to declare and pay dividends or redeem or repurchase shares or equity interests in compliance with Law and all Contracts of the Transferred Companies and their respective Subsidiaries to the extent such dividends, distributions or redemption or repurchase payments are paid solely in cash out of distributable reserves or retained earnings (or any comparable applicable limitation), or, to the extent permitted by applicable local Law, profits generated by such Transferred Company or Subsidiary prior to the Closing Date, of such Transferred Company or Subsidiary, which dividends, distributions or payments do not reduce the paid-in capital, statutory capital or other local Law equivalent or result in negative equity or negative retained earnings or other local Law equivalent;

(2) cause Sundstrand International Corporation SA to make cash distributions by means of a capital reduction in an amount not to exceed $4,000,000 that does not violate any Law or Contract;

(3) cause Sundstrand Holdings SARL to make distributions from share premium and by means of redemption of shares held by United Technologies Holdings SA; provided that (i) such distributions and redemption payments do not exceed $120,000,000 in the aggregate and (ii) such distributions or payments do not (x) reduce the paid-in capital, statutory capital or other local Law equivalent, (y) violate any Law or Contract or (z) result in negative equity or negative retained earnings or other local Law equivalent;

(4) recapitalize the following entities by making cash equity contributions into such entities for the purpose of satisfying requirements of Law or repaying intercompany loans in cash: (i) Sullair Europe SA; (ii) Hidrofire SARL; (iii) Ercole Marelli Financeria SL; (iv) Bombas Ercole Marelli SL; (v) Haskel Hochdruksystem Gmbh; and (vi) Milton Roy India Private Ltd; and

(5) cause any Transferred Company or Subsidiary to repay any intercompany loan in cash.

(b) If, as of the Closing, any Transferred Company or Subsidiary of any Transferred Company holds any Restricted Cash, then (i) for a period of ninety (90) days following the Closing, Purchaser will, and will cause its Subsidiaries to, take such actions within the reasonable control of Purchaser and its Subsidiaries (excluding any contribution of equity to any Transferred Company or Subsidiary, revaluation of assets, redemption or repurchase of shares or other extraordinary transaction), as may be reasonably requested by Parent and at the reasonable, out-of-pocket cost and expense of Parent, to cause such Restricted Cash to be legally distributed to Purchaser in compliance with all Contracts of Purchaser and its Subsidiaries within ninety (90) days of the Closing Date out of the distributable reserves or retained earnings (or other comparable concept) of the Transferred Companies and their Subsidiaries in place as of the Closing Date, or, to the extent permitted by applicable local Law, profits generated by such Transferred Company or Subsidiary prior to the Closing Date, by means of one or more dividends or distributions to Purchaser (other than by intercompany loan or advance or other transaction that results in the creation of an intercompany receivable) from such Transferred Company or Subsidiary and (ii) to the extent any such Restricted Cash is distributed to Purchaser within such ninety (90)-day period, Purchaser will pay to Parent (x) the amount of such Restricted Cash so distributed to Purchaser within such ninety (90)-day period, minus (y) the aggregate amount of all Taxes, out-of-pocket costs and expenses (to the extent not previously reimbursed by Parent) incurred by Purchaser or any of its Subsidiaries (including any of the Transferred Companies or any of their respective Subsidiaries) as a result of such distribution of such Restricted Cash to Purchaser.

(c) For the avoidance of doubt, trade accounts payable and receivable between any Transferred Company or any Subsidiary of a Transferred Company, on the one hand, and another Transferred Company or Subsidiary of a Transferred Company, on the other hand, created in the ordinary course of business, shall not be required to have been eliminated at the Closing.

5.8 Termination of Intercompany Arrangements. Effective at the Closing, all arrangements, understandings or Contracts, including all obligations to provide goods, services or other benefits, by any member of the Parent Group, on the one hand, and any Transferred Company and/or its Subsidiaries on the other hand, shall be terminated without any party having any continuing obligations or Liabilities to the other, except for (i) this Agreement and the Ancillary Agreements, and (ii) other Contracts listed in Section 5.8 of the Seller Disclosure Schedule.

5.9 Guarantees; Commitments. (a) From and after the Closing, Purchaser and the Transferred Companies and the Subsidiaries of the Transferred Companies, jointly and severally, shall forever indemnify and hold harmless Parent, the Sellers or any of their respective Affiliates against any amounts payable following the Closing by Parent, the Sellers or any of their respective Affiliates by reason of or arising out of or in consequence of: (i) any guarantee, indemnity, surety bond, letter of credit, letter of comfort or other similar obligation relating to the Business listed in Section 5.9(a) of the Seller Disclosure Schedule (which list may be supplemented by Parent and the Sellers after the date hereof and at least five (5) Business Days prior to the anticipated Closing Date to include any such guarantee, indemnity, surety bond, letter of credit, letter of comfort or other similar obligation relating to the Business entered into after the date hereof in the ordinary course of business consistent with past practice)

(collectively, the “Indemnified Guarantees”); (ii) any claim or demand for payment made on Parent, the Sellers or any of their respective Affiliates following the Closing with respect to any of the Indemnified Guarantees; or (iii) any Action, claim or proceeding initiated following the Closing by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Indemnified Guarantees.

(b) Purchaser shall use its reasonable best efforts to cause itself or the Transferred Companies or their respective Subsidiaries to be substituted in all respects for Parent, the Sellers and any of their respective Affiliates (other than the Transferred Companies and their respective Subsidiaries), and for Parent, the Sellers and their respective Affiliates (other than the Transferred Companies and their respective Subsidiaries) to be released, in each case effective as of the Closing, in respect of all obligations of Parent, the Sellers and any of their respective Affiliates under each of the guarantees, indemnities, letters of credit, letters of comfort, commitments, understandings, agreements and other obligations of such Persons related to the Business listed in Section 5.9(b) of the Seller Disclosure Schedule (collectively, the “Substituted Guarantees”), and Parent and the Sellers shall reasonably cooperate in Purchaser’s efforts. In furtherance and not in limitation of the preceding, at Parent’s or a Seller’s request, Purchaser will, and will cause the Transferred Companies and the Subsidiaries of the Transferred Companies to, use their respective reasonable best efforts to assign or cause to be assigned, any lease underlying a Substituted Guarantee to a Subsidiary of Purchaser meeting the applicable net worth and other requirements in such lease to give effect to the provisions of the preceding sentence. For any items listed in Section 5.9(b) of the Seller Disclosure Schedule for which Purchaser or any Transferred Company or Subsidiary thereof, as applicable, is not substituted in all respects for Parent, the Sellers and their respective Affiliates (and for which Parent, the Sellers and their respective Affiliates (other than the Transferred Companies and their respective Subsidiaries) are not released) effective as of the Closing, Purchaser shall continue to use its reasonable best efforts, and Purchaser shall cause the Transferred Companies and their respective Subsidiaries to use their reasonable best efforts, to effect such substitution and release after the Closing, and Parent and the Sellers shall continue to reasonably cooperate in Purchaser’s efforts.

(c) Purchaser shall use its reasonable best efforts to cause itself or the Transferred Companies or their respective Subsidiaries to be substituted in all respects for Parent, the Sellers and any of their respective Affiliates (other than the Transferred Companies and their respective Subsidiaries), and for Parent, the Sellers and their respective Affiliates (other than the Transferred Companies and their respective Subsidiaries) to be released, in each case effective as of the Closing, in respect of all obligations of Parent, the Sellers and any of their respective Affiliates under each of the consumer financing arrangements related to the Business listed in Section 5.9(c) of the Seller Disclosure Schedule, and Parent and the Sellers shall reasonably cooperate in Purchaser’s efforts. For any items listed in Section 5.9(c) of the Seller Disclosure Schedule for which Purchaser or any Transferred Company or Subsidiary thereof, as applicable, is not substituted in all respects for Parent, the Sellers and their respective Affiliates (and for which Parent, the Sellers and their respective Affiliates (other than the Transferred Companies and their respective Subsidiaries) are not released) effective as of the Closing, Purchaser shall continue to use its reasonable best efforts, and Purchaser shall cause the Transferred Companies and their respective Subsidiaries to use their reasonable best efforts to, effect such substitution and release after the Closing, and Parent and the Sellers shall continue to reasonably cooperate in Purchaser’s efforts.

5.10 Insurance. (a) Subject to Section 5.10(b), and except as set forth on Section 5.10(a) of the Seller Disclosure Schedule, which includes all insurance policies (other than fronting policies) held by any member of the Parent Group that provide coverage for Losses relating to asbestos or silicosis Actions of the type described in Section 3.7 of the Seller Disclosure Schedule (the “Designated Parent Policies”), and for the Transferred Companies’ or their respective Subsidiaries’ (or their respective predecessors’) insurance policies (collectively with the Designated Parent Policies, the “Specified Policies”), from and after the Closing Date, the Transferred Companies and their respective Subsidiaries shall cease to be insured by Parent, the Sellers or their respective Affiliates’ (other than the Transferred Companies’ or their respective Subsidiaries’) insurance policies or by any of their self-insured programs, and neither Purchaser nor its Subsidiaries shall have any access, right, title or interest to or in any such insurance policies (including, without limitation, to all claims and rights to make claims and all rights to proceeds) to cover any assets of the Transferred Companies or their respective Subsidiaries or any Liability arising from the operation of the Business on or after the Closing, except for the Specified Policies. Parent or the Sellers or any of their respective Affiliates may, to be effective at the Closing, amend any insurance policies (other than the Specified Policies) in the manner it deems appropriate to give effect to this Section 5.10(a). From and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for its operation of the Transferred Companies and their respective Subsidiaries and the Business. Except as otherwise provided in Section 10.2, at the Closing, Purchaser agrees to take over and assume all the known and incurred but not reported claims of the Transferred Companies and their respective Subsidiaries and the Business, which have been incurred as of the Closing Date, and Purchaser agrees to be responsible to pay such claims until they are finally settled and disclosed. Subject to Section 5.10(b), Purchaser further covenants and agrees not to seek to assert or to exercise any rights or claims of any Transferred Company or any Subsidiary of a Transferred Company or the Business under or in respect of any past or current insurance policy (other than the Specified Policies) under which any Transferred Company or Affiliate thereof or the Business is a named insured.

(b) Parent, the Sellers and their Affiliates will keep each of the workers compensation insurance policies (“Workers Compensation Policies”) that apply to current or former Business Employees, including the Workers Compensation Policies set forth on Section 5.10(b) of the Seller Disclosure Schedule, or suitable replacements therefor, in full force and effect through and after the Closing. Notwithstanding Section 5.10(a), with respect to claims for or relating to acts, omissions, events or circumstances relating to current or former Business Employees that occurred or existed prior to the Closing Date that are covered by Workers Compensation Policies (“Pre-Closing WC Claims”), Parent and the Sellers hereby authorize Purchaser to report Pre-Closing WC Claims directly to the provider of such Workers Compensation Policies (the “WC Insurer”) and shall use commercially reasonable efforts to assist Purchaser’s efforts to obtain the benefit of such insurance coverage; provided, however, that Purchaser shall keep Parent and the Sellers reasonably informed and shall exclusively bear and shall, pursuant to the following sentence, repay or reimburse the Sellers for the amount of any Losses incurred by a member of the Parent Group as a result of any such claim, including any deductibles or self-insured retentions associated with any such claims under the Workers Compensation Policies, and shall be liable for and indemnify Parent, the Sellers and their Affiliates against all uninsured, uncovered, unavailable or uncollectible amounts of such claims. Parent and the Sellers shall, on a quarterly basis, submit an invoice to Purchaser for any amounts payable to the WC Insurer in respect of such claims, which Purchaser shall promptly (and in any event within twenty (20) days) reimburse to Parent or the applicable Seller. Following the Closing, Parent and the Sellers shall not, and shall cause their respective Affiliates to not, release, commute, buy-back or otherwise eliminate insurance coverage under any of the Workers Compensation Policies with respect to acts, omissions, events or circumstances relating to Business Employees that occurred or existed prior to the Closing Date.

(c) Following the Closing, Parent shall, and shall cause each other member of the Parent Group to, use its reasonable best efforts to make available to Purchaser upon Purchaser’s request, the Transferred Companies and their respective Subsidiaries all Designated Parent Policies with respect of all asbestos and silicosis product liability Actions of the type listed on Section 3.7 of the Seller Disclosure Schedule pending or asserted against Purchaser, the Transferred Companies or their Subsidiaries (each such claim, a “Covered Claim”), including claims currently being processed under such Designated Parent Policies for the asbestos and silicosis Actions described in Section 3.7 of the Seller Disclosure Schedule. To the extent permitted under any Designated Parent Policy, (i) Purchaser or any Transferred Company or Subsidiary thereof may, after consultation with Parent, submit any Covered Claim the appropriate insurer under the applicable Designated Parent Policy (“Purchaser Insurance Claim”) or (ii) Parent, upon the written request of Purchaser, will submit any Purchaser Insurance Claim on behalf of the applicable Transferred Company or Subsidiary. Parent shall, and shall cause each other member of the Parent Group to, provide reasonable assistance in connection with the pursuit of such claim with the insurer, including submitting such Purchaser Insurance Claim on behalf of the Transferred Companies and their respective Subsidiaries, acting as the direct contact with such insurer, using reasonable best efforts to pursue such claim on behalf of Purchaser, the Transferred Companies and their respective Subsidiaries and remitting any payment in respect of such claim from insurers to Purchaser. Without in any way limiting or amending any other rights that any Purchaser Indemnified Party may have under this Agreement or any Ancillary Agreement (e.g., because the matter giving rise to such claim is a matter for which the Purchaser Indemnified Parties are entitled to indemnification in accordance with this Agreement) with respect to the matter giving rise to such claim, Purchaser shall, and shall cause the Transferred Companies and their respective Subsidiaries to, be responsible for satisfying any applicable deductible, or self-insured retention under the Designated Parent Policies relating to any Purchaser Insurance Claim, and Purchaser shall reimburse the members of the Parent Group for all reasonable out-of-pocket expenses incurred following Closing in connection with submission or pursuit of any Purchaser Insurance Claim at the request of Purchaser, any Transferred Company or any of their Subsidiaries.

5.11 Litigation Support. In the event and for so long as any party is prosecuting, contesting or defending any legal proceeding, Action, investigation, charge, claim, or demand by a third party in connection with (a) any transactions contemplated under this Agreement (other than an action brought against or by any party hereto or any Affiliate of such party), or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business or the Transferred Companies or their respective Subsidiaries, at the reasonable written request of such party, each other party shall, and shall cause its Subsidiaries and Affiliates (and its and their officers and employees) to, cooperate with such party and its counsel in such prosecution, contest or defense, including, without limitation, making available its personnel, and provide such testimony and access to its non-privileged books and records as shall be reasonably necessary in connection with such prosecution, contest or defense, at the sole cost and expense of the prosecuting, contesting or defending party.

5.12 Ancillary Agreements. At the Closing, Parent and the relevant Seller(s) and Purchaser shall execute and deliver the Transition Services Agreement and the Foreign Acquisition Agreements in the forms set forth in Exhibits B and C, respectively. Parent and Purchaser shall negotiate in good faith after the date hereof the ACE License Agreement and the Dijon Agreements (including a French translation of the Dijon Lease Agreement) on the terms and conditions set forth on Exhibits D, F, G, and H respectively, and on such other terms and conditions and in such a form reasonably acceptable to Parent and Purchaser, and (x) Parent shall cause the parties to each Dijon Agreement to execute and deliver such agreement in such form prior to the Closing and (y) Parent and Purchaser shall execute and deliver the ACE License Agreement in such form at the Closing. Parent shall use reasonable best efforts to cause each of Sullair Corporation and Carrier Corporation to negotiate in good faith after the date hereof the Carrier Contract on arms’ length terms and conditions and otherwise in form and substance reasonably acceptable to Purchaser; provided, however, that Parent and Purchaser agree that the Carrier Contract is not required to be entered into prior to or at the Closing.

5.13 Payments. (a) Parent and the Sellers shall promptly pay or deliver to Purchaser any monies or checks which have been sent to a member of the Parent Group after the Closing Date by customers, suppliers or other contracting parties of the Transferred Companies, their respective Subsidiaries or the Business for goods or services provided by the Business.

(b) Parent and the Sellers agree that Purchaser has the right and authority to endorse, without recourse, any check or other evidence of indebtedness received by Purchaser in respect of any Receivable and Parent and the Sellers shall furnish Purchaser such evidence of this authority as Purchaser may request.

(c) Purchaser shall promptly pay or deliver to Parent any monies or checks which have been sent after the Closing Date to Purchaser to the extent they are not due to the Business or any Transferred Company or any Subsidiary of a Transferred Company.

5.14 Termination of Rights to the UTC Marks. (a) Purchaser shall promptly, but in no event later than twenty (20) Business Days after the Closing Date, cause all of the organizational documents of the Transferred Companies and their respective Subsidiaries to be amended to eliminate any reference in their corporate names to the UTC Marks.

(b) As soon as reasonably practicable after the Closing Date (and in any event within sixty (60) days thereafter) Purchaser shall and shall cause each of its Subsidiaries (which shall include the Transferred Companies and their respective Subsidiaries) to (i) cease and discontinue use of all UTC Marks and (ii) complete the removal of the UTC Marks from all products, signage, vehicles, properties, technical information and promotional or other marketing materials.

5.15 Non-Solicitation; Non-Competition. (a) For a period of eighteen (18) months from the Closing Date, none of Parent, its Subsidiaries nor any of their officers, directors or employees shall, directly or indirectly, solicit for employment (whether as an employee, consultant or otherwise) any officer or other member of senior management who was an employee of a Transferred Company or any Subsidiary of a Transferred Company immediately prior to the Closing or other management-level Business Employee, or engage in discussions with any such individual with respect to the possible employment of the executives of Hamilton Sundstrand Industrial, the presidents of Sullair Corporation, Sundyne Corporation and Milton Roy Company and their respective direct reports by any member of the Parent Group; provided that Parent, its Subsidiaries and their officers, directors and employees shall not be precluded from soliciting, or taking any other action with respect to, (1) any such Person who has been terminated by Purchaser or its Affiliates (including a Transferred Company or any Subsidiary thereof) prior to commencement of employment discussions between Parent, its Subsidiaries or any of their officers, directors or employees and such Person, or (2) any such Person, other than executives of Hamilton Sundstrand Industrial, the presidents of Sullair Corporation, Sundyne Corporation and Milton Roy Company and their respective direct reports, who (x) responds to general or public solicitation not targeted at employees of Purchaser or any of its Affiliates, including the Transferred Companies and their respective Subsidiaries (including by a bona fide search firm) or (y) initiates discussions regarding such employment without any solicitation by Parent, its Subsidiaries or any of their officers, directors or employees in violation of this Agreement; provided, further, that Parent and its Subsidiaries shall not be restricted from engaging in general or public solicitations or advertising not targeted at any such Persons described above.

(b) For a period of five (5) years from the Closing Date, each Restricted Party shall not, either directly or indirectly as a stockholder, investor, member, partner or otherwise, own, manage, operate or engage in a Competitive Business in the Territory. Notwithstanding the foregoing: (i) the purchase or resulting ownership and operation by a Restricted Party of a Person that derives less than $25,000,000 in annual revenues from Competitive Businesses, measured for the fiscal year ended immediately prior to the date of such purchaser, shall not constitute a breach of this Section 5.15; (ii) the purchase or resulting ownership and operation by a Restricted Party of a Person that derives more than $25,000,000 in annual revenues from Competitive Businesses (calculated as described in (i) above) but less than fifteen percent (15%) of its total annual revenues from Competitive Businesses, measured for the fiscal year ended immediately prior to the date of such purchase, shall not constitute a breach of this Section 5.15(b); provided, however, that, in the case of clauses (i) (for so long as such acquired Person derives less than $25,000,000 in annual revenues from the Competitive Business) and (ii), Parent shall not, and shall cause each member of the Parent Group not to, permit application of know-how in the possession of or available to the Parent Group unique to impellers, inducers and/or diffusers (or combinations thereof) or high-speed gear boxes to flow control products designed, manufactured or sold by any such acquired Person engaged in a Competitive Business; (iii) a Restricted Party may acquire a Person or business that derives (x) $25,000,000 or more in annual revenues from a Competitive Business, or (y) fifteen percent (15%) or more of its total annual revenues from a Competitive Business, as long as that Restricted Party shall commit to, and shall, divest to an unaffiliated third party the Competitive Business as soon as reasonably practicable, and in any event not later than one (1) year, following the acquisition of such Person or business (provided, however, that such one (1)-year period shall be extended to the date on which all approvals from a Governmental Entity required to complete the divestiture are received (to no later than the third anniversary following the acquisition of such Person or business) if such approvals are not received by the first anniversary following the acquisition of such Person or business); (iv) subject to clause (vii) below, nothing in this Section 5.15(b) shall be construed to prohibit the Restricted Parties from providing, or otherwise restrict or limit the right of the Restricted Parties to provide, services of a nature provided by the Restricted Parties (other than Transferred Companies and their respective Subsidiaries) as of the date of this Agreement, and reasonable extensions thereof that are not intended to materially and adversely affect market share of the Business for competitive product sales with current and historical customers of the Business; (v) the Restricted Parties may, directly or indirectly, hold publicly traded interests in or securities of any Person engaged in a Competitive Business to the extent that such investment does not, directly or indirectly, confer on the Restricted Parties more than five percent (5%) of the voting power of such Person; and (vi) the parties have agreed to the matters set forth in Section 5.15(b)(vi) of the Seller Disclosure Schedule.

(c) For the purposes of this Agreement, “Restricted Party” shall mean (i) Parent and (ii) each Subsidiary of Parent for the period that such Subsidiary is such (including Persons that become a Subsidiary of Parent after the date hereof). For the purposes of this Agreement, “Competitive Business” shall mean the business (including any Person that engages in the business), as conducted during the periods reflected in the Financial Statements, of the design, manufacture and sale of, and the provision of aftermarket support for, (x) (1) centrifugal process pumps, magnetically driven centrifugal sealless pumps, high speed centrifugal gas compressors and (2) metering pumps, direct proportional pumps, power pumps, high pressure pumps, valves and boosters, diaphragm gas compressors, mixers and gas odorization equipment, condensate pumps and ice machine pumps, (y) stationary and portable air compressors, including (1) (A) rotary screw stationary and portable air compressors and oil-free rotary screw compressors, (B) rotary screw blowers, and (C) rotary screw vacuum pumps, and in each case of (A), (B) and (C), the associated equipment (including downstream dryers and filters, air auditing equipment, flow controllers, oil separation equipment and water separation equipment), (2) pneumatic constructions tools and (3) centrifugal air compressors, or (z) the other products designed, manufactured or sold by the Transferred Companies and their respective Subsidiaries, and “Territory” shall mean anywhere in the world. For the avoidance of doubt, “Competitive Business” shall not include the eMe Business.

(d) The parties acknowledge that the restrictions contained in this Section 5.15 are reasonable in scope and duration in light of the nature, size and location of the Business. The parties further acknowledge that the restrictions contained in this Section 5.15 are necessary to protect Purchaser’s significant investment in the Business, including its goodwill. It is the desire and intent of the parties that the provisions of this Section 5.15 be enforced to the fullest extent permissible under applicable Law. If all or part of this Section 5.15 is held invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. If any part of this Section 5.15 is held to be excessively broad as to duration, scope, activity or subject, such part will be construed by limiting and reducing it so as to be enforceable to the maximum extent permissible under applicable Law or public policy.

5.16 ITAR Matters. Prior to the Closing, Parent will take all actions necessary such that none of the Transferred Companies or their respective Subsidiaries will be required as of the Closing to be registered under the United States International Traffic in Arms Regulations

(“ITAR”) as a manufacturer, exporter or broker of defense articles, including by causing all non-Business technical data and products (if any) subject to the ITAR to be removed from the Transferred Companies and their respective Subsidiaries.

5.17 Pre-Closing Restructuring.

(a) Prior to the Closing, (i) Parent will cause its Affiliates, including the Transferred Companies and their respective Subsidiaries, to complete the transactions described on Section 5.17(a) of the Seller Disclosure Schedule on the terms described therein and (ii) may cause its Affiliates, including the Transferred Companies and their respective Subsidiaries, to complete the transactions described on Section 5.17(b) of the Seller Disclosure Schedule on the terms described therein; provided, however, that Parent shall have the ability to amend Section 5.17(a) or Section 5.17(b) of the Seller Disclosure Schedule after the date hereof with the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed).

(b) If requested in writing by Purchaser at least fifteen (15) Business Days prior to the Closing Date, Parent shall, and shall cause its Subsidiaries to, cooperate with Purchaser and use commercially reasonable efforts to take such actions reasonably requested by Purchaser in order to, immediately prior to the Closing, convert any Transferred Company that is incorporated as a corporation under the Laws of any state of the United States into a single-member limited liability company of the same state that is treated as an entity disregarded from its owner for U.S. federal income tax purposes, in which case the limited liability company surviving such conversion will constitute a Transferred Company for all purposes of this Agreement; provided, that (i) neither Parent nor any of its Subsidiaries shall be required to complete any such conversion unless Purchaser shall have notified Parent in writing that (x) all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied or waived (other than those conditions that be their nature are to be satisfied by actions taken at the Closing) and (y) Purchaser is ready, willing and able to consummate the transactions contemplated by this Agreement on the date of such notice, (ii) Purchaser shall (x) reimburse Parent and its Subsidiaries for all out-of-pocket expenses incurred in connection with actions taken by Parent or any of its Subsidiaries at the request of Purchaser pursuant to this sentence and (y) indemnify, defend and hold harmless the Seller Indemnified Parties from and against any other Liabilities (for the avoidance of doubt, including Taxes and Liabilities under Contracts to which any of Parent or its Affiliates is a party) incurred or suffered by any of the Seller Indemnified Parties arising out of or relating to actions taken by Parent or any of its Subsidiaries at the request of Purchaser pursuant to this sentence and (iii) any breach of, or inaccuracy in, any representation or warranty of Parent and the Sellers that would not have occurred but for any action taken by Parent or any of its Subsidiaries at the request of Purchaser pursuant to this sentence shall be disregarded for all purposes of this Agreement. For the avoidance of doubt, the failure of Parent or any of its Subsidiaries to effect any action or request to be taken under this Section 5.17(b) shall not be deemed a breach of this Agreement or otherwise affect the Parties’ ability to effect the Closing in a timely manner.

5.18 Dijon Facility Permits. (a) The Parties acknowledge that certain Permits listed in Section 5.18 of the Seller Disclosure Schedule relating to current operations conducted at the facility located in the industrial zone of Dijon at 13 – 15 Bd Eiffel 21604 Longvic, France

(the “Dijon Facility”) apply to operations conducted by the Transferred Companies and their respective Subsidiaries relating to the Business at the Dijon Facility (“Sundyne Dijon”) and to operations conducted by Affiliates of Parent and the Sellers (other than the Transferred Companies and their respective Subsidiaries) at the Dijon Facility not relating to the Business (“Aerospace Dijon”), with such Permits currently being held in the name of Sundstrand International, S.A. Purchaser, Parent and the Sellers shall each use commercially reasonable efforts to cause such Permits to be divided between Sundyne Dijon and Aerospace Dijon, with the authorizations under such Permits relating to Aerospace Dijon’s use of, activities at, and conduct of the Business at the Dijon Facility to be split from the Permits retained by Sundstrand International, S.A. and covered separately under new Permits issued to HS Aerospace Dijon SAS. If and to the extent that such Permits cannot be divided between Sundyne Dijon and Aerospace Dijon, Sundstrand International, S.A. will continue to hold and maintain such Permits (the “Shared Permits”), and HS Aerospace Dijon SAS may to the extent consistent with Law conduct its uses, operations and activities under the authority of such Shared Permits, subject to the following terms and conditions:

(b) Responsibility for the operation and maintenance of related facilities, sampling, monitoring, reporting and other actions required under such Shared Permits shall be allocated as between HS Aerospace Dijon SAS and Sundstrand International, S.A. in the manner set forth in the Dijon Agreements.

(c) Each of HS Aerospace Dijon SAS and Sundstrand International, S.A. shall pay for shared costs and services (whether provided by HS Aerospace Dijon SAS or Sundstrand International, S.A.) in accordance with the Dijon Agreements.

(d) HS Aerospace Dijon SAS shall be solely responsible for compliance with the emission or effluent limitations or other requirements set forth in the Shared Permits or under other Environmental Laws applicable to HS Aerospace Dijon SAS’s uses, activities and operations at the Dijon Facility. Parent and HS Aerospace Dijon SAS shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against all Losses arising from any violation or termination of the Shared Permits or of any other Environmental Laws arising from or related to HS Aerospace Dijon SAS’s uses, activities and operations at the Dijon Facility.

(e) Sundstrand International, S.A. shall be solely responsible for compliance with the emission or effluent limitations or other requirements set forth in the Shared Permits or under other Environmental Laws applicable to Sundyne Dijon’s uses, activities and operations at the Dijon Facility.

5.19 Financing.

(a) Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate, and obtain the proceeds of, the Debt Financing on the terms and conditions (including the “flex” provisions) described in the Debt Financing Commitment and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Debt Financing Commitment if such amendment, modification or waiver would (x) reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing or similar fees) unless the Equity Financing is increased by a corresponding amount, (y) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Debt Financing or (z) reasonably be expected to (I) delay or prevent the Closing, (II) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (III) adversely impact the ability of Purchaser to enforce its rights against the other parties to the Debt Financing Commitment or the definitive agreements with respect thereto, the ability of Purchaser to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby. Purchaser may amend the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Financing Commitment as of the date hereof, if the addition of such additional parties, individually or in the aggregate, would not be reasonably expected to delay or prevent the Closing. Purchaser shall promptly upon execution deliver to Parent copies of any amendment, supplement, modification or waiver to the Financing Commitments. For purposes of this Section 5.19(a), references to “Financing” shall include the financing contemplated by the Financing Commitments as permitted to be amended or modified by this Section 5.19(a) and references to “Financing Commitments” or “Debt Financing Commitment” shall include such documents as permitted to be amended or modified by this Section 5.19(a). Without limiting the foregoing, Purchaser shall use its reasonable best efforts to (i) maintain in effect the Debt Financing Commitment until the transactions contemplated hereby are consummated, (ii) satisfy all conditions and covenants applicable to Purchaser in the Debt Financing Commitment (including by consummating the financing pursuant to the terms of the Equity Financing Commitments substantially concurrently with the funding of the Debt Financing) at or prior to the Closing and otherwise comply with its obligations thereunder, in each case, that are within Purchaser’s control, (iii) enter into definitive agreements with respect thereto on the terms and conditions (including the flex provisions) contemplated by, or no less favorable to Purchaser in the aggregate than, the Debt Financing Commitment, (iv) consummate the Financing at the Closing, (v) enforce its rights under the Debt Financing Commitment and (vi) subject to the satisfaction or waiver of the conditions set forth in the Debt Financing Commitment, cause the lenders and other Persons providing the Financing to fund on the Closing Date the Financing contemplated to be funded on the Closing Date by the Debt Financing Commitment (or such lesser amount as may be required to consummate the transactions contemplated hereby). Purchaser shall (I) give Parent prompt oral and written notice of any breach or default by any party to the Financing Commitments or any Alternative Financing, in each case of which Purchaser has become aware, any purported termination or repudiation by any party of the Financing Commitments or any Alternative Financing, in each case of which Purchaser has become aware, or upon receipt of written notice of any material dispute or disagreement between or among the parties to the Financing Commitments or any Alternative Debt Financing and (II) otherwise keep Parent reasonably informed of the status of Purchaser’s efforts to arrange the Financing (or replacement thereof). If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated by the Debt Financing Commitment, Purchaser shall use its reasonable best efforts to promptly arrange and obtain alternative financing from alternative sources on terms and conditions that are no less favorable to Purchaser (taking into account any “flex” provisions), in the aggregate, than those set forth in the Debt Financing Commitment, in an amount sufficient to consummate the transactions contemplated hereby (the “Alternative Financing”) no later than the Business Day following the final day of the Marketing Period. For purposes of this Agreement, “Marketing Period” shall mean the first period of fifteen (15) consecutive Business Days after the date of this Agreement throughout which (A) Purchaser shall have the Required Financial Information, during which period such information shall remain compliant in all material respects at all times with the applicable provisions of Regulation S-X and Regulation S-K under the Securities Act, and (B) the conditions set forth in Sections 8.1 and 8.2 shall be satisfied assuming the Closing were to be scheduled for any time during such fifteen (15) consecutive Business Day period (except to the extent that such conditions by their nature can only be satisfied at the Closing); provided, however, that if the Marketing Period has not ended prior to August 22, 2012, the Marketing Period shall not be deemed to have commenced prior to September 3, 2012, for any purpose hereunder; provided, further, that November 22, 2012 shall not be considered a Business Day for purposes of the Marketing Period; and provided, further, that if the Marketing Period has not ended prior to December 24, 2012, the Marketing Period shall not be deemed to have commenced prior to January 2, 2013, for any purpose hereunder and provided, further, that the Marketing Period shall not be deemed to have commenced if (x) prior to the completion of the Marketing Period, PricewaterhouseCoopers LLP shall have withdrawn its audit opinion with respect to the Audited Financial Statements or (y) the financial statements included in the Required Financial Information that are available to Purchaser on the first day of the Marketing Period would not be sufficiently current on any day during the Marketing Period to satisfy the requirements of Rule 3-12 of Regulation S-X under the Securities Act to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such period, in which case the Marketing Period shall not be deemed to commence until receipt by Purchaser of updated Required Financial Information that would be required under Rule 3-12 of Regulation S-X under the Securities Act to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new fifteen (15) consecutive Business Day period and provided, further, that the Marketing Period shall end on the earlier date that is the date on which the Debt Financing is consummated (with an understanding that, if any portion of such Debt Financing has been funded into escrow, such portion of the Debt Financing shall not be deemed to have been consummated until the date on which such funds have been or will be released from escrow). For purposes of this Agreement, “Financing Sources” shall mean the entities that have directly or indirectly committed to provide or otherwise entered into agreements in connection with the Debt Financing in connection with the transactions contemplated hereby and their respective Affiliates, including the parties to the Debt Financing Commitment and any joinder agreements or credit agreements relating thereto. Notwithstanding the foregoing, compliance by Purchaser with this Section 5.19(a) shall not relieve Purchaser of its obligation to consummate the transactions contemplated by this Agreement, whether or not the Financing is available.

(b) Prior to the Closing, Parent shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective officers, employees, advisors and other representatives to, cooperate with Purchaser in connection with the arrangement of the Debt Financing or Alternative Financing as may be reasonably requested by Purchaser (provided that such requested cooperation shall not unreasonably interfere with the operation of the Business or Parent’s or its Subsidiaries’ other businesses), including (i) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt

Financing and the members of senior management and other representatives of the Transferred Companies and their respective Subsidiaries), drafting sessions, presentations, road shows, rating agency presentations and due diligence sessions and sessions with prospective financing sources and investors; (ii) furnishing Purchaser and its Financing Sources as promptly as reasonably practicable with such financial and other pertinent information regarding the Transferred Companies and their respective Subsidiaries as may be reasonably requested by Purchaser, including (A) all financial statements and financial and other data of the type required by Regulation S-X and Regulation S-K under the Securities Act (other than Rules 3-09, 3-10 or 3-16 of Regulation S-X, but would include financial data regarding the Transferred Companies and their respective Subsidiaries sufficient to enable Purchaser to include customary disclosure regarding guarantor and non-guarantor information) for registered offerings of debt securities, and of the type and form customarily included in private placements under Rule 144A of the Securities Act to consummate the offering of secured or unsecured senior notes and/or senior subordinated notes, including (I) pro forma financial information for historical periods (it being understood that Purchaser shall be responsible for any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing), and (II) such other financial statements and financial and other data required by Sections 9 and 10 of Exhibit D to the Debt Financing Commitment; and (B) such other information and data as are otherwise necessary in order to receive customary “comfort” letters with respect to the financial statements and data referred to in the foregoing clause (A) (including customary “negative assurance” comfort) from the independent auditors of the Transferred Companies and their respective Subsidiaries on each date during the Marketing Period (including drafts of such “comfort” letters with respect to the financial statements and data referred to in the foregoing clause (A) which such auditors are prepared to issue upon completion of customary procedures, each in form and substance customary for high yield debt securities offerings) (the information referred to in clauses (ii)(A) and (B), the “Required Financial Information”); (iii) assisting Purchaser and its Financing Sources in the preparation of offering documents, private placement memoranda, bank information memoranda, rating agency presentations and lender presentations relating to the Debt Financing or the Alternative Financing; (iv) cooperating with the marketing efforts of Purchaser and its Financing Sources for all or any portion of the Debt Financing or the Alternative Financing; (v) cooperating with Purchaser’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Debt Financing or the Alternative Financing; (vi) providing requested authorization letters to the Financing Sources (including with respect to absence of material non-public information about Parent and its Subsidiaries and their securities in the public-side version of documents distributed to prospective lenders); (vii) providing (A) documents reasonably requested by Purchaser or its Financing Sources relating to the repayment of the existing Indebtedness of the Transferred Companies and the release of related Liens (except Permitted Liens), including customary payoff letters; (B) documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and (C) an executed certificate of the Person who will be Chief Financial Officer of the Business immediately following the Closing with respect to solvency matters substantially in the form attached to the Debt Financing Commitment, (viii) facilitating the execution and delivery, on the Closing Date, of agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens securing the Debt Financing or the Alternative

Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys, title insurance, landlord consents and access letters) as are requested by Purchaser or its Financing Sources, provided that no obligation under any such agreement or document shall be effective until the Closing; (ix) cooperating with the Financing Sources’ customary securities underwriting and secured lending due diligence investigation, to the extent customary and reasonable; and (x) using reasonable best efforts to assist Purchaser in obtaining accountants’ comfort letters as reasonably requested by Purchaser, including issuing any customary representation letters to PricewaterhouseCoopers LLP; provided that regardless of whether the Closing shall occur, Purchaser shall indemnify and hold harmless Parent and the Sellers and their Affiliates from and against any liability or obligation suffered or incurred by them in connection with the arrangement of the Debt Financing or the Alternative Financing and any information utilized in connection therewith (other than historical information relating to the Transferred Companies and their respective Subsidiaries provided by Parent or its Affiliates in writing specifically for use in the Financing offering documents). Purchaser shall, regardless of whether the Closing shall occur, promptly upon Parent’s request, reimburse Parent for all documented and reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Parent and its Affiliates in connection with such cooperation. Parent and the Sellers hereby consent to the use of the Transferred Companies’ and their respective Subsidiaries’ logos in connection with the Debt Financing or the Alternative Financing; provided that such logos are used in a manner that is not intended to nor reasonably likely to harm or disparage the Transferred Companies or their respective Subsidiaries.

Notwithstanding the foregoing, (1) neither Parent nor its Subsidiaries shall be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing, other than resolutions or consents of the Transferred Companies and their respective Subsidiaries adopted at the Closing, and (2) no obligation of any Transferred Company or Subsidiary thereof under any certificate, document or instrument (other than the authorization and representation letters referred to above) executed pursuant to the foregoing shall be effective until the Closing. Nothing contained in this Section 5.19(b) or otherwise shall require Parent or any of its Affiliates or, prior to the Closing, any Transferred Company to be an issuer or other obligor with respect to the Debt Financing. If Parent at any point believes that it has delivered the Required Financial Information in accordance with this Section 5.19, it may deliver to Purchaser a written notice to such effect, in which case Parent shall be deemed to have delivered the Required Financial Information unless Purchaser shall provide to Parent within five (5) Business Days a written notice describing in reasonable detail what information that constitutes Required Financial Information Parent has not delivered. Notwithstanding anything to the contrary, Purchaser will be permitted to terminate this Agreement pursuant to Section 9.1(b)(2) for any material breach of the covenants, obligations or other agreements contained in this Section 5.19(b) only if such breach impairs or adversely affects the Financing (including any offering of senior notes and/or senior subordinated notes proposed by Purchaser), including the execution, timing and pricing or cost thereof, in a material manner.

5.20 Confidentiality. For a period of three (3) years from the Closing Date (and, in the case of books and records provided or otherwise made available under Section 5.1(c)(i)), a period of three (3) years following the date such books and records are provided or otherwise made available thereunder), Parent shall, and shall cause each other member of the Parent Group to, (a) treat all information relating to Purchaser, the Transferred

Companies and their respective Subsidiaries or the Business as confidential, preserve the confidentiality thereof, and not use or disclose to any Person such information (except as expressly permitted by this Agreement) and (b) cause its directors, officers, employees, representatives or other agents who have had access to such information to keep it confidential and not to use or disclose to any Person any such information (except as expressly permitted by this Agreement), unless such information is (i) now or hereafter disclosed, through no act or omission of any member of the Parent Group or any of its directors, officers, employees, representatives or other agents, in a manner making it publicly available, or (ii) required by Law or pursuant to the rules and regulations promulgated by the New York Stock Exchange applicable to listed companies to be disclosed. If the disclosure of such information is required by Law or such rules and regulations, Parent shall cooperate with and provide Purchaser an opportunity to object to the disclosure and shall give Purchaser as much prior written notice as is possible under the circumstances. Parent shall use its reasonable best efforts, at Purchaser’s expense, to obtain reliable assurance that confidential treatment will be accorded to any such information required by Law or such rules and regulations to be disclosed.

5.21 China JV Matters. (a) Parent shall, and shall cause its Affiliates (including United Technologies Far East Limited (“UTFE”)) to, (i) at Purchaser’s reasonable request, take all action reasonably necessary to enforce UTFE’s rights under those certain framework agreements, equity transfer agreements and irrevocable waivers of rights, each dated May 17, 2012, with China Nanshan Development (Group) Incorporation (“CND”) (collectively, the “China JV Buy-Out Agreements”) if CND is in breach of or default under any of the China JV Buy-Out Agreements, and (ii) refrain from amending, modifying, waiving or terminating any provision thereof (or any provision of the joint venture contract, articles of association or other organizational documents of the China JV Entities) without Purchaser’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed in the case of any such amendment or modification) unless such amendment or modification would not cause the Purchaser Indemnified Parties to incur any incremental Liability and would not otherwise adversely affect (x) any of the Purchaser Indemnified Parties, or (y) the ability of Parent and the Sellers to timely consummate the Sale in any material respect.

(b) If a “Guaranteed Payment” as such term is defined in the Framework Agreement, dated as of May 17, 2012, between UTFE and CND (the “Framework Agreement”) or other amount is owed or required to be paid by UTFE, SSAI, SSAE, any Transferred Company or Subsidiary thereof pursuant to the Framework Agreement or any of the other China JV Buy-Out Agreements (excluding the FY2011 Profit Distribution (as such term is defined in the Framework Agreement), which distribution will be paid in full by SSAI and SSAE prior to the Closing), Parent agrees that it shall either pay or cause UTFE to pay in full when due such Guaranteed Payment and other payments.

(c) Parent shall, and shall cause its Affiliates, including the Transferred Companies and their respective Subsidiaries, to comply with the obligations described on Section 5.21 of the Seller Disclosure Schedule on the terms described therein.

ARTICLE VI

EMPLOYEE MATTERS COVENANTS

6.1 Treatment of Business Employees. (a) Effective as of immediately prior to the Closing, Parent shall (or shall cause its applicable Affiliates, including any Sellers, to) transfer the employment of each (i) employee who is listed on Section 6.1(a)(i) of the Seller Disclosure Schedule and who, as of immediately prior to the Closing, is employed by a member of the Parent Group from such member to a Transferred Company or a Subsidiary of any such Transferred Company, and (ii) employee who is listed on Section 6.1(a)(ii) of the Seller Disclosure Schedule and who, as of immediately prior to the Closing, is employed by and in active service with a Transferred Company or a Subsidiary of a Transferred Company from such Transferred Company (or a Subsidiary of such Transferred Company) to a member of the Parent Group, as designated by Parent or by the Sellers. With respect to each Business Employee, Purchaser shall maintain, for the Continuation Period, the same wage rate or cash salary and target bonus opportunity level in effect for such employee immediately prior to the Closing and employee benefit plans and fringe benefits that are of the same or substantially the same value, in the aggregate, as those in effect immediately prior to the Closing. Purchaser will also recognize each Business Employee’s seniority date with the applicable Transferred Company, Subsidiary of a Transferred Company or member of the Parent Group under its compensation and fringe benefit programs (where such date is relevant) consistent with Purchaser’s treatment of Purchaser’s employees generally. Notwithstanding the foregoing, Purchaser shall not be prohibited by this Section 6.1(a) from terminating the employment of any Business Employee following the Closing Date, subject, however to Purchaser’s obligations under Section 6.3 and Section 6.14, as applicable. Benefits and compensation for employees subject to a collective bargaining Contract shall be provided in accordance with applicable Law and/or the applicable Contract and subsequent negotiations between Purchaser and collective bargaining representatives. For purposes of this Agreement, “Continuation Period” shall mean the period beginning on the Closing Date and ending on the later of twelve (12) months after the Closing Date and December 31, 2013.

(b) As of and after the Closing, Purchaser shall, or shall cause the applicable Transferred Company or Subsidiary of a Transferred Company to, give each Business Employee full credit for all purposes under any Transferred Company Benefit Plans and each other employee benefit plan, policy or arrangement, in each case maintained for the benefit of the applicable Business Employees as of and after the Closing by Purchaser or any of its Affiliates, for such Business Employee’s service prior to the Closing with Parent or a Seller and their applicable Affiliates (including the Transferred Companies and their respective Subsidiaries) and their respective Predecessors, to the same extent such service is recognized by Parent or a Seller and their applicable Affiliates (including the Transferred Companies and their respective Subsidiaries) immediately prior to the Closing, except to the extent that such recognition would result in a duplication of benefits for the same period of service.

6.2 Health Coverages. Purchaser shall cause each Business Employee (and his or her “eligible dependents,” as defined in the Benefit Plans) to be covered on and after the agreed upon transition period set forth in the Transition Services Agreement by a group health plan or plans that (i) do not limit or exclude coverage on the basis of any pre-existing condition of such Business Employee or dependent (other than any limitation already in effect under the applicable group health Benefit Plan) or on the basis of any waiting period not in effect under the applicable group health Benefit Plan, and (ii) provide each Business Employee full credit, for the year in which the Closing Date occurs, for any deductible or co-payment already incurred by the Business Employee under the applicable group health Benefit Plan and for any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of the applicable group health Benefit Plan or Purchaser’s group health plans.

6.3 Severance. With respect to each Business Employee (other than any Business Employee who is a party to a Retention Letter) whose employment is terminated by Purchaser or any of its Affiliates (including, for the avoidance of doubt, any Transferred Company or any Subsidiary of any Transferred Company) without Cause within the Continuation Period, Purchaser shall provide severance benefits in accordance with the provisions of Section 6.3 of the Seller Disclosure Schedule, taking into account the Business Employee’s period of employment with such member of the Parent Group or its Affiliates (including any Transferred Company or any Subsidiary of any Transferred Company) prior to the Closing and with Purchaser or its Affiliates on and after the Closing. For this purpose, “Cause” means the applicable Business Employee’s (i) conviction of a felony; (ii) commission of a willful and material act of dishonesty involving the Business; (iii) material breach of any fiduciary duty owed to the Business; (iv) material breach of the policies or procedures of Purchaser and its Affiliates that causes material harm to the Business; (v) other willful misconduct that causes material harm to the Business; or (vi) such other conduct constituting Cause as determined by one or more supervisory employees who were employed with the Business immediately prior to the Closing Date.

6.4 WARN and Corresponding State Laws. As soon as reasonably practicable, but in no event more than three (3) days, after the Closing Date, Parent and the Sellers shall provide to Purchaser a list of all U.S. Business Employees whose employment has been terminated by Parent, the Sellers or the Transferred Companies within the ninety (90)-day period immediately prior to Closing. Subject to Parent’s and the Sellers’ compliance with the foregoing, Purchaser shall be solely responsible for and agrees to indemnify, hold harmless and, at the option of Parent or the Sellers, to defend the Parent Group from and against any Losses incurred by the Parent Group under WARN or any similar state Law, with respect to any U.S. Business Employee who is found to have suffered an “employment loss” under WARN on or after the Closing Date as a result of Purchaser’s actions, and any and all other Losses arising out of or resulting from Purchaser’s actions or Purchaser’s failure to serve sufficient notice pursuant to WARN or any similar state Law.

6.5 Accrued Vacation, Sick Leave and Personal Time. Purchaser will recognize and assume the liability with respect to accrued but unused vacation time to the extent included as a “Current Liability” in Working Capital and specifically reflected or reserved for on the Final Working Capital and Net Indebtedness Statement for all Business Employees other than any Business Employees with respect to whom a transfer of such accrued but unused vacation time balances would require the applicable Business Employee’s consent and who do not consent to such transfer (which vacation balances for such non-consenting Business Employees shall be paid to such Business Employees by Parent and the Sellers upon the Closing and not be included as a “Current Liability” in Working Capital or reflected or reserved for on the Final Working Capital and Net Indebtedness Statement). Purchaser will advise the Parent Group as soon as reasonably practicable, but in no event more than three (3) days after the Closing Date, which Business Employees do not consent to the transfer of their vacation balances. During the Continuation Period, Purchaser shall allow Business Employees to use the vacation, sick leave and personal time recognized or established in accordance with the first two sentences of this Section 6.5 in accordance with the terms of those Parent Group programs in effect immediately prior to the Closing Date. As to each Business Employee, Purchaser will credit periods of service prior to the Closing Date for purposes of determining accrual rates under Purchaser’s vacation, sick leave and personal time off policies; provided, however, that accrued vacation balances will be recognized only for those Business Employees who consent to the transfer of accrued but unused vacation if such consent was required.

6.6 Disability Benefits. Notwithstanding any provision of this Agreement to the contrary, the parties shall reasonably cooperate and take such action as is reasonably necessary to cause any U.S. Business Employee who, as of the Closing Date, is on leave from active employment and receiving short-term or long-term disability benefits under a Seller Benefit Plan to continue to receive or be eligible to receive benefits under the applicable Seller Benefit Plans (including, if necessary, transferring the employment of such employee from a Transferred Company or a Subsidiary thereof to a member of the Parent Group) and Parent shall cause a member of the Parent Group to be responsible for providing short- and long-term disability benefits to any such Business Employee until such Business Employee’s return to active service with the Business. If any such Business Employee who is receiving short or long-term disability benefits as of the Closing Date is, within the Continuation Period, able to return to work, Parent shall promptly inform Purchaser and Purchaser shall offer employment to such employee on terms consistent with those applicable to Business Employees generally under this Article VI. The provisions of this Section 6.6 shall be subject to the terms and requirements of any applicable collective bargaining Contract and Purchaser will return to work any inactive employee of the Business who is subject to a collective bargaining Contract and who is receiving short- or long-term disability benefits as of the Closing Date, but who subsequently becomes able to return to work within the period provided in the collective bargaining Contract that applies to him or her.

6.7 Seller Benefit Plans.

(a) No Assumption or Transfer of Seller Benefit Plans. Unless specifically provided for in this Agreement, Purchaser shall not assume any obligations under or Liabilities with respect to, or receive any right or interest in any trusts relating to, any assets of or any insurance, administration or other contracts, or related obligations pertaining to, any Seller Benefit Plan and the Sellers and Parent shall remain solely responsible for and shall indemnify and hold harmless the Purchaser Tax Indemnified Parties for any and all Liabilities and Losses under, in connection with or relating to any Seller Benefit Plan or any other compensation or benefit plan, policy, program, agreement or arrangement at any time established, maintained, sponsored, administered or contributed to by the Sellers, Parent or any of their ERISA Affiliates (other than the Transferred Company Benefit Plans), regardless of when any such Liability or Loss arises, is incurred, is reported or is disclosed, including any obligations for employment or other taxes and social or national insurance contributions or similar obligations in connection with any payment made or benefits provided to Business Employees (or other employees) under the Seller Benefit Plans.

(b) Participation in Seller Benefit Plans. Except as otherwise specifically provided in this Agreement or the Transition Services Agreement, all Business Employees as of the Closing Date and their eligible spouses and other eligible dependents will cease, effective as of the Closing Date, active participation in and any benefit accrual under each of the Seller Benefit Plans and Parent and the Sellers shall be authorized to take all necessary actions to effect such cessation. Notwithstanding the preceding sentence of this paragraph, Business Employees, their eligible spouses and other eligible dependents shall continue after the Closing Date to participate in accordance with, and subject to, their eligibility under the terms of the applicable Seller Benefit Plans (for the avoidance of doubt, as terminated but vested employees or eligible spouses or dependents thereof) in accordance with the terms of such Seller Benefit Plans.

6.8 401(k) Plan. Effective at or as soon as reasonably practicable after the Closing, Purchaser shall establish, and the Parent Group shall reasonably cooperate with Purchaser to establish, participation by the U.S. Business Employees in Purchaser’s tax-qualified defined contribution plan or plans with a cash or deferred feature (the “Purchaser 401(k) Plan”) for the benefit of each U.S. Business Employee who, as of immediately prior to the Closing, was eligible to participate in a tax-qualified defined contribution plan maintained by a Seller (collectively, the “Seller 401(k) Plans”). If the Purchaser 401(k) Plan is not established effective as of the Closing Date, Purchaser will, as soon as reasonably practicable after the Purchaser 401(k) Plan is established, make a matching contribution with respect to each U.S. Business Employee who participated in the Seller 401(k) Plans immediately prior to the Closing in an amount equal to the amount that otherwise would have been contributed in respect of such U.S. Business Employee had the Purchaser 401(k) Plan been in effect immediately after the Closing. Thereafter, Purchaser shall continue to make available and maintain the Purchaser 401(k) Plan for a period ending no earlier than the last day of the Continuation Period. As soon as practicable after the Closing Date, the Seller 401(k) Plans shall, to the extent permitted by Section 401(k)(10) of the Code, make cash distributions (but including promissory notes representing participant loans) available to U.S. Business Employees, and the Purchaser 401(k) Plan shall accept any such cash distribution (but including promissory notes representing participant loans) as a rollover distribution if so directed by the U.S. Business Employee. The parties agree to cooperate so as not to place any loan with respect to a U.S. Business Employee’s rollover account into default during the period from the Closing Date until the rollover is completed; provided that such employee continues making loan repayments on a timely basis during such period in accordance with the Parent Group’s established procedures.

6.9 Flexible Spending Accounts. Effective as of the Closing Date and through the end of the Continuation Period, Purchaser shall establish flexible spending accounts for medical and dependent care expenses for U.S. Business Employees, and shall credit such accounts with the amount (positive or negative) credited as of the Closing Date under comparable accounts maintained under Benefit Plans from the beginning of the plan year to the Closing Date. As soon as practicable after the Closing Date, (i) the Parent Group shall pay to Purchaser in cash the amount, if any, by which aggregate contributions made by U.S. Business Employees to the Parent Group’s flexible spending accounts exceeded the aggregate benefits provided to U.S. Business Employees as of the Closing, or (ii) Purchaser shall pay to the Parent

Group in cash the amount, if any, by which aggregate benefits provided to U.S. Business Employees under the Parent Group’s flexible spending accounts exceeded the aggregate contributions made by U.S. Business Employees as of the Closing.

6.10 Post-Retirement Welfare Benefits. All U.S. Business Employees (and their dependents) who retire within eighteen (18) months after the Closing Date and who immediately prior to the Closing Date were eligible for retiree medical benefits pursuant to any applicable U.S. Seller Benefit Plan shall be provided retiree health benefit coverage by the Seller as if the Seller has not sold the Business; provided, however, that nothing herein shall prohibit Parent or Seller from amending or terminating any such U.S. Seller Benefit Plan in accordance with its terms at any time.

6.11 Collective Bargaining Agreements with Respect to International Business Employees. Purchaser agrees that as of and following the Closing Date, to the extent required by applicable Law, Purchaser shall recognize the unions and works councils that are signatories to the collective bargaining Contracts and other labor agreements as the representatives of the International Business Employees of the bargaining units described therein.

6.12 Information Sharing; W-2 Matters. Subject to the requirements of any applicable Law, Parent and the Sellers shall, upon written request from Purchaser, provide to Purchaser such information relating to the Business Employees or the benefits and compensation from time to time provided to the Business Employees as may be reasonably requested by Purchaser to facilitate the transactions contemplated by this Agreement, including the transaction of any applicable human resource processes, or Purchaser’s compliance with its obligations under this Article VI. Pursuant to IRS Revenue Procedure 2004-53, Purchaser and the Sellers shall apply the “standard” method for purposes of employee payroll reporting with respect to Business Employees.

6.13 Transferred Company Benefit Plans. For the avoidance of doubt, as of the Closing, Purchaser and its Affiliates shall assume, or shall cause the Transferred Companies and their respective Subsidiaries to continue, as the case may be, sponsorship of, and all Liabilities and other obligations with respect to, the Transferred Company Benefit Plans.

6.14 Treatment of International Business Employees. Prior to and after the Closing Date, the Parties shall reasonably cooperate to comply with and satisfy any requirement or custom to consult with or provide information to, with respect to any of the transactions contemplated by this Agreement, any labor organization representing or related to International Business Employees. In the case of International Business Employees, from and after the Closing, Purchaser and its Affiliates (including the Transferred Companies) shall, in addition to meeting the applicable requirements of this Article VI, comply in all material respects with any additional obligations or standards arising under applicable Laws governing the terms and conditions of their employment or severance of employment in connection with the Sale or otherwise. In the event that either (i) Purchaser and its Affiliates, with respect to any International Business Employee, either (A) do not provide a mirror benefit plan that is no less favorable to the applicable International Seller Benefit Plan in which such International Business Employee was covered or eligible for coverage immediately prior to the Closing, or (B) amend or otherwise modify at or after the Closing any such benefit plan or International

Transferred Company Benefit Plan or other term or condition of employment applicable to such International Business Employee prior to the Closing or (ii) an International Business Employee does not, for any reason, continue employment with Purchaser or its Affiliates (including a Transferred Company or a Subsidiary of any such Transferred Company) at or after the Closing, which, in either case, results in any obligation, contingent or otherwise, of Seller or its Affiliates to pay any severance or other benefits (other than any such severance or other benefits that are vested and accrued under an International Seller Benefit Plan on or prior to Closing) to any such International Business Employee, Purchaser shall, and shall cause its Affiliates to, reimburse and otherwise hold harmless Seller and its Affiliates for all such severance or other benefits.

6.15 Retention Letters. Parent agrees, on behalf of itself and each member of the Parent Group, that the Parent Group shall comply with all of their obligations as set forth in the Retention Letters. Notwithstanding any other provision of this Agreement, Parent and the Sellers shall be solely responsible for and shall indemnify and hold the Purchaser Tax Indemnified Parties harmless for the amount of the First Retention Payments (together with any and all withholding, employment and other Taxes and all social and national insurance contributions and similar payments in connection with the First Retention Payments) and Purchaser, the Transferred Companies and their respective Subsidiaries shall be solely responsible for the amount of (a) the Second Retention Payments, (b) the Retention Letter Severance Payments, and (c) only to the extent included as a “Current Liability” in Working Capital and specifically reflected or reserved for on the Final Working Capital and Net Indebtedness Statement, the Pro-Rata Bonus Payments (in each case together with any and all withholding, employment and other Taxes and all social and national insurance contributions and similar payments in connection therewith). To the extent not assumed by Purchaser, the Transferred Companies or their respective Subsidiaries pursuant to the foregoing, Parent and the Sellers shall be solely responsible for and shall indemnify and hold the Purchaser Tax Indemnified Parties harmless for the amount of the Pro-Rata Bonus Payments (together with any and all withholding, employment and other Taxes and all social and national insurance contributions and similar payments in connection therewith). For purposes hereof, “Retention Letters” shall mean those certain letter agreements entered into with the Business Employees listed on Section 6.15 of the Seller Disclosure Schedule, which provide for, among other things: (i) the payment of a retention bonus payable 50% upon the Closing (the “First Retention Payment”) and 50% upon the one year anniversary of the Closing or earlier in the event of certain involuntary terminations (the “Second Retention Payment”), (ii) a pro-rated 2012 Parent bonus payable within one month of the Closing (the “Pro-Rata Bonus Payment”) and (iii) the payment of certain severance amounts in the event the applicable Business Employee’s employment is terminated without cause within one year following the Closing and Parent is not able to secure comparable employment for such Business Employee with a member of the Parent Group (the “Retention Letter Severance Payments”).

6.16 UK DB Plan. Notwithstanding Section 6.7(a), with respect to any International Seller Benefit Plan subject to the Laws of the United Kingdom of Great Britain and Northern Ireland, Purchaser shall, or shall cause its Affiliates to, assume any indebtedness of the employer under Section 75 of the Pensions Act 1995 (as modified by regulations under that Act, the Pensions Act 2004 and the Occupational Pension Schemes (Employer Debt) Regulations 2005) related to International Business Employees and former international employees of the Business.

6.17 No Plan Amendment/Third Party Beneficiary. Without limiting the generality of Section 11.5, nothing in this Agreement shall (a) amend, or be deemed to amend, any Transferred Company Benefit Plan, Seller Benefit Plan or any other employee benefit or compensation plan, program, policy, practice or arrangement or restrict any authority to amend or terminate any of the foregoing or (b) provide any Person not a party to this Agreement with any right, benefit or remedy with regard to any provision of this Article VI, Transferred Company Benefit Plan, Seller Benefit Plan or other employee benefit or compensation plan, program, policy, practice, or otherwise.

ARTICLE VII

TAX MATTERS

7.1 Tax Indemnification by the Sellers. Effective as of and after the Closing Date, Parent and the Sellers, jointly and severally, shall pay or cause to be paid, and shall indemnify Purchaser and each of its Subsidiaries (including the Transferred Companies and their respective Subsidiaries after the Closing Date) (collectively, the “Purchaser Tax Indemnified Parties”) and hold each Purchaser Tax Indemnified Party harmless from and against (A) any Taxes imposed on the Transferred Companies or any of their respective Subsidiaries for any Pre-Closing Period; (B) any Taxes of Parent, the Sellers or their respective Affiliates (other than any Transferred Company or a Subsidiary thereof) for which any Transferred Company or a Subsidiary thereof is liable under Treasury Regulation Section 1.1502-6 (or under any similar provision of state, local or foreign Law), as transferee or successor, by contract or otherwise, in each case with respect to a Pre-Closing Period or by reason of being a member of a consolidated, affiliated, combined or other group for Tax purposes at any time before the Closing; (C) any Taxes arising out of or relating to any breach of, or inaccuracy in, any representation or warranty contained in Section 3.13(h), (j), (k), (l), and (m) or breach of any covenant or agreement of Parent or the Sellers contained in this Agreement; (D) any Taxes (other than Transfer Taxes) imposed on any Seller or any Transferred Company or any Subsidiary thereof (or Purchaser as a method of collecting such Taxes) with respect to the sale of the Shares pursuant to this Agreement (including, for the avoidance of doubt, any Taxes imposed with respect to the deemed asset sale as result of the Section 338(h)(10) Elections); (E) any Taxes imposed with respect to the transactions contemplated by Sections 5.7 and 5.17 hereof; (F) Transfer Taxes for which Parent and the Sellers are responsible pursuant to Section 7.11; and (G) reasonable legal and other professional advisor fees and expenses attributable to any item described in clauses (A) to (F); provided, however, that the Sellers shall not be required to pay or cause to be paid, or to indemnify or hold harmless the Purchaser Indemnified Tax Parties from and against (x) any Taxes to the extent such Taxes were included as a “Current Liability” in Working Capital on the Final Working Capital and Net Indebtedness Statement, after reducing such liability by any amounts paid to Parent in respect thereof pursuant to Section 7.5(d) or (y) any Taxes for which Purchaser is responsible pursuant to Section 7.2. Notwithstanding anything to the contrary in this Agreement, in the event any Taxes for which Parent and Sellers otherwise would be responsible pursuant to this Section 7.1 are set-off or otherwise reduced by the utilization of any loss, deduction or credit attributable to a Post-Closing Period (which, for the avoidance of doubt, shall not include any such Tax attribute of a Transferred Company or any Subsidiary thereof as of the close of business on the Closing Date), Parent and the Sellers, jointly and severally, shall pay or cause to be paid, and shall indemnify and hold harmless the Purchaser Tax Indemnified

Parties from and against any Taxes imposed with respect to subsequent taxable periods to the extent such Taxes would not have been imposed in such subsequent taxable periods but for the prior utilization of such loss, deduction or credit.

7.2 Tax Indemnification by Purchaser. Effective as of and after the Closing Date, Purchaser shall pay or cause to be paid, and shall indemnify the Parent Group (collectively, the “Seller Tax Indemnified Parties”) and hold each Seller Tax Indemnified Party harmless from and against (A) any Taxes imposed on the Transferred Companies or any of their respective Subsidiaries for any Post-Closing Period (other than such Taxes that are described in Section 7.1(B) through (E) or in the last sentence of Section 7.1); (B) any Taxes arising from any action or transaction undertaken by Purchaser, the Transferred Companies or their respective Subsidiaries outside of the ordinary course of business on the Closing Date after the Closing (other than any action or transaction taken pursuant to Sections 5.7 or 5.17 or at the direction of Parent); (C) any Taxes arising out of or relating to any breach of any covenant or agreement of Purchaser contained in this Agreement; (D) any Transfer Taxes for which Purchaser is responsible under Section 7.10; and (E) reasonable legal and other professional advisor fees and expenses attributable to any item described in clauses (A) to (D).

7.3 Straddle Periods. To the extent permitted or required by applicable Law, the taxable year of each of the Transferred Companies and their respective Subsidiaries that includes the Closing Date shall be treated as closing on (and including) the Closing Date. To the extent not permitted or required by applicable Law, for purposes of this Agreement, in the case of any Straddle Period, (i) Property Taxes of the Transferred Companies and their respective Subsidiaries allocable to the Pre-Closing Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) Taxes (other than Property Taxes) of the Transferred Companies and their respective Subsidiaries allocable to the Pre-Closing Period shall be computed as if such taxable period ended as of the end of the day on the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.

7.4 Tax Returns. (a) Parent shall prepare or shall cause to be prepared (i) any combined, consolidated or unitary Tax Return that includes any member of the Parent Group, on the one hand, and any of the Transferred Companies or their respective Subsidiaries, on the other hand (a “Combined Tax Return”), and (ii) any Tax Return (other than any Combined Tax Return) that is required to be filed by or with respect to any of the Transferred Companies or their respective Subsidiaries for any taxable period that ends on or before the Closing Date (a “Pre-Closing Separate Tax Return”). Parent shall timely file or cause to be timely filed any Pre-Closing Separate Tax Return that is required to be filed on or before the Closing Date (taking into account any valid extensions). Parent shall deliver, or cause to be delivered, to Purchaser all Pre-Closing Separate Tax Returns that are required to be filed after the Closing Date at least thirty (30) days (or such shorter period as is reasonable taking into account the Tax period of the respective Tax Return or other relevant circumstances) prior to the due date for filing such Tax Returns (taking into account any valid extensions) for Purchaser’s review and comment, and

Parent shall consider in good faith any written comments to such Pre-Closing Separate Tax Returns received from Purchaser reasonably in advance of such due date for filing such Tax Returns. Purchaser shall timely file or cause to be timely filed such Tax Returns. Except as otherwise required by Law, all Pre-Closing Separate Tax Returns shall be prepared in a manner consistent with past practices of the Transferred Companies and their respective Subsidiaries. Unless otherwise required by applicable Law or permitted by this Agreement, Purchaser shall not amend or revoke any Combined Tax Return or any Pre-Closing Separate Tax Returns (or any notification or election relating thereto) without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. At Parent’s reasonable request, Purchaser shall file, or cause to be filed, amended Pre-Closing Separate Tax Returns. Purchaser shall promptly provide (or cause to be provided) to Parent any information reasonably requested by Parent to facilitate the preparation and filing of any Tax Returns described in this Section 7.4(a) and Purchaser shall use commercially reasonable efforts to prepare (or cause to be prepared) such information in a manner and on a timeline requested by Parent, which information and timeline shall be consistent with the past practice of the Transferred Companies or their respective Subsidiaries, as applicable.

(b) Purchaser shall prepare and timely file or cause to be prepared and timely filed all Tax Returns with respect to the Transferred Companies and their respective Subsidiaries with respect to any Straddle Period (other than any Combined Tax Returns) (each, a “Straddle Period Separate Tax Return”). Except as otherwise required by Law, Purchaser shall prepare or cause to be prepared such Straddle Period Separate Tax Returns in a manner consistent with past practices of the Transferred Companies and their respective Subsidiaries. Purchaser shall deliver to Parent for its review and comment a copy of such Straddle Period Separate Tax Returns at least thirty (30) days (or such shorter period as is reasonable taking into account the Tax period of the respective Tax Return or other relevant circumstances) prior to the due date thereof (taking into account any valid extensions) and Purchaser shall (x) make such revisions to such Straddle Period Separate Tax Return as are reasonably requested by Parent to the extent such revisions relate to the Pre-Closing Period or to the extent such revisions relate to the past practice of the Transferred Companies and their respective Subsidiaries, and (y) consider in good faith any written comments to such Straddle Period Separate Tax Return to the extent such comments relate to the Post-Closing Period and are received from Parent reasonably in advance of such due date for filing such Straddle Period Separate Tax Returns. Purchaser shall not amend or revoke any such Straddle Period Separate Tax Returns (or any notification or election relating thereto) without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). At Parent’s reasonable request and at Parent’s expense, Purchaser shall file, or cause to be filed, amended Straddle Period Separate Tax Returns; provided, however, that Parent’s request shall be deemed unreasonable if such amended Straddle Period Separate Tax Return would reasonably be expected to materially adversely affect Purchaser or any of its Subsidiaries.

(c) Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Sellers shall be required to provide any Person with any Tax Return or copy of any Tax Return of (i) Parent or a member of the Parent Group or (ii) a consolidated, combined or unitary group that includes any member of the Parent Group (including any Combined Tax Return).

7.5 Certain Tax Benefits, Refunds, Credits and Carrybacks. (a) If, during the period ending on the four (4) year anniversary of the Closing Date, Purchaser or any of its Affiliates (including, after the Closing Date, the Transferred Companies and their respective Subsidiaries) derives a Tax Benefit as a result of any audit adjustment (or adjustment in any other Tax Proceeding) made with respect to any Tax Item by any taxing authority with respect to Taxes for which Parent and the Sellers are responsible under Section 7.1, then Purchaser shall pay to Parent the amount of such Tax Benefit (net of any corresponding Taxes (i) payable with respect to a Post-Closing Period as a result of such audit adjustment (or adjustment in any other Tax Proceeding) or (ii) payable with respect to the receipt or accrual by Purchaser or any of its Affiliates of any such Tax Benefit) within fifteen (15) days of filing the Tax Return in which such Tax Benefit is actually realized or utilized.

(b) Parent shall be entitled to any refunds or credits of any Taxes for which Parent and the Sellers are responsible for under Section 7.1 and any refunds or credits to which Parent is entitled under Section 7.5(a); provided, however, that Parent shall not be entitled to any such refunds or credits (i) if and to the extent such refunds or credits were included as “Current Assets” in determining Working Capital and reflected or reserved for on the Final Working Capital and Net Indebtedness Statement or (ii) arising from the carryback of any loss generated in any Post-Closing Period. Purchaser shall be entitled to any refunds or credits of Taxes of the Transferred Companies or their respective Subsidiaries other than refunds or credits to which Parent is entitled to pursuant to the foregoing sentence. Any refunds or credits of Taxes of the Transferred Companies or their respective Subsidiaries for any Straddle Period shall be equitably apportioned between Parent and Purchaser in accordance with the principles set forth in Section 7.3. Each party shall pay, or cause its Affiliates to pay, to the party entitled to a refund or credit of Taxes under this Section 7.5(b), the amount of such refund or credit (including any interest paid thereon by a Governmental Entity and net of any Taxes imposed on the party receiving such refund or credit in respect of the receipt or accrual of such refund or credit and any reasonable out-of-pocket expenses associated with obtaining such refund or credit) in readily available funds within fifteen (15) days of the actual receipt of the refund or, in the case of a credit, the filing of the Tax Return actually applying such credit against amounts otherwise payable.

(c) Purchaser shall cause the Transferred Companies or their respective Subsidiaries to carry forward, where permitted by applicable Law, any item of loss, deduction or credit which arises in any taxable period ending after the Closing Date into any taxable period beginning after the Closing Date.

(d) On the two-year anniversary of the Closing Date, Purchaser shall provide to Parent a schedule setting forth a reconciliation of (i) the amounts included in respect of Taxes as “Current Liabilities” (and “Current Assets”) in the determination of the amount of Working Capital on the Final Working Capital and Net Indebtedness Statement and (ii) the amount of Taxes actually paid (and refunds actually received) by Purchaser or its Affiliates (including, after the Closing, the Transferred Companies and their respective Subsidiaries) to a Governmental Entity within such 2-year period in respect of the liabilities described in clause (i). If the amount described in clause (i) exceeds the amount described in clause (ii), Purchaser shall promptly pay Parent an amount in cash equal to such excess; provided, however, that nothing in this Section 7.5(d) shall relieve Parent and the Sellers from any obligation to indemnify the Purchaser Tax Indemnified Parties under Section 7.1. Any dispute regarding the schedule required to be prepared by Purchaser or the amount payable, if any, by Purchaser pursuant to this Section 7.5(d) shall be resolved by the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm shall be borne equally by Parent and the Sellers on the one hand, and Purchaser on the other hand.

7.6 Tax Contests. From and after Closing:

(a) If any Governmental Entity commences a Tax Proceeding of or with respect to any of the Transferred Companies or their respective Subsidiaries (x) that, if pursued successfully by the applicable Governmental Entity, would reasonably be expected to serve as the basis for a claim for indemnification under Article VII or (y) for any Pre-Closing Period or any Straddle Period, then the party to this Agreement first receiving notice of such Tax Proceeding promptly shall provide written notice thereof to the other party or parties to this Agreement; provided, however, that the failure of such party to give such prompt notice shall not relieve the other party of any of its obligations under this Article VII, except to the extent that the other party is prejudiced by such failure. In the case of any such Tax Proceeding described in clause (x) of this Section 7.6(a), such notice shall specify in reasonable detail the basis for such claim for indemnification under Article VII and shall include a copy of the relevant portion of any correspondence received from the Governmental Entity.

(b) In the case of a Tax Proceeding of or with respect to any of the Transferred Companies or their respective Subsidiaries for any taxable period ending on or before the Closing Date (other than a Tax Proceeding described in Section 7.6(d)), Parent shall have the exclusive right to control the defense of such Tax Proceeding; provided, however, that (x) if the resolution of such Tax Proceeding could reasonably be expected to have a material adverse impact on Purchaser or any of its Affiliates (including any Transferred Company or any Subsidiary thereof after the Closing) in any Post-Closing Period, Parent promptly shall provide written notice of such Tax Proceeding to Purchaser and promptly shall respond to any reasonable requests from Purchaser for information relating to such Tax Proceeding, and (y) Parent shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, if such settlement, compromise or abandonment could have a material adverse impact on Purchaser or any of its Affiliates (including the Transferred Companies and their respective Subsidiaries) in any Post-Closing Period.

(c) In the case of a Tax Proceeding of or with respect to any of the Transferred Companies or their respective Subsidiaries for any Straddle Period (other than a Tax Proceeding described in Section 7.6(d)), the Controlling Party shall have the right and obligation to control the defense, at its own expense, such Tax Proceeding; provided, however, that (i) the Controlling Party shall provide the Non-Controlling Party with a timely and reasonably detailed account of each stage of such Tax Proceeding, (ii) the Controlling Party shall consult with the Non-Controlling Party before taking any significant action in connection with such Tax Proceeding, (iii) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) the Controlling Party shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (v) the Non-Controlling Party shall be entitled to attend any meetings or conferences with the relevant Governmental Entity with respect to such Tax Proceeding, and (vi) the Controlling Party shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Non-Controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed. For purposes of this Agreement, “Controlling Party” shall mean Parent if Parent and its Affiliates are reasonably expected to bear the greater Tax liability in connection with such Tax Proceeding, or Purchaser if Purchaser and its Affiliates are reasonably expected to bear the greater Tax liability in connection with such Tax Proceeding; and “Non-Controlling Party” means whichever of the Parent or Purchaser is not the Controlling Party with respect to such Tax Proceeding.

(d) Notwithstanding anything to the contrary in this Agreement, Parent shall have the exclusive right to control in all respects, and neither Purchaser nor any of its Affiliates shall be entitled to participate in, any Tax Proceeding with respect to (i) any Tax Return of Parent or a member of the Parent Group; and (ii) any Tax Return of a consolidated, combined or unitary group that includes any member of the Parent Group (including any Combined Tax Return); provided that, if the resolution of such Tax Proceeding could reasonably be expected to have a material adverse impact on Purchaser or any of its Affiliates (including any Transferred Company or any Subsidiary thereof after the Closing) in any Post-Closing Period, Parent promptly shall provide written notice of such Tax Proceeding to Purchaser and promptly shall respond to any reasonable requests from Purchaser inquiring as to the status of such Tax Proceeding.

7.7 Cooperation and Exchange of Information.

(a) Not more than sixty (60) days after the receipt of a request from Parent, Purchaser shall, and shall cause its Affiliates to, provide to Parent a package of Tax information materials, including schedules and work papers, reasonably requested by Parent to enable Parent to prepare and file all Tax Returns required to be prepared and filed by it with respect to the Transferred Companies and their respective Subsidiaries. Purchaser shall prepare such package completely and accurately, in good faith and in a manner consistent with Parent’s past practice.

(b) Each party to this Agreement shall, and shall cause its Affiliates to, provide to the other party to this Agreement such cooperation, documentation and information as either of them reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes or an indemnity obligation under this Article VII or a right to refund of Taxes, or (iii) conducting any Tax Proceeding. Such cooperation and information shall include providing necessary powers of attorney, copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided.

(c) Each party shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the Transferred Companies and their respective Subsidiaries for their respective Tax periods ending on or prior to the Closing

Date until the later of (i) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate, or (ii) eight (8) years following the due date (without extension) for such Tax Returns. Thereafter, the party holding such Tax Returns or other documents may dispose of them after offering the other party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other party’s own expense.

(d) Notwithstanding anything to the contrary in this Agreement, access to and the retention of all Tax Returns and other documents and records relating to Tax matters with respect to the Transferred Companies and their respective Subsidiaries shall be governed by this Article VII and the provisions of Article V shall not apply.

7.8 Tax Sharing Agreements. To the extent relating to the Transferred Companies and their respective Subsidiaries, Parent shall terminate or cause to be terminated, on or before the Closing Date, all Tax sharing or other similar agreements or arrangements (other than this Agreement), if any, to which any of the Transferred Companies or their respective Subsidiaries, on the one hand, and Parent or any of its Affiliates, including any member of the Parent Group, on the other hand, are parties, and neither Parent nor any of its Affiliates nor any of the Transferred Companies or their respective Subsidiaries shall have any rights or obligations thereunder after the Closing.

7.9 Tax Treatment of Payments. Except to the extent otherwise required under applicable Tax Law, Parent, Purchaser, the Transferred Companies and their respective Subsidiaries and their respective Affiliates shall treat any and all payments under this Article VII, Section 2.7, Section 5.7(b), Section 5.17(b), and Article X as an adjustment to the purchase price for Tax purposes. The parties hereto agree to cooperate in good faith to structure any indemnification payment hereunder in a manner that minimizes any Taxes imposed on the payment or receipt of such indemnification payment.

7.10 Section 338 Elections. Purchaser shall not make, and shall cause its Affiliates (including the Transferred Companies and their respective Subsidiaries) not to make, (a) any election under Section 338 of the Code (or any comparable election under state, local or foreign Law) with respect to the acquisition of any Transferred Company or any of its Subsidiaries without the prior written consent of Parent (which Parent may grant or withhold in its sole and absolute discretion), or (b) any election with respect to any Transferred Company or any of its Subsidiaries (including any election pursuant to Treasury Regulation Section 301.7701-3), which election would be effective on or prior to the Closing Date; provided, however, that (x) Purchaser and Parent shall jointly make and file an election under Section 338(h)(10) (and any comparable elections under state, local or foreign Law) with respect to each U.S. Company (the “Section 338(h)(10) Elections”) and (y) Purchaser shall make, or shall cause its Affiliates (including the Transferred Companies and their respective Subsidiaries) to make an election under Section 338(g) of the Code (and any comparable election under state or local law) with respect to each eligible Foreign Transferred Company (other than the Specified Chinese Entities) (the “Section 338(g) Elections”).

7.11 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, any sales, use, transfer, documentary, stamp, recording, value added or similar Taxes and related fees imposed on or payable in connection with the transactions contemplated by this Agreement (for the avoidance of doubt, excluding any capital gain Taxes and withholding Taxes imposed on the Sale, which shall be borne by Parent and the Sellers) (“Transfer Taxes”) shall be borne fifty percent (50%) by Parent and the Sellers, on the one hand, and fifty percent (50%) by Purchaser, on the other hand. The party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other party. Parent and Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

7.12 Timing of Payments. Any indemnity payment required to be made pursuant to this Article VII shall be made within ten (10) days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than five (5) days prior to the date on which the relevant Taxes or other amounts are required to be paid to the applicable Governmental Entity.

7.13 Tax Matters Coordination. Notwithstanding anything to the contrary in this Agreement, indemnification with respect to Taxes and the procedures relating thereto shall be governed exclusively by this Article VII and Section 5.17(b) and the provisions of Article X (other than Sections 10.1 and 10.6) shall not apply.

7.14 Covenant With Respect to Specific Chinese Entities. (a) Purchaser shall timely file on IRS Form 8832 an election pursuant to Treasury Regulation Section 301.7701-3(c) (such an election, a “Check-the-Box Election”), effective one day following the Closing Date, to treat Hamilton Sundstrand Singapore Industrial Pte. Ltd. (“HS Singapore”) as an entity disregarded from its direct owner. Purchaser shall timely file a Check-the-Box Election, effective two days following the Closing Date, to treat each of Suzhou Sullair Air Equipment Co. Ltd., Shezhen Sullair Asia Industrial Co. Ltd., Sundyne Industrial Equipment (Tianjin) Co. Ltd., and Hamilton-Sundstrand Industrial (Shanghai) Co. Ltd. (each, a “Specified Chinese Entity,” and collectively, the “Specified Chinese Entities”) as an entity disregarded from its owner for U.S. federal income tax purposes. For the avoidance of doubt, such owner for U.S. federal income tax purposes shall be a newly formed entity (and not a Transferred Company or a Subsidiary thereof) that is treated as a corporation for U.S. federal income tax purposes (the “Specified Owner”) and the Specified Owner shall own for U.S. federal income tax purposes all of the equity interests in the Specified Chinese Entities from the Closing until the date that is two (2) days following the Closing Date. During the time period beginning immediately following the Closing and ending at the time the Check-the Box Elections for the Specified Chinese Entities become effective, Purchaser shall not take or permit to be taken any action or transaction by or with respect to the Specified Chinese Entities outside of the ordinary course of business consistent with past practice, other than actions or transactions expressly contemplated by the China JV Buy-Out Agreements.

(b) The Parties intend that the Check-the-Box Elections described in Section 7.14(a) be treated for U.S. federal income tax purposes as tax-free liquidations pursuant to Sections 332 and 337 of the Code. Purchaser shall, and shall cause its Affiliates (including the

Specified Chinese Entities), not to take any action that could reasonably be expected to cause such Check-the-Box Elections to fail to qualify for such tax treatment.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS TO CLOSE

8.1 Conditions to Obligation of Each Party to Close. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver as of the Closing Date of all of the following conditions:

(a) Competition Approvals. (i) Any waiting period (and any extension thereof) applicable to the consummation of the Sale under the HSR Act shall have expired or been terminated and (ii) the required approvals under the Competition Laws of the Primary Jurisdictions applicable to the Sale shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated.

(b) No Injunctions. No injunction or other Order issued by any court of competent jurisdiction or other Governmental Entity in any Primary Jurisdiction shall have been entered and remain in effect which prevents the consummation of the Sale.

(c) No Illegality. No Law shall have been enacted, entered, promulgated and remain in effect that prohibits or makes illegal consummation of the Sale in any Primary Jurisdiction.

8.2 Conditions to Purchaser’s Obligation to Close. Purchaser’s obligation to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver as of the Closing Date of all of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and the Sellers set forth in Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2 (Capitalization of the Transferred Companies) (except for the last sentence thereof), Section 3.3 (Authority Relative to this Agreement) and Section 3.18 (Brokers) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, (ii) the representation and warranty of Parent and the Sellers set forth in Section 3.6(b) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, and (iii) each of the other representations and warranties of Parent and the Sellers contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date except (x) in each case of clauses (i) and (iii), representations and warranties that are made as of a specific date shall be tested only on and as of such date, and (y) in the case of clause (iii) only where the failure of such representations and warranties to be true and correct (without giving regard to any materiality or “Material Adverse Effect” qualifications set forth therein) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Covenants and Agreements. The covenants and agreements of Parent and the Sellers to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c) Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Parent by an executive officer of Parent, stating that the conditions specified in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d) Other Governmental Approvals. Each approval of any Governmental Entity and other actions listed in Section 8.2 of the Purchaser Disclosure Schedule shall have been obtained or completed, as applicable.

(e) Delivery of Acceptance Notice. Parent shall have executed and delivered to Purchaser the Acceptance Notice.

8.3 Conditions to Parent’s and the Sellers’ Obligation to Close. The obligations of Parent and the Sellers to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver as of the Closing Date of all of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Purchaser set forth in Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.2 (Authority Relative to this Agreement), and Section 4.7 (Broker’s Fees) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, and (ii) each of the other representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the Closing Date as if made on and as of the Closing Date except (x) in each case of clauses (i) and (ii), representations and warranties that are made as of a specific date shall tested only on and as of such date, and (y) in the case of clause (ii) only where the failure of such representations and warranties to be true and correct (without giving regard to any materiality qualifications set forth therein) would not reasonably be expected to have a material adverse effect on Purchaser’s ability to timely consummate the transactions contemplated hereby.

(b) Covenants and Agreements. The covenants and agreements of Purchaser to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c) Officer’s Certificate. Parent shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Parent, the Sellers and Purchaser;

(b) by either Parent and the Sellers or by Purchaser, if:

(1) the Closing shall not have occurred on or before December 31, 2012 (the “Outside Date”); provided, however, that if all of the conditions to Closing, other than the conditions set forth in Section 8.1(a) or Section 8.2(d), shall have been satisfied or shall be capable of being satisfied on such date, the Outside Date may be extended by either Parent or Purchaser from time to time by written notice to the other party up to a date not beyond an additional ninety (90) days, the latest of any of which dates shall thereafter be deemed to be the Outside Date; provided, further, that the right to terminate this Agreement under this Section 9.1(b)(1) shall not be available to any party to this Agreement whose failure or whose Affiliate’s failure to perform any material covenant or obligation under this Agreement has been the cause of, or has resulted in, the failure of the transactions contemplated by this Agreement to occur on or before such date;

(2) if Parent or the Sellers, on the one hand, or Purchaser, on the other hand, shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.2(a), 8.2(b), 8.3(a) or 8.3(b), as applicable, and (ii) (A) cannot be cured prior to the Outside Date or (B) has not been cured prior to the date that is thirty (30) days from the date that Purchaser or Parent and the Sellers, as applicable, is notified by the other of such breach or failure to perform; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(2) shall not be available to any party to this Agreement if such party shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform would give rise to the failure of a condition set forth in Section 8.2(a), 8.2(b), 8.3(a) or 8.3(b), as applicable;

(3) if any Order issued by a Governmental Entity in a Primary Jurisdiction permanently restrains, enjoins or prohibits or makes illegal the consummation of the Sale, and such Order becomes effective (and final and nonappealable) (except for Orders relating to Competition Laws described in Section 9.1(b)(4), which shall be governed by Section 9.1(b)(4)); or

(4) if any Governmental Entity that must grant a permit, authorization, consent, approval, expiration or termination required by Section 8.1(a) or Section 8.2(d) shall have denied such grant and such denial shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.1(b)(4) shall have used its reasonable best efforts to obtain such permit, authorization, consent, approval, expiration or termination to the extent required by Section 5.3;

(c) by Parent and the Sellers, (i) if all of the conditions set forth in Section 8.1 and Section 8.2 are satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but such conditions must be capable of being satisfied on such date), (ii) Purchaser fails to consummate the transactions contemplated by this Agreement within three (3) Business Days following the date the Closing should have occurred pursuant to Section 2.3(a) and (iii) Parent and the Sellers stood ready, willing and able to consummate the transactions contemplated by this Agreement on that date, which shall be evidenced by a written notice delivered by Parent and the Sellers to Purchaser to that effect; provided that during such three (3) Business Day-period following the date the Closing should have occurred pursuant to Section 2.3(a), no party shall be entitled to terminate this Agreement pursuant to Section 9.1(b)(1); or

(d) by Purchaser if Parent has not executed and delivered to Purchaser the Acceptance Notice within five (5) Business Days following completion of the Consultation Process.

9.2 Notice of Termination. In the event of termination of this Agreement by either or both of Parent and the Sellers, on the one hand, or Purchaser, on the other hand, pursuant to Section 9.1, written notice of such termination shall be given by the terminating party to the other party to this Agreement.

9.3 Effect of Termination. In the event of termination of this Agreement by either or both of Parent and the Sellers, on the one hand, or Purchaser, on the other hand, pursuant to Section 9.1, this Agreement shall terminate and become void and have no effect, and there shall be no liability on the part of any party to this Agreement, except as set forth in, and subject to the terms of, the Guarantees, the indemnification and reimbursement provisions of Section 5.19(b) (Cooperating with Financing), Section 9.4 (Reverse Termination Fee), Section 9.5 (Termination Fee) and Section 11.6 (Expenses); provided, however, that (i) nothing in this Agreement shall relieve either party hereto from liability for failure to perform the obligations set forth in Section 5.2 (Confidentiality), (ii) nothing in this Agreement shall relieve Parent or the Sellers from liability for any willful and intentional breach of this Agreement and (iii) subject to Section 9.4(b) and Section 9.4(c) (including the limitation on liability set forth therein) in the case of Purchaser, the termination of this Agreement under circumstances in which the Reverse Termination Fee is not payable pursuant to Section 9.4(a) shall not relieve Purchaser for liability for any willful and intentional breach of this Agreement. All of (x) the provisions of Section 5.2 (Confidentiality), Section 5.6 (Public Announcements), this Section 9.3 (Effect of Termination), Section 9.4 (Reverse Termination Fee), Section 9.5 (Termination Fee) and Article XI (General Provisions), (y) the obligations of Parent and Purchaser to each pay one-half of any filing fees to any Governmental Entity pursuant to Section 5.3(f) (Efforts) in respect of filings made prior to the termination of this Agreement, and (z) the indemnification and reimbursement provisions of Section 5.19(b) (Financing) shall survive any termination of this Agreement. For purposes of this Agreement, “willful and intentional breach” shall mean a deliberate act or a deliberate failure to act, which act or deliberate failure to act constitutes in and of itself a material breach of this Agreement which was undertaken with the knowledge (actual or constructive) that such act or failure to act would be, or would reasonably be expected to cause, a material breach of this Agreement.

9.4 Reverse Termination Fee. (a) If this Agreement is terminated by Parent and the Sellers pursuant to Section 9.1(b)(2) (in the event of a breach or failure to perform by Purchaser) or Section 9.1(c) (failure to close), then Purchaser shall pay to Parent an amount (the “Reverse Termination Fee”) equal to $223,600,000 within two (2) Business Days of the date of such termination (it being understood that in no event shall Purchaser be required to pay the Reverse Termination Fee more than once). Notwithstanding anything to the contrary in this Agreement, but subject to the second sentence of Section 9.4(d) and Purchaser’s payment obligations under clause (y) of Section 9.3 (the “Regulatory Fee Payment Obligations”), (i) Parent’s receipt of the Reverse Termination Fee from Purchaser pursuant to this Section 9.4(a) (including its rights to enforce the Guarantees with respect thereto), any reimbursement and indemnification obligations of Purchaser pursuant to Section 5.19(b) (such reimbursement and indemnification obligations pursuant to Section 5.19(b), the “Purchaser Financing Cooperation Payment Obligations”) and Parent’s right to seek specific performance of this Agreement by Purchaser prior to termination of this Agreement, as provided for and subject to the limitations set forth in Section 11.11, shall be the sole and exclusive remedies of Parent and the Sellers against the Purchaser Related Parties for any Loss relating to or arising out of this Agreement or the Guarantees, or the transactions contemplated hereby or thereby, including any breach of this Agreement by Purchaser, the termination of this Agreement or the failure to consummate the transactions contemplated hereby, in each case, in any circumstance in which Parent is entitled to receive the Reverse Termination Fee pursuant to this Section 9.4(a), and, upon payment of such amounts, none of the Purchaser Related Parties shall have any Liability or obligation relating to or arising out of this Agreement or the Guarantees, or the transactions contemplated hereby or thereby, or any claims or actions under applicable Law arising out of any such breach, termination or failure.

(b) In connection with any Loss suffered as a result of any willful and intentional breach of this Agreement by Purchaser, other than in a circumstance in which Parent is entitled to receive the Reverse Termination Fee pursuant to Section 9.4(a), Parent and the Sellers agree that the maximum aggregate Liability of Purchaser shall be limited to an amount equal to the amount of the Reverse Termination Fee, the Regulatory Fee Payment Obligations and the Purchaser Financing Cooperation Payment Obligations, and in no event shall Parent and the Sellers be entitled to seek or obtain any recovery or judgment in excess of such amount.

(c) In no event shall Parent or the Sellers be entitled to seek or obtain any recovery or judgment against any of the Purchaser Related Parties or any of their respective assets in excess of (i) the amount of the Reverse Termination Fee (plus, in the case the Reverse Termination Fee is due and payable and is not timely paid, the amounts described in the second sentence of Section 9.4(d)), (ii) the Purchaser Financing Cooperation Payment Obligations and (iii) the Regulatory Fee Payment Obligations, and, except as provided in Section 9.4(b), in no event shall Parent or the Sellers be entitled to seek or obtain any other damages of any kind against any Purchaser Related Party for, or with respect to, this Agreement or the Guarantees or the transactions contemplated hereby and thereby (including any breach by Purchaser), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided, however, this Section 9.4(c) shall not limit the right of the parties hereto to seek specific performance of this Agreement pursuant to, and subject to the limitations in, Section 11.11 prior to the termination of this Agreement; and provided, further, in no event will Parent and the Sellers be entitled to both (x) the payment of the Reverse Termination Fee and (y) the grant of specific performance of this Agreement pursuant to, and subject to the limitations in, Section 11.11, which grant results in the consummation of the Closing as contemplated by this Agreement. In light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement in any circumstance in which the Reverse Termination Fee is payable, the payment of (A) the Reverse Termination Fee (plus, in the case the Reverse Termination Fee is not timely paid, the amounts described in the second sentence of Section 9.4(d)) pursuant to Section 9.4(a), constitutes a reasonable estimate of the monetary damages that will be suffered by Parent and the Sellers by reason of breach or termination of this Agreement or the Guarantees, (B) the Purchaser Financing Cooperation Payment Obligations, and (C) the Regulatory Fee Payment Obligations, if applicable, shall be in full and complete satisfaction of any and all monetary damages of Parent and the Sellers arising out of or relating to this Agreement and the Guarantees, the transactions contemplated hereby and thereby (including any breach by Purchaser), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement, and any claims or actions under applicable Law arising out of any such breach, termination or failure; provided, however, this Section 9.4 shall not limit the right of the parties hereto to seek specific performance of this Agreement pursuant to, and subject to the limitations in, Section 11.11 prior to the termination of this Agreement. Notwithstanding anything herein to the contrary, Parent and the Sellers (and their respective stockholders, partners, members, Affiliates, directors, officers, employees, representatives and agents) hereby waive any and all rights and claims against any Purchaser Related Party (other than (I) Purchaser and (II) the Guarantors solely with respect to their respective obligations under the Guarantees) in connection with this Agreement or the Debt Financing Commitment, whether at Law or in equity, in contract, in tort or otherwise; provided, however, that the foregoing shall not in any way limit or restrict Parent’s and the Sellers’ right to seek specific performance as set forth in Section 11.11 (subject to the limitations set forth therein) prior to any valid termination of this Agreement.

(d) Each party acknowledges that the agreements contained in this Section 9.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement. Accordingly, if Purchaser fails promptly to pay the amounts due pursuant to Section 9.4(a), and, in order to obtain such payments, Parent or the Sellers commence a suit that results in a judgment against Purchaser for the amounts set forth in Section 9.4(a) or any portion thereof, Purchaser will pay to Parent, from the date such payment was required to be made under this Agreement, the Interest Rate on the amounts set forth in this Section 9.4. The parties acknowledge that the Reverse Termination Fee shall not constitute a penalty but is liquidated damages, in a reasonable amount that will compensate Parent and the Sellers in the circumstances in which the Reverse Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Sale, which amount would otherwise be impossible to calculate with precision.

9.5 Termination Fee. If this Agreement is terminated by Purchaser pursuant to Section 9.1(d) (failure to deliver the Acceptance Notice), then Parent shall pay to Purchaser an amount (the “Termination Fee”) equal to $223,600,000 within two (2) Business Days of the date of such termination (it being understood that in no event shall Parent be required to pay the Termination Fee more than once).

9.6 Extension; Waiver. At any time prior to the Closing, either Parent or a Seller or Purchaser may (a) extend the time for performance of any of the obligations or other acts of the other Person, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

ARTICLE X

INDEMNIFICATION

10.1 Survival of Representations, Warranties, Covenants and Agreements. (a) The representations and warranties of Parent and the Sellers contained in this Agreement shall survive the Closing until the date that is fifteen (15) months after the Closing Date; provided, however, that (i) the representations and warranties set forth in Sections 3.1 (Organization and Qualification; Subsidiaries, except for the last sentence thereof), 3.2 (Capitalization of the Transferred Companies), 3.3 (Authority Relative to this Agreement), 3.18 (Brokers) and 3.22 (Military and Defense Products and Services), shall survive until the third (3rd) anniversary of the Closing, (ii) the representations and warranties set forth in Section 3.13(h), (j), (k) and (m) (Taxes) shall survive the Closing until thirty (30) days following the expiration of the applicable statutory periods of limitation, (iii) the representations and warranties set forth in Section 3.13(l) (Taxes) shall survive until the date that is fifteen (15) months after the Closing Date, and (iv) the other representations and warranties set forth in Section 3.13 (Taxes) shall not survive the Closing. Written notice of a claim must be given by Purchaser to Parent and the Sellers in accordance with the provisions hereof prior to the expiration of the applicable representations and warranties.

(b) The representations and warranties of Purchaser contained in this Agreement shall survive the Closing until the first (1st) anniversary of the Closing Date; provided, however, that the representations and warranties made pursuant to Sections 4.1 (Organization and Qualification; Subsidiaries), 4.2 (Authority Relative to this Agreement) and 4.7 (Broker’s Fees) shall survive until the third (3rd) anniversary of the Closing. Written notice of a claim must be given by Parent or a Seller to Purchaser in accordance with the provisions hereof prior to the expiration of the applicable representations and warranties.

(c) No covenant or agreement contained herein that is to be performed only on or prior to the Closing Date shall be required to be performed following the Closing Date unless otherwise expressly agreed by the parties; provided, however, that the foregoing shall in no respect limit the rights of the parties to seek indemnification for any breach of such covenant or agreement occurring on or before the Closing Date. Any covenant and agreement to be performed, in whole or in part, after the Closing Date shall survive the Closing in accordance with its terms.

(d) The indemnification obligations contained in Article VII (Tax Matters) shall survive the Closing Date until thirty (30) days following the expiration of the applicable statutory periods of limitation.

10.2 Indemnification by the Sellers. (a) Subject to the provisions of this Article X and except with respect to indemnification for Taxes (which shall be governed exclusively by Article VII and Section 5.17(b)), effective as of and after the Closing Date, Parent and the Sellers, jointly and severally, shall indemnify, defend and hold harmless Purchaser and its Affiliates (including, following the Closing, the Transferred Companies and their respective Subsidiaries) and their respective stockholders, members, partners, managers, officers, directors, employees, representatives, controlling Persons, counsel, agents, successors and assigns (collectively, the “Purchaser Indemnified Parties”), from and against any and all Losses incurred or suffered by any of the Purchaser Indemnified Parties, to the extent arising out of or relating to (i) any breach of any representation or warranty of Parent or the Sellers contained in this Agreement or any Foreign Acquisition Agreement or any breach of the certification of Parent in the certificate delivered pursuant to Section 8.2(c); (ii) any breach of any covenant or agreement of Parent or the Sellers contained in this Agreement or any Foreign Acquisition Agreement; (iii) any business (including the conduct and activities of any business) of Parent or its Affiliates (which, for the avoidance of doubt, shall include the eMe Business), other than for Losses arising out of or relating to the Business (for the avoidance of doubt, legacy Liabilities of the Business, including arising out of discontinued or divested businesses, are deemed to be Liabilities of the Business); and (iv) any of the matters listed on Schedule 10.2 of the Purchaser Disclosure Schedule.

(b) Notwithstanding any other provision to the contrary:

(1) Parent and the Sellers shall not be required to indemnify, defend or hold harmless any Purchaser Indemnified Party against, or reimburse any Purchaser Indemnified Party for, any Losses pursuant to Section 10.2(a)(i), (A) to the extent such Losses were included as “Current Liabilities” in Working Capital and reflected or reserved for on the Final Working Capital and Net Indebtedness Statement; (B) unless such claim or series of related claims involve Losses in excess of $100,000 (the “De Minimis Amount”) and if such Losses do not exceed the De Minimis Amount, such Losses shall not be applied to or considered for purposes of calculating the aggregate amount of the Purchaser Indemnified Parties’ Losses under this Section 10.2(b)(1); or (C) until the aggregate amount of Losses for which the Purchaser Indemnified Parties are entitled to indemnification under Section 10.2(a)(i) exceeds $24,080,000 (the “Deductible”), after which the Sellers shall be obligated for all the Purchaser Indemnified Parties’ Losses under Section 10.2(a)(i) in excess of the Deductible, subject to Sections 10.2(b)(1)(A) and (B) and Section 10.2(b)(2); and

(2) the cumulative indemnification obligation of the Sellers under Section 10.2(a)(i) shall in no event exceed $258,000,000 (the “Cap”);

provided, that neither the De Minimis Amount nor the Deductible nor the Cap shall apply to any claim involving Losses resulting from fraud or arising out of or relating to a breach of the representations and warranties set forth in Section 3.1 (Organization and Qualification;

Subsidiaries) (except for the last sentence thereof), Section 3.2 (Capitalization of the Transferred Companies), Section 3.3 (Authority Relative to this Agreement), Section 3.10(i) (Equity Awards), Section 3.13 (Taxes), Section 3.18 (Brokers) or Section 3.22 (Military and Defense Products and Services).

10.3 Indemnification by Purchaser. (a) Subject to the provisions of this Article X and except with respect to indemnification for Taxes (which shall be governed exclusively by Article VII and Section 5.17(b)), effective at and after the Closing Date, Purchaser and the Transferred Companies shall indemnify, defend and hold harmless Parent, the Sellers and their respective Affiliates, and their respective stockholders, members, partners, managers, officers, directors, employees, representatives, controlling Persons, counsel, agents, successors and assigns (collectively, the “Seller Indemnified Parties”), from and against any and all Losses incurred or suffered by any of the Seller Indemnified Parties to the extent arising by reason of or resulting from (i) any breach of any representation or warranty of Purchaser contained in this Agreement or any Foreign Acquisition Agreement or any breach of the certification of Purchaser in the certificate delivered pursuant to Section 8.3(c); (ii) any breach of any covenant or agreement of Purchaser contained in this Agreement or any Foreign Acquisition Agreement; (iii) any Liability (including any Environmental Liability) to the extent arising out of or relating to the Business or the ownership, occupation or use by the Transferred Companies and their respective Subsidiaries of the Owned Real Property or the Leased Real Property in connection with the Business, whether such Liability arises before or after Closing, is known or unknown, contingent or accrued; and (iv) without duplication of any Liability described in the foregoing clause (iii), the failure to pay any amounts when due of (x) any Indebtedness of the Transferred Companies for which the Purchase Price was adjusted pursuant to Section 2.4(b) or Section 2.7 or (y) any Liability to the extent included as “Current Liabilities” in Working Capital and reflected or reserved for on the Final Working Capital and Net Indebtedness Statement.

(b) Notwithstanding any other provision to the contrary:

(1) Purchaser shall not be required to indemnify, defend or hold harmless any Seller Indemnified Party against, or reimburse any Seller Indemnified Party for, any Losses pursuant to Section 10.3(a)(i), (A) unless such claim or series of related claims involve Losses in excess of the De Minimis Amount and if such Losses do not exceed the De Minimis Amount, such Losses shall not be applied to or considered for purposes of calculating the aggregate amount of the Seller Indemnified Parties’ Losses under this Section 10.3(b)(1); and (B) until the aggregate amount of the Seller Indemnified Parties’ Losses under Section 10.3(a)(i) exceeds the Deductible, after which Purchaser shall be obligated for all the Seller Indemnified Parties’ Losses under Section 10.3(a)(i) in excess of the Deductible, subject to Section 10.3(b)(1)(A) and Section 10.3(b)(2);

(2) the cumulative indemnification obligation of Purchaser under Section 10.3(a)(i) shall in no event exceed the Cap;

provided, that neither the Deductible nor the Cap shall apply to any claim involving Losses resulting from fraud or arising out of a breach of the representations and warranties made in Section 4.5 (Solvency) or Section 4.7 (Broker’s Fees).

10.4 Indemnification Procedures. (a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”), shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand asserted by a third party that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under such agreement (such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not relieve the Indemnifying Party from any of its obligations under this Article X except to the extent the Indemnifying Party is prejudiced by such failure, it being agreed that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must describe in reasonable detail the facts and circumstances with respect to the alleged breach and be delivered prior to the expiration of any applicable survival period specified in Section 10.1 for such representation, warranty, covenant or agreement.

(b) Upon receipt of a notice of a Third Party Claim for indemnity from an Indemnified Party pursuant to Section 10.2(a) or Section 10.3(a), the Indemnifying Party will be entitled, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third Party Claim, to assume the defense and control of such Third Party Claim (at the expense of such Indemnifying Party); provided that the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense and control of any Third Party Claim pursuant to this Section 10.4(b), the Indemnified Party shall be entitled to assume and control such defense, but the Indemnifying Party may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense. If the Indemnifying Party assumes the defense and control of a Third Party Claim, the Indemnifying Party shall select counsel, contractors and consultants of recognized standing and competence and shall use commercially reasonable efforts in the defense or settlement of such Third Party Claim. Purchaser or Parent and the Sellers, as the case may be, shall, and shall cause each of their Affiliates and representatives to, reasonably cooperate with the Indemnifying Party in the defense of any Third Party Claim, including by furnishing non-privileged books and records, personnel and witnesses, as appropriate for any defense of such Third Party Claim at the Indemnifying Party’s sole cost and expense. If the Indemnifying Party has assumed the defense and control of a Third Party Claim, it shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, in its reasonable discretion without the prior written consent of the Indemnified Party; provided, that (x) such settlement or judgment does not involve any injunctive relief or finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party and (y) the Indemnifying Party shall (i) pay or cause to be paid all amounts in such settlement or judgment, (ii) not encumber any of the assets of any Indemnified Party or agree to any term, restriction or condition that would apply to or adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement or other resolution, a complete and unconditional release of any Indemnified Party potentially affected by such Third Party Claim. No Indemnified Party will consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld).

(c) If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to Section 10.2 or 10.3 and the Indemnified Party is entitled to recover all or a part of such Losses from a third party (a “Potential Contributor”) based on facts, events and circumstances giving rise to the right of indemnification, the Indemnified Party shall use its reasonable best efforts to recover from the Potential Contributor the amount of such payment.

10.5 Exclusive Remedy and Release. Except with respect to, (i) the Ancillary Agreements (other than the Foreign Acquisition Agreements), (ii) the matters covered by Sections 2.5, 2.6, 2.7 and 2.9, (iii) Section 11.11 and (iv) any matter relating to Taxes (which shall be governed exclusively by Article VII and Section 5.17(b)), Purchaser, Parent and the Sellers acknowledge and agree that, following the Closing, the indemnification provisions of Sections 10.2 and 10.3 shall be the sole and exclusive remedies of Parent and the Sellers and Purchaser, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) (but excluding claims for fraud) that each party may at any time suffer or incur, or become subject to, as a result of, or in connection with the Sale, including any breach of any representation or warranty in this Agreement by any party, or any failure by any party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement and the Foreign Acquisition Agreements. Without limiting the generality of the foregoing, the parties hereto hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

10.6 Additional Indemnification Provisions. With respect to each indemnification obligation contained in this Agreement, all Losses shall be net of (i) any third-party insurance and indemnity proceeds that have been recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification, less the amount of out-of-pocket costs incurred to obtain such proceeds (it being agreed that if third-party insurance or indemnification proceeds in respect of such facts are recovered by the Indemnified Party subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds, less the amount of out-of-pocket costs incurred to obtain such proceeds, shall be promptly remitted to the Indemnifying Party to the extent of the indemnification payment made), and (ii) any Net Tax Benefits. The Indemnified Party shall use, and cause its Affiliates to use, commercially reasonable efforts to seek full recovery under all insurance and indemnity provisions covering such Loss to the same extent as it would if such Loss were not subject to indemnification hereunder. Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article X, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have under any third-party insurance policies with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall, to the extent permitted under such insurance policies, assign any such rights to the Indemnifying Party. From and after the Closing Date, no member of the Parent Group shall have any right of contribution or indemnification against any of the Transferred Companies or their respective Subsidiaries for any amounts paid to any Purchaser Indemnified Party as a result of any claim for indemnification under this Agreement or any claim arising from or relating to a breach by Parent, Sellers or, prior to the Closing, any of the Transferred Companies or their respective Subsidiaries of any representations, warranties, covenants or other agreements contained in this Agreement or in any Ancillary Agreement.

10.7 Limitation of Liability. In no event shall any Indemnifying Party have liability to any Indemnified Party for any consequential, special, incidental (other than arising by reason of or resulting from efforts to mitigate Losses), indirect or punitive damages, except for any such damages to the extent paid to a third party, including a Governmental Entity.

10.8 Mitigation. Each of the parties agrees to use its commercially reasonable efforts to mitigate its respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

ARTICLE XI

GENERAL PROVISIONS

11.1 Interpretation; Absence of Presumption. (a) It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedule or Purchaser Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedule or Purchaser Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Seller Disclosure Schedule or Purchaser Disclosure Schedule is or is not material for purposes of this Agreement.

(b) For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (iv) references to “$” shall mean U.S. dollars; (v) the word “including” and words of similar import when used in this Agreement and the Ancillary Agreements shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” shall not be exclusive; (vii) references to “written” or “in writing” include in electronic form; (viii) provisions shall apply, when appropriate, to successive events and transactions; (ix) the headings contained in this Agreement and the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the Ancillary Agreements; (x) Parent, the Sellers and Purchaser have each participated in the negotiation and drafting of this Agreement and the Ancillary Agreements and if an ambiguity or question of interpretation should arise, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or the Ancillary Agreements; (xi) a reference to any Person includes such Person’s successors and permitted assigns; (xii) any reference to “days” means calendar days unless Business Days are expressly specified; and (xiii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. If the Closing shall occur, notwithstanding anything in this Agreement to the contrary, any payment obligation of Purchaser hereunder shall be a joint and several obligation of Purchaser and the Transferred Companies and the Subsidiaries of the Transferred Companies. Whether or not the Closing occurs, notwithstanding anything in this Agreement to the contrary, any payment obligation of Parent or any of the Sellers hereunder shall be a joint and several obligation of Parent and the Sellers.

(c) Any disclosure with respect to a Section or schedule of this Agreement, including any Section of the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, shall be deemed to be disclosed for other Sections and schedules of this Agreement, including any Section of the Seller Disclosure Schedule or Purchaser Disclosure Schedule, to the extent that the relevance of such disclosure would be reasonably apparent on the face of such disclosure.

(d) Notwithstanding anything to the contrary in this Agreement, each Transferred Company that is also a Seller shall be treated as a Transferred Company (and not as a Seller) for purposes of the post-Closing covenants and agreements contained herein and otherwise where the context so requires.

11.2 Headings; Definitions. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

11.3 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial. (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts executed and to be performed wholly within such State and without reference to the choice-of-law principles that would result in the application of the Laws of a different jurisdiction.

(b) Each party to this Agreement irrevocably submits to the exclusive jurisdiction of any state or federal court in the State of New York in any Action arising out of or relating to this Agreement or any Ancillary Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such New York state or federal court. Each party to this Agreement hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The parties further agree, to the extent permitted by Law, that final and unappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. Each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against the Financing Source Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing Commitment or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

(c) EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH (INCLUDING THE FINANCING COMMITMENTS) OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS (INCLUDING THE FINANCING COMMITMENTS) OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PARTIES HEREBY FURTHER WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY FINANCING SOURCE PARTIES IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT OR THE DEBT FINANCING COMMITMENT OR THE PERFORMANCE THEREOF. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 11.3. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 11.3 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

11.4 Entire Agreement. This Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto, the Confidentiality Agreement, the French Offer Letter and the Guarantees, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede any prior discussion, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to in this Agreement.

11.5 No Third Party Beneficiaries. Except for (i) the third and fourth sentences of Section 5.2, which are intended to benefit, and to be enforceable by, the Persons specified in the fifth sentence of Section 5.2, (ii) Sections 6.7(a) and 6.15, which are intended to benefit, and to be enforceable by, the Purchaser Tax Indemnified Parties, (iii) Sections 7.1, 7.2, 10.2 and 10.3 and the last sentence of Section 5.18(d), which are intended to benefit, and to be enforceable by, the Persons specified therein, and (iv) Sections 9.3 and 9.4, the last sentence of Section 11.3(b), the first, second, third and fourth sentences of Section 11.3(c), the last sentence of Section 11.10 and this Section 11.5, which the Purchaser Related Parties shall be express third party beneficiaries of, and shall be entitled to rely on and enforce, this Agreement, together with the

Ancillary Agreements and the Exhibits and Schedules hereto, are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

11.6 Expenses. Except as set forth in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

11.7 Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or three (3) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a facsimile (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or facsimile number as such party shall designate by like notice):

(a)	If to Parent:

United Technologies Corporation

One Financial Plaza

United Technologies Building

Hartford, CT 06101

Attention: Charles D. Gill, Esq.

Fax No.: (860) 728-7862

If to the Sellers:

Hamilton Sundstrand Corporation

One Hamilton Road

Windsor Locks, CT 06095

Attention: Christopher Calio, Esq.

Fax No.: (860) 998-2105

with a copy (in respect of both Parent and the Sellers) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Trevor S. Norwitz, Esq.

Fax No.: (212) 403-2000

(b)	If to Purchaser:

Silver II Acquisition S.à r.l.

c/o BC Partners

29 avenue de la Porte Neuve

L-2227 Luxembourg

Grand-Duchy of Luxembourg

Attention: Raymond Svider

Fax No.: +352 2699 1132

with a copy to:

The Carlyle Group

2, avenue Charles de Gaulle

L-1653 Luxembourg

Grand-Duchy of Luxembourg

Attention: Brian A. Bernasek

Fax No.: +352 2610 2747

with a copy to:

Latham & Watkins LLP

555 11th Street, NW, Suite 1000

Washington, DC 20004

Attention: Daniel T. Lennon, Esq.

Paul F. Sheridan, Jr., Esq.

Fax No.: (202) 637-2201

11.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns; provided, however, that no party to this Agreement may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other party to this Agreement, except that (i) Parent may assign its rights under this Agreement to any Affiliate of Parent, (ii) prior to the Closing, Purchaser may assign its rights under this Agreement to one or more Affiliates of Purchaser, and (iii) Purchaser may collaterally assign this Agreement to any Financing Source or any other party providing bona fide debt financing to Purchaser or its Subsidiaries; provided that, in each case of the foregoing clauses (i), (ii) and (iii), any such assignment shall not impede or delay in any respect the consummation of the transactions contemplated by this Agreement or relieve Parent or Purchaser of its Liabilities or obligations hereunder. Any attempted assignment in violation of this Section 11.8 shall be void.

11.9 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party to this Agreement may, only by an instrument in writing, waive compliance by the other parties to this Agreement with any term or provision of this Agreement on the part of such other parties to this Agreement to be performed or complied with. The waiver by any party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

11.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties intend that the remedies and limitations set forth in this Agreement (including Section 9.3, Section 9.4, the last sentence of Section 11.3(b), the first, second, third and fourth sentences of Section 11.3(c), Section 11.5 and Section 11.11) shall be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases (i) the Liability of any party (or the Liability of any Purchaser Related Party) or (ii) the obligations hereunder or under the Guarantees.

11.11 Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform any provision of this Agreement or any Foreign Acquisition Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement or any Foreign Acquisition Agreement and to enforce specifically the terms and provisions hereof and thereof, in addition to any other remedy to which they are entitled in Law or in equity. Notwithstanding any provision hereof to the contrary, it is explicitly agreed that Parent and the Sellers shall not be entitled to seek or obtain any injunction, specific performance or other equitable relief requiring Purchaser to cause the Equity Financing to be funded, except that Parent and the Sellers may seek specific performance of Purchaser’s obligation to cause the Equity Financing to be funded to fund the Purchase Price and of Purchaser’s obligation to consummate the Closing if and only in the event that (i) all conditions set forth in Sections 8.1 and 8.2 have been satisfied in full (other than those conditions that by their nature are to be satisfied or waived at the Closing) at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded, (ii) the Debt Financing (or, if Alternative Financing is being used in accordance with Section 5.19(a), pursuant to the commitments with respect thereto) has been funded or will be funded (or, if such Debt Financing has been funded into escrow, such funds have been or will be released from escrow) at the Closing if the Equity Financing is funded at the Closing, and (iii) Parent and the Sellers have irrevocably confirmed that if specific performance is granted and the Equity Financing and the Debt Financing are funded, then the Closing pursuant to Article II will occur. In furtherance and not in limitation of the foregoing, it is hereby acknowledged and agreed that Parent and the Sellers shall be entitled to specific performance to enforce Section 5.19. Subject to the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief permitted by this Agreement on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement shall not be required to provide any bond or other security in connection with such order or injunction. The parties acknowledge and agree that the limitations on remedies of the parties following termination of this Agreement set forth in Section 9.4 shall not limit the right of Parent or the Sellers to obtain specific performance pursuant to, and subject to the limitations of, this Section 11.11.

11.12 No Admission. Nothing herein shall be deemed an admission by Parent or any of its respective Affiliates, in any Action or proceeding by or on behalf of a third party, that such third party is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any contract.

11.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic method shall be as effective as delivery of a manually executed counterpart of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

UNITED TECHNOLOGIES CORPORATION

By:	/s/ Matthew F. Bromberg
Name:	Matthew F. Bromberg
Title:	Vice President, Corporate Strategy &
Development

HAMILTON SUNDSTRAND CORPORATION
UNITED TECHNOLOGIES HOLDINGS LIMITED
UNITED TECHNOLOGIES INTERNATIONAL CORPORATION – ASIA PRIVATE LIMITED
HAMILTON SUNDSTRAND INTERNATIONAL CORPORATION
UNITED TECHNOLOGIES HOLDINGS SAS
UNITED TECHNOLOGIES FAR EAST LIMITED
UNITED TECHNOLOGIES PARIS SNC
JOHNS PERRY LIFTS HOLDINGS LDC
SUNDSTRAND HOLDING S.A.R.L.

By:	/s/ Matthew F. Bromberg
Name:	Matthew F. Bromberg
Title:	Authorized Signatory

[Signature Page to Purchase and Sale Agreement]

SILVER II ACQUISITION S.À R.L.

By:	/s/ Brian A. Bernasek
Name:	Brian A. Bernasek
Title:	Class A Manager

By:	/s/ F. Mark Fariborz
Name:	F. Mark Fariborz
Title:	Class B Manager

[Signature Page to Purchase and Sale Agreement]

EXHIBIT A

EXECUTION VERSION

SILVER II ACQUISITION S.À R.L.

29 Avenue de la Porte Neuve

L-2227 Luxembourg

Grand-Duchy of Luxembourg

United Technologies Corporation

One Financial Plaza

United Technologies Building

Hartford, CT 06101

For the attention of Charles D. Gill

Paris, on July 25, 2012

STRICTLY CONFIDENTIAL

Dear Mr. Gill:

Following our recent discussions in relation to the contemplated acquisition of all of the capital stock or other equity interests of each company listed on Schedule 1 hereto (each, a “Company” and, collectively, the “Companies”) and owned by United Technologies Corporation (the “Seller”) and/or one or more of its Subsidiaries, we hereby make the following final, irrevocable and binding offer (the “Offer”), which the Seller may in its sole discretion elect to accept in accordance with the procedures described below, and whereby the undersigned (the “Purchaser”, “we” and “us”) agrees, in accordance with the terms and subject to the conditions set forth in the Purchase and Sale Agreement (the “Global Purchase Agreement”), dated as of the date hereof, by and among the Seller, the Purchaser and the other parties thereto attached hereto as Schedule 2, to acquire the capital stock and other equity interests of each of the Companies owned, directly or indirectly, by the Seller, as set forth opposite each Company’s name in Section 3.1 of the Seller Disclosure Schedule (the “French Shares”), from the Seller and/or one or more of its Subsidiaries for an aggregate purchase price equal to $464,800,000 (the “Transaction”).

Capitalized terms used in this letter (this “Letter”) shall, unless otherwise defined herein, have the meanings ascribed to them in the Global Purchase Agreement.

1.	ACCEPTANCE OF THE OFFER

(a)	If the Seller wishes to accept our Offer, the Seller shall notify the Purchaser of such acceptance through the delivery, on or prior to the Expiry Date (as such term is defined below in Clause 2(a)), of written notice in the form attached hereto as Schedule 3 (an “Acceptance Notice”) specifying that the Seller accepts the Offer and that the Global Purchase Agreement shall become effective as to the French Shares (the date of delivery of such written notice, the “Acceptance Date”).

(b)	We hereby irrevocably undertake not to withdraw, revoke, modify or qualify our Offer in any respect whatsoever prior to the Expiry Date.

2.	DURATION OF THE OFFER

(a)	Our Offer will enter into force on the date of countersignature of this Letter by the Seller and will remain valid until the earlier of:

(i)	5:00 p.m., Paris time, on the fifth Business Day after the date on which the final written opinion regarding the Transaction has been received from the works’ council (Comité d’entreprise) of each Company (each, a “Works’ Council” and, collectively, the “Works’ Councils”); and

(ii)	the date of termination of the Global Purchase Agreement, if terminated prior to the Closing in accordance with its terms,

(as such date may be extended by agreement between the Seller and the Purchaser, the “Expiry Date”).

(b)	If the Offer has not been accepted by the Seller prior to the Expiry Date in compliance with the provisions hereof, the Offer will automatically terminate as at the Expiry Date, unless the parties mutually agree to postpone such Expiry Date to a later date.

3.	INFORMATION AND CONSULTATION OF THE WORKS’ COUNCILS

(a)	The Seller undertakes to ensure that the process of informing and consulting with each Works’ Council will be completed as soon as reasonably practicable after the date hereof. The Seller further undertakes to keep us regularly informed of the status of such information and consultation process and to immediately provide us with a true and certified copy of the final opinion delivered by each Works’ Council.

(b)	The Purchaser agrees to cooperate, as may be required, with the Seller and the Companies, including (subject to applicable confidentiality obligations and other legal constraints) by providing any documents and information relating to the Purchaser that may be reasonably requested by any Works’ Council in connection with the consultation process, to the extent such documents and information are reasonably available. Purchaser acknowledges that representatives of Purchaser and its Affiliates may be invited to attend or otherwise participate in proceedings of the Works’ Councils and, if so requested, will consider such participation in good faith.

(c)	The Seller and the Purchaser shall each use reasonable best efforts to refrain from, and to procure that their respective Subsidiaries refrain from, doing anything that is reasonably likely to prejudice the expeditious completion of the consultation process and delivery of the opinion of each Works’ Council.

4.	EXCLUSIVITY PERIOD

(a)	Except as contemplated by the Dijon Agreements, as from the date hereof and until the earliest of (i) the Acceptance Date, (ii) the termination of the Global Purchase Agreement and (iii) the Closing under the Global Purchase Agreement, the Seller shall not, and shall procure that no Affiliate of the Seller shall, directly or indirectly, including through their advisors, initiate or engage in any discussions or negotiations, or enter into any contract, with any Person other the Purchaser, or intentionally solicit or encourage any Person, to acquire all or part of the share capital of any Company or any Subsidiaries thereof and/or all or part of the assets of such entities, or to proceed with the merger, spin-off, contribution, business combination, recapitalization, or any similar transaction involving any Company or any of its Subsidiaries.

5.	GOVERNING LAW

(a)	This Letter shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts executed and to be performed wholly within such State and without reference to the choice-of-law principles that would result in the application of the Laws of a different jurisdiction.

(b)	Each party to this Letter irrevocably submits to the exclusive jurisdiction of any state or federal court in the State of New York in any Action arising out of or relating to this Letter, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such New York state or federal court. Each party to this Letter hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The parties further agree, to the extent permitted by Law, that final and unappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

We look forward to working together towards the closing of the Transaction.

Yours faithfully,

SILVER II ACQUISITION S.À R.L.

/s/ Brian A. Bernasek
By:	Brian A. Bernasek
Title:	Class A Manager

/s/ F. Mark Fariborz
By:	F. Mark Fariborz
Title:	Class B Manager

[Signature Page to Offer Letter re: the French Shares]

The Letter is countersigned by the Seller exclusively to acknowledge the agreement of the Seller on its provisions and, in particular on certain undertakings of the Seller provided in Clause 3 (Information and Consultation of the Works’ Council) and Clause 4 (Exclusivity Period). In no event shall such signature be construed as an acceptance of the Offer by the Seller, which acceptance shall only be made in accordance with the terms of paragraph 1(a).

UNITED TECHNOLOGIES CORPORATION

/s/ Matthew F. Bromberg
By:	Matthew F. Bromberg
Title:	Vice President, Corporate Strategy & Development

[Signature Page to Offer Letter re: the French Shares]

SCHEDULE 1 – LIST OF COMPANIES

Dosatron International SAS

Sundstrand International S.A.

Milton Roy Europe, S.A.S

Milton Roy Mixing S.A.

SCHEDULE 2 – GLOBAL PURCHASE AGREEMENT

See attached.

SCHEDULE 3 – FORM OF ACCEPTANCE NOTICE

[LETTERHEAD OF UNITED TECHNOLOGIES CORPORATION]

[            ], 2012

Silver II Acquisition S.à r.l.

29 Avenue de la Porte Neuve

L-227 Luxembourg

Grand-Duchy of Luxembourg

Attention: [—]

Re:	Notice of Acceptance of Offer to Acquire the
French Shares (this “Notice”)

Ladies and Gentlemen,

We refer to the letter, dated July 25, 2012, from the Purchaser to the Seller concerning the final, irrevocable and binding offer for the acquisition of the French Shares (the “Offer Letter”). Capitalized terms used but not otherwise defined herein have the meanings set forth in the Offer Letter.

The Seller hereby provides notice to the Purchaser of the Seller’s agreement to accept the Offer and proceed with the Transaction on the terms and conditions set out in the Global Purchase Agreement. This Notice constitutes the Acceptance Notice from the Seller to the Purchaser for the purposes of the Offer Letter. Upon delivery of this Notice: (i) Article III of the Global Purchase Agreement, pursuant to Section 2.10(b) thereof, becomes effective with respect to the French Shares, (ii) the French Shares are included in the Shares (as defined in the Global Purchase Agreement) for all purposes under the Global Purchase Agreement, and (iii) the Companies are included in the Transferred Companies (as defined in the Global Purchase Agreement) for all purposes under the Global Purchase Agreement, in each of the case of clauses (ii) and (iii), as though they had always been so included.

This Notice and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with New York law.

Very truly yours,

UNITED TECHNOLOGIES CORPORATION

By:	[ — ]
Title:	[ — ]